     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 2004.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            PARAMOUNT RESOURCES LTD.
             (Exact name of Registrant as specified in its charter)

               ALBERTA                                   1311                               NOT APPLICABLE
  (Province or other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer Identification
    Incorporation or Organization)           Classification Code Number)                   Number, if any)

            4700 BANKERS HALL WEST, 888-3RD STREET S.W., CALGARY, ALBERTA, CANADA T2P 5C5, (403) 290-3600
                      (Address and telephone number of Registrant's principal executive offices)

                  TORYS LLP, C/O ANDREW J. BECK, 237 PARK AVENUE, NEW YORK, NY 10017, (212) 880-6000
  (Name, address (including zip code) and telephone number (including area code) of agent for service in the United
                                                       States)

                            ------------------------

                                            COPIES TO:
   CHARLES E. MORIN          ANDREW J. BECK          KEVIN E. JOHNSON         RICHARD E. FARLEY
  CORPORATE SECRETARY          TORYS LLP            MACLEOD DIXON LLP      CAHILL GORDON & REINDEL
4700 BANKERS HALL WEST       237 PARK AVENUE        3700 CANTERRA TOWER              LLP
  888-3RD STREET S.W.      NEW YORK, NY 10017      400 - 3RD AVENUE S.W.       80 PINE STREET
   CALGARY, ALBERTA,         (212) 880-6000          CALGARY, ALBERTA,       NEW YORK, NY 10005
    CANADA T2P 5C5                                    CANADA T2P 4H2           (212) 701-3000
    (403) 290-3600                                    (403) 267-8222

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                          PROVINCE OF ALBERTA, CANADA
               (Principal jurisdiction regulating this offering)

                         ------------------------------

It is proposed that this filing shall become effective (check appropriate box below):

A.  / /  upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the
        United States and Canada).
B.  /X/ at some future date (check appropriate box below)
    1.  / /  pursuant to Rule 467(b) on (      ) at (      ) (designate a
            time not sooner than seven calendar days after filing).
    2.  / /  pursuant to Rule 467(b) on (      ) at (      ) (designate a
            time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
            (      ).
    3.  /X/ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the
            Canadian securities regulatory authority of the review
            jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
    4.  / /  after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. /X/

                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Part I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                   SUBJECT TO COMPLETION, DATED JUNE 17, 2004

PROSPECTUS SUPPLEMENT                                                     , 2004
(To Prospectus dated June 17, 2004)
--------------------------------------------------------------------------------

U.S.$125,000,000

[LOGO]
       % Senior Notes due 2014

------------------------------------------------------------------------

COMPANY

- We are a Canadian energy company focused primarily on natural gas. We explore for, develop, produce, process, transport and market natural gas and oil.

NOTES

-  We are offering U.S.$125 million aggregate principal amount of our    %
   Senior Notes due 2014.

-  Interest on the notes will accrue from        , 2004 and will be payable on
          and        of each year, beginning on        ,        .

- The notes will be unsecured obligations and will rank equally with all of our existing and future unsecured indebtedness. The notes will effectively rank behind all of our secured obligations to the extent of the value of the assets securing those obligations.

-  We may redeem some or all of the notes at any time after        , 2009 at the
   redemption prices described in this prospectus supplement. In addition, we
   may redeem up to 35% of the notes prior to        , 2007 using the proceeds
   of certain equity offerings. We may also redeem all, but not fewer than all, of the notes in the event of certain changes affecting tax laws.

- Upon specified change of control events, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

- We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Certain of the underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so.

INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-15 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE
UNITED STATES.

WE ARE PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS, WHICH ARE INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS, IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. THEY MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

OWNING THE NOTES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD READ THE TAX DISCUSSION CONTAINED IN THIS PROSPECTUS SUPPLEMENT.

YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN CANADA, MOST OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE CANADIAN RESIDENTS, AND MOST OF OUR ASSETS AND THE ASSETS OF OUR DIRECTORS AND OFFICERS AND THE EXPERTS ARE LOCATED OUTSIDE THE UNITED STATES.

================================================================================================================
                                                       PER NOTE                             TOTAL
----------------------------------------------------------------------------------------------------------------
Price to public(1)......................                  %                                 U.S.$
----------------------------------------------------------------------------------------------------------------
Underwriting commission.................                  %                                 U.S.$
----------------------------------------------------------------------------------------------------------------
Proceeds to Paramount before
 expenses(1)............................                  %                                 U.S.$
================================================================================================================

(1) Plus accrued interest, if any, from       , 2004.

The underwriters expect to deliver the notes on or about        , 2004 through
the book-entry facilities of The Depository Trust Company in New York,
New York.

  SOLE BOOK-RUNNING LEAD
          MANAGER               JOINT LEAD MANAGER
   UBS INVESTMENT BANK            HARRIS NESBITT
------------------------------------------------------
    CIBC WORLD MARKETS            SCOTIA CAPITAL

--------------------------------------------------------------------------------

Important notice about information in this prospectus supplement and the accompanying prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and also adds to and updates certain information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus dated June 17, 2004, gives more general information, some of which may not apply to the notes we are offering. The accompanying prospectus is referred to as the "prospectus" in this prospectus supplement.

IF THE DESCRIPTION OF THE TERMS OF THE NOTES VARIES BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND WITH THE SECURITIES REGULATORY AUTHORITY IN EACH OF THE PROVINCES AND TERRITORIES OF CANADA THAT IS INCORPORATED BY REFERENCE, IS ACCURATE AS OF THEIR RESPECTIVE DATES ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

Except as set forth under "Description of debt securities" in the prospectus and "Prospectus summary--The offering" and "Description of the notes" in this prospectus supplement, and unless the context otherwise requires, all references in this prospectus supplement and the prospectus to "Paramount", "we", "us" and "our" mean Paramount Resources Ltd. and its consolidated subsidiaries and partnerships.

In this prospectus supplement and the prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, references to "dollars" or "$" are to Canadian dollars and all references to "U.S.$" are to United States dollars. Unless otherwise indicated, all financial information included in this prospectus supplement and incorporated by reference in the prospectus is determined using Canadian generally accepted accounting principles, referred to as "Canadian GAAP".
"U.S. GAAP" means generally accepted accounting principles in the United States. We prepare our consolidated financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, our consolidated financial statements incorporated by reference into the prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. For a summary of the principal differences between our financial results as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the document entitled "Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles for the year ended December 31, 2003 and the three-months ended March 31, 2004" incorporated by reference into the prospectus.

This prospectus supplement contains disclosure respecting oil and gas production expressed as "Mcfe", "MMcfe", "MMcfe/d" or "Bcfe" (see definitions on page S-4). All oil and natural gas equivalency volumes have been derived using the ratio of six thousand cubic feet of natural gas to one barrel of oil. Equivalency measures may be misleading, particularly if used in isolation. A conversion ratio of six thousand cubic feet of natural gas to one barrel of oil is based on an energy equivalence conversion

--------------------------------------------------------------------------------

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
--------------------------------------------------------------------------------

method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

In this prospectus supplement, all reserves and production information is shown on a net basis (after royalties). In the documents incorporated by reference in the prospectus, all reserves and production information is shown before royalties unless otherwise indicated. Our reserves have been calculated in accordance with the reserves classifications prescribed by National Instrument 51-101 of the Canadian Securities Administrators. Unless otherwise indicated, all reserves information in this prospectus supplement is based on constant prices and costs.

In this prospectus supplement, all production and other operating data is presented on the basis of removing the results associated with the properties that were part of the Trust Disposition (see definition on page S-4) for periods or as of dates prior to the Trust Disposition. In the documents incorporated by reference in the prospectus, all production and other operating data include the results associated with the properties that were part of the Trust Disposition for periods or as of dates prior to the Trust Disposition.

--------------------------------------------------------------------------------

Table of contents
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Disclosure regarding forward-looking statements.............       S-1
Definitions and other matters...............................       S-4
Exchange rate data..........................................       S-5
Prospectus summary..........................................       S-6
Risk factors................................................      S-15
Use of proceeds.............................................      S-18
Consolidated capitalization.................................      S-18
Offering structure..........................................      S-19
Selected consolidated financial data........................      S-20
Business....................................................      S-24
Proposed acquisition........................................      S-36
Management..................................................      S-40
Certain relationships and related transactions..............      S-46
Security ownership of principal shareholders and
  management................................................      S-47
Description of share capital................................      S-48
Description of other indebtedness...........................      S-49
Description of the notes....................................      S-51
Credit ratings..............................................      S-98
Interest coverage...........................................      S-99
Certain Canadian and U.S. income tax consequences...........     S-100
Underwriting................................................     S-103
Legal matters...............................................     S-106
Experts.....................................................     S-106
Documents incorporated by reference.........................     S-106

PROSPECTUS

                                                                PAGE
                                                              --------
About this prospectus.......................................         2
Where you can find more information.........................         3
Disclosure regarding forward-looking statements.............         5
Risk factors................................................         7
Paramount Resources Ltd.....................................        13
Recent developments.........................................        14
Use of proceeds.............................................        14
Interest coverage...........................................        14
Description of debt securities..............................        14
Certain income tax consequences.............................        29
Plan of distribution........................................        29
Legal matters...............................................        30
Experts.....................................................        30
Documents filed as part of the U.S. registration
  statement.................................................        30
Index to financial statements...............................       F-1

ANNEXES

SELECTED DOCUMENTS INCORPORATED BY REFERENCE

Annex A--Audited consolidated financial statements for the year ended
    December 31, 2003

Annex B--Management's discussion and analysis for the year ended December 31,
    2003

Annex C--Unaudited consolidated financial statements for the three months ended
    March 31, 2004

Annex D--U.S. GAAP reconciliation for the year ended December 31, 2003 and the three month period ended March 31, 2004

Annex E--Management's discussion and analysis for the three months ended
    March 31, 2004

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Disclosure regarding forward-looking statements

This prospectus supplement and the prospectus contain or incorporate by reference forward-looking statements within the meaning of U.S. federal securities laws. The words "believe", "expect", "intend", "estimate" and "anticipate" and similar expressions, as well as future or conditional verbs such as "will", "should", "would" and "could", often identify forward-looking statements. Specific forward-looking statements contained or incorporated by reference in this prospectus supplement and the prospectus include, among others, statements regarding:

-  oil and natural gas prices and demand;

-  our acquisition strategy;

-  our business strategy;

-  our focus on our core areas;

-  our intention to reinvest internally generated cash flow;

-  our intention to rationalize our undeveloped acreage;

- our intention to continue focusing on finding and developing long-life reserves;

-  our intention to control our marketing and transportation activities;

- the weighting of our production toward natural gas and the increasing profitability resulting from our focus on natural gas;

-  reserve and recovery estimates;

-  production estimates and costs;

-  our intention to maintain financial flexibility;

-  hedging policies;

-  cash flow estimates;

-  net revenues and the present value thereof;

- operating costs, site restoration costs, development costs, and abandonment and reclamation costs;

-  exploration, development and drilling plans and prospects;

-  inflation estimates;

-  royalty estimates;

-  the size of available income tax pools and our status as a cash tax payer;

- the budget and funding sources of our capital expenditure program, and the allocation of those expenditures;

- the funding sources of our development and exploration projects, and acquisitions;

-  the impact of environmental risks and compliance with environmental laws;

--------------------------------------------------------------------------------

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

-  the effect of legal actions on our financial condition and operating results;

-  the effect of the adoption of various accounting pronouncements;

- the timing and completion of our proposed acquisition of oil and natural gas assets in western Canada, and our ability to exploit the acquired assets;

-  the benefits of having a high degree of undeveloped acreage; and

- the effect of successful high impact exploration on our reserves and production.

Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based upon certain estimates and assumptions, that the reserves described can be profitably produced in the future.

You should not place undue reliance on our forward looking statements, as we cannot assure you that the plans, assumptions, intentions or expectations upon which they are based will be realized. By their nature, forward looking statements involve numerous assumptions, risks and uncertainties. Some of the risks and uncertainties that could affect our future results or could cause our results to differ materially from those expressed in our forward looking statements include:

-  oil and natural gas price volatility;

-  oil and natural gas demand fluctuations;

-  exchange rate and interest rate fluctuations;

-  uncertainty of the cost of expanding our property holdings;

-  availability of services, equipment and supplies;

-  the impact of market competition;

-  uncertainties in the estimates of reserves;

-  the timing of development expenditures;

-  production levels and timing of achieving such levels;

-  our ability to replace and expand oil and gas reserves;

-  the availability, sources and adequacy of funding for capital investments;

- the availability of future growth prospects and our expected financial requirements;

-  the cost of future dismantlement and site restoration;

-  our ability to enter into or renew leases;

-  the availability and prices of alternative products;

-  changes in customer demand;

-  unpredictable weather conditions;

-  our ability to secure adequate product transportation;

--------------------------------------------------------------------------------

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

-  changes in environmental and other regulations;

- uncertainty regarding aboriginal land claims and co-existing with local populations;

-  loss of services of any of our executive officers or key employees;

-  our ability to extend our debt on an ongoing basis;

- the failure of conditions to our acquisition of oil and natural gas assets in western Canada to be fulfilled; and

-  general economic conditions.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward looking statements. You should also carefully consider the matters discussed under "Risk factors" in this prospectus supplement and the prospectus. We undertake no obligation to update publicly or otherwise revise any forward looking statements, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Definitions and other matters

As used in this prospectus supplement, the following terms and phrases have the meanings indicated:

"BBL", "BBLS", "MBBLS" and "MMBBLS" mean barrel, barrels, thousand barrels and million barrels, respectively;

"BBLS/D" means barrels per day;

"DEVELOPED ACREAGE" means acreage on which we have a productive well;

"MCF", "MMCF" and "BCF" mean thousand cubic feet, million cubic feet and billion cubic feet, respectively;

"MCFE", "MMCFE" and "BCFE" mean thousand cubic feet equivalent, million cubic feet equivalent and billion cubic feet equivalent, respectively;

"MMBTU/D" means millions of British thermal units per day;

"MMCF/D" means million cubic feet per day;

"MMCFE/D" means million cubic feet equivalent per day;

"PRODUCTION" means production attributable to our working interest in a property after deducting royalties;

"PROPOSED ACQUISITION" means our proposed acquisition of oil and gas assets described in the section of this prospectus supplement entitled "Proposed acquisition";

"PROPOSED ACQUISITION PROPERTIES" means all of the oil and gas properties we have agreed to purchase under the Proposed Acquisition, without giving effect to any rights of first refusal which may be exercised in respect of certain of such properties;

"RESERVES" means proved reserves attributable to our working interest in a property after deducting royalties;

"TRUST DISPOSITION" means the disposition of our northeast Alberta assets to Paramount Energy Trust, as described in the section of this prospectus supplement entitled "Business--Our company";

"UNDEVELOPED ACREAGE" means acreage on which we do not have a productive well and includes exploratory acreage; and

"WTI" means West Texas Intermediate grade oil at a reference sales point in Cushing, Oklahoma, a common benchmark for oil.

The gross number of wells drilled by us means the total number of wells drilled on properties in which we have a working interest.

The net number of wells drilled means the product of the total number of wells drilled on properties in which we have a working interest multiplied by our working interests in such wells.

Productive wells are producing wells and wells capable of production. Our gross productive wells means the total number of productive wells in which we have a working interest.

Our net productive wells means the product of the total number of productive wells in which we have a working interest multiplied by our working interests in such wells.

Our gross acreage means the total acreage in which we have an interest and our net acreage means the product of the total acreage in which we have an interest multiplied by our interest in such acreage.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exchange rate data

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period for one Canadian dollar, expressed in United States dollars, based upon the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. On
June 16, 2004, the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars was $1.00 = U.S.$0.7261.

                                                      THREE MONTHS
                                                     ENDED MARCH 31,           YEAR ENDED DEC 31,
                                                   -------------------   ------------------------------
                                                     2004       2003       2003       2002       2001
-------------------------------------------------------------------------------------------------------
High.............................................   0.7448     0.6382     0.6382     0.6619     0.6697
Low..............................................   0.7864     0.6833     0.7733     0.6200     0.6241
Average..........................................   0.7587     0.6626     0.7146     0.6368     0.6457
End of period....................................   0.7616     0.6816     0.7710     0.6329     0.6279

--------------------------------------------------------------------------------

Prospectus summary

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE DETAILED INFORMATION, FINANCIAL STATEMENTS AND FINANCIAL DATA CONTAINED, AND INCORPORATED BY REFERENCE, IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS CLOSELY. IN THIS PROSPECTUS SUPPLEMENT, ALL PRODUCTION AND OTHER OPERATING DATA IS PRESENTED ON THE BASIS OF REMOVING THE RESULTS ASSOCIATED WITH THE PROPERTIES THAT WERE PART OF THE TRUST DISPOSITION FOR PERIODS OR AS OF DATES PRIOR TO THE TRUST DISPOSITION.

OUR COMPANY

We are an independent Canadian energy company involved in the exploration, development, production, processing, transportation and marketing of natural gas and oil. Our principal properties are located primarily in Alberta, the Northwest Territories and British Columbia in Canada. We also have properties in Saskatchewan and offshore the East Coast in Canada, and in Montana and North Dakota in the United States. Our shares have been listed on the Toronto Stock Exchange since 1984 and our market capitalization as of May 31, 2004 was approximately $862 million.

We had total proved reserves of 248.6 Bcfe as of December 31, 2003, as evaluated by our independent petroleum engineers, with approximately 79% or 196.5 Bcf being natural gas and approximately 21% or 8,670 Mbbls being oil and natural gas liquids. Of these total proved reserves, approximately 92% were proved developed reserves. We are focused primarily on natural gas with natural gas accounting for approximately 81% of our production as of March 31, 2004. In addition, as of December 31, 2003 we had a portfolio of approximately 2.8 million net acres of undeveloped acreage available for potential future exploration.

We have a focused exploration and development strategy, concentrated on acquiring land and establishing reserves within our core areas. Our activities are designed to establish new reserves of natural gas and oil and to increase the productive capacity of our existing fields. We strive to maintain a balanced portfolio of opportunities, increase our working interest in low to medium risk projects and enter into joint venture arrangements on select high risk/high return projects. We believe we have a strong portfolio of exploration prospects in Alberta, the Northwest Territories and northeastern British Columbia. Going forward, we intend to apply our technical expertise to develop and grow new core areas.

Over the last two years, we completed two significant transactions. In
July 2002, we completed the acquisition of all of the outstanding shares of Summit Resources Limited. The total consideration paid by us for Summit was $332.1 million, consisting of $249.6 million in cash and the assumption of $82.5 million of net debt.

Our second significant transaction in the last two years was the Trust Disposition. We formed Paramount Energy Trust through a spin off to our shareholders in February 2003 and transferred virtually all our northeast Alberta natural gas assets to the Trust through a series of transactions ending in March 2003. We used the proceeds from the Trust Disposition to repay debt incurred by us in connection with our acquisition of Summit. Despite our common history and shareholder base, our company and the Trust are separate entities and have no economic interest in each other. You should refer to the section of this prospectus supplement entitled "Certain relationships and related transactions".

On October 1, 2003, we completed the disposition of the Sturgeon Lake properties in our Grande Prairie core area, including the associated oil batteries and gas plant, for gross proceeds of $54.0 million. During the year ended December 31, 2003, we also completed the sale of non-core properties in Alberta, Saskatchewan, North Dakota and Montana for total gross proceeds of $71.2 million as part of our property rationalization program. We dispose of non-core assets from time to time as opportunities arise. We may also dispose of core assets from time to time if we believe such a transaction will be beneficial to our stakeholders.

100% of our reserves as of December 31, 2003 have been evaluated by McDaniel & Associates Consultants Ltd., our independent petroleum engineers. Our proved reserves as of December 31, 2003 based on constant pricing assumptions, as evaluated by our independent petroleum engineers, were as follows:

                                                                         OIL AND
                                                                GAS      LIQUIDS     TOTAL
--------------------------------------------------------------------------------------------
                                                               (Bcf)     (Mbbls)     (Bcfe)
Proved developed producing..................................   138.4       7,256     181.9
Proved developed non-producing..............................    40.6         915      46.1
Proved undeveloped..........................................    17.5         500      20.5
                                                               -----      ------     -----
TOTAL PROVED(1).............................................   196.5       8,670     248.6
                                                               =====      ======     =====

------------

Note:

(1) Columns may not add due to rounding.

PROPOSED ACQUISITION

On May 25, 2004, we entered into an agreement to acquire the Proposed Acquisition Properties and certain other oil and natural gas assets for $189 million, subject to adjustments. The Proposed Acquisition Properties are in the Kaybob area in central Alberta, in the Fort Liard area in the Northwest Territories and in northeast British Columbia. The Proposed Acquisition Properties are adjacent to or nearby our existing properties at Kaybob, Fort Liard and northeast British Columbia. The Proposed Acquisition is scheduled to be completed on or about June 30, 2004.

The Proposed Acquisition Properties are currently producing approximately
29 MMcf/d of natural gas and 2,400 bbls/d of oil and NGLs and had total proved reserves of 62.1 Bcfe as of June 1, 2004, as evaluated by Sproule Associates Limited, independent petroleum engineers.

OUR CORE PROPERTIES

We are focused on five core operating areas, as described below. The reserve numbers provided below are as of December 31, 2003, as evaluated by our independent petroleum engineers.

KAYBOB: Kaybob is our largest core area, accounting for approximately 56% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 79.0 MMcfe/d. Our Kaybob area contains
132.1 Bcfe of proved reserves that are approximately 83% natural gas weighted. We expect the Proposed Acquisition, if completed, to add approximately
47.0 Bcfe of proved reserves (of which approximately 50% are natural gas) and production of approximately 29 MMcfe/d, both as of June 1, 2004. We plan to capitalize on our inventory of more than 50 low-risk down-space drilling opportunities in the area to achieve significant, low-risk production growth. Down space drilling involves increasing the density of wells in a specific producing area to enhance production prospects.

GRANDE PRAIRIE: Grande Prairie accounted for approximately 14% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 19.5 MMcfe/d. Grande Prairie has 21.1 Bcfe of proved reserves that are approximately 74% natural gas weighted. Grande Prairie consists of properties we acquired in the Summit acquisition and properties acquired by us in a separate asset acquisition completed in 2002.

NORTHWEST ALBERTA: Northwest Alberta accounted for approximately 11% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 15.0 MMcfe/d. Our Northwest Alberta area contains
55.6 Bcfe of proved reserves that are approximately 86% natural gas weighted. The northwest Alberta region covers the extreme northwest corner of Alberta, extending into the Cameron Hills area of the Northwest Territories. We control the infrastructure in the area with ownership of four processing plants, which we believe positions us to take advantage of opportunities as exploration occurs further into the Northwest Territories.

LIARD, NORTHWEST TERRITORIES/NORTHEAST BRITISH COLUMBIA: Liard, Northwest Territories/Northeast British Columbia accounted for approximately 6% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 8.0 MMcfe/d. Our Liard, Northwest Territories/Northeast British Columbia area contains 12.3 Bcf of proved natural gas reserves. We expect the Proposed Acquisition, if completed, to add approximately 15.1 Bcf of proved natural gas reserves and production of approximately 15 MMcfe/d, both as of June 1, 2004. We are an active explorer in the area.

SOUTHERN ALBERTA/SOUTHEAST SASKATCHEWAN/UNITED STATES: Southern Alberta/Southeast Saskatchewan/ United States accounted for approximately 12% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 17.2 MMcfe/d. Our Southern Alberta/Southeast Saskatchewan/United States area contains 26.0 Bcfe of proved reserves that are approximately 36% natural gas weighted. Our Southern Alberta/Southeast Saskatchewan/United States unit is a new operating area for us, with the majority of our properties coming from our acquisition of Summit. We have consolidated the properties in the area, which we believe will allow us to pursue the growth of fewer, higher interest core properties.

BUSINESS STRATEGY

Our strategy is to maintain a balanced portfolio of opportunities, to grow our reserves and increase our production in our core areas while maintaining a large inventory of undeveloped acreage, and to selectively enter into joint venture arrangements for high risk/high return prospects. We intend to pursue this strategy through the following initiatives:

CONCENTRATE ON CORE AREAS

We currently operate in five core production areas that provide us with a balanced portfolio of exploration and development prospects. We expect to continue to increase our interests in these core areas in order to achieve low-risk growth and cost efficiencies in production. We believe that our focus on these core areas has enabled us to develop significant expertise in the local geologies and techniques required to exploit hydrocarbons in these regions. In addition, we believe our concentrated interests allow us to benefit from economies of scale and other efficiencies, which we believe will improve our gross operating margins.

FOCUS ON NATURAL GAS

We have considerable technical expertise and have achieved significant success in exploring for shallow and deep natural gas reservoirs. We plan to continue to focus on finding and developing long-life natural gas reserves. Our proved reserves as of December 31, 2003, of 248.6 Bcfe, were approximately 79% natural gas. We believe that our focus on natural gas production will lead to increasing future profitability for us, as we also believe natural gas prices are likely to be strong in the future as a result of increasing North American demand outstripping naturally declining supply.

PURSUE FULL-CYCLE EXPLORATION COMPLEMENTED BY SELECTIVE ACQUISITIONS

We plan to continue to reinvest internally generated cash flow to fund our inventory of development and exploration projects. In addition, we seek to rationalize our undeveloped acreage base, adding to and consolidating our land position as we develop a growing inventory of future drilling locations. We have successfully completed and integrated a series of strategic acquisitions to grow our reserves and production base, to increase our inventory of undeveloped acreage and to provide processing facilities for our production. Our acquisition strategy focuses on acquiring assets within our established core areas that will create long-term value, including assets that will increase our current working interests in such areas.

CONTROL OF OPERATIONS

As of March 31, 2004, we operated approximately 78% of our natural gas production and approximately 80% of our oil production and had an average working interest of approximately 58% in our undeveloped acreage. We intend to continue consolidating our position in our core areas in order to maximize operating efficiencies and maintain control over our ongoing capital programs. We also owned or controlled the infrastructure critical to approximately 69% of our daily production as of March 31, 2004, which we believe will continue to be critical to the success of our full-cycle exploration program. The high level of our ownership and control allows us to exercise discretion in determining the timing and methodology of our ongoing exploration and development programs.

MAINTAIN A LARGE PORTFOLIO OF UNDEVELOPED ACREAGE

We have assembled a significant portfolio of approximately 4.8 million gross (approximately 2.8 million net) acres of undeveloped acreage as of December 31, 2003 that we hold for drilling activities. In the future, we intend to apply our technical expertise to develop this acreage portfolio and grow new core areas.

MAINTAIN FINANCIAL FLEXIBILITY

We intend to maintain financial flexibility to allow us to pursue our full-cycle exploration program in periods of low commodity prices, and to respond to opportunities for strategic acquisitions as they arise. We intend to fund our exploration program and strategic acquisitions using cash flow, proceeds from property dispositions, equity or debt financing, or a combination of these sources.

COMPETITIVE STRENGTHS

We believe that the following strengths provide us with significant competitive advantages as we execute our business strategy:

EXPERIENCED, COMMITTED MANAGEMENT TEAM AND EMPLOYEES

Our Chief Executive Officer and senior operating personnel have been involved in oil and natural gas exploration and development activities in western Canada for an average of more than 25 years and have developed significant expertise in the core areas in which we currently operate. In addition, our Chief Executive Officer beneficially owns, directly or indirectly, approximately 49.4% of our shares, our other directors and management own approximately 5.7% of our shares and all of our employees participate in our stock option plan or our special group registered retirement savings plan through which employees receive our shares, giving all of our employees an ownership interest in our company. We believe that our high level of management and employee ownership closely aligns our interests with those of our other stakeholders and enables us to attract, retain and motivate quality personnel.

TECHNOLOGICAL EXPERTISE

Through our years of experience and focus on the Western Canadian Sedimentary Basin, we have developed significant technological expertise in our operating areas. We believe our technical ability enables us to generate new drilling prospects from our large inventory of undeveloped acreage, to successfully convert these prospects into producing wells and to acquire additional assets that will provide future opportunities for us.

LARGE INVENTORY OF PROSPECTS AND SUCCESSFUL DRILLING PROGRAM

We maintain a high ratio of undeveloped acreage to production that enables us to add value through the drill bit. We had approximately 2.8 million net acres of undeveloped acreage as of December 31, 2003, which provides us with a portfolio of low, medium and high risk drilling prospects that we believe will enable us to economically grow our production. Through our experience and technology, we have developed a strong track record of successfully developing new prospects. In 2003, we participated in the drilling of 129 net wells, resulting in 111 net natural gas wells, 12 net oil wells and 6 net dry holes, for an overall success rate of approximately 95%. For the three months ended March 31, 2004, we participated in the drilling of 82 net wells, resulting in 59 net natural gas wells, 4 net oil wells, 2 net dry holes and 17 oilsands evaluation wells, for an overall success rate of approximately 98%.

SIGNIFICANT LONG-TERM GROWTH PROSPECTS

We have exposure to high impact exploration plays in the Colville Lake, Liard Basin and Cameron Hills areas in the Northwest Territories. Although only approximately 6% of our production as of March 31, 2004 comes from these areas, we believe these exploration prospects provide us with significant reserve potential. To manage our overall risk exposure, we currently allocate only 7-8% of our annual capital expenditure budget to these exploration plays and generally seek industry partners on these projects. We believe that success in our high impact exploration program could lead to significant growth in our reserves and production.

ABILITY TO ACQUIRE AND INTEGRATE STRATEGIC ASSETS

We have demonstrated an ability to make and integrate strategic corporate, land and facility acquisitions, including the acquisition of the Kaybob North sour gas plant in 2001, the acquisition of 209,654 acres of undeveloped acreage in the Northwest Territories in 2001 and the acquisition of Summit in July 2002. We have used our technical expertise and financial flexibility to take advantage of these acquisition opportunities.

LONG TRACK RECORD OF PERFORMANCE

We have a proven performance record through 26 years of commodity price cycles. During this time, we have adapted to numerous operating climates and have continued to grow.

OTHER CORPORATE INFORMATION

We were incorporated under the laws of the Province of Alberta, Canada on February 14, 1978. Our head office and registered office is located at Suite 4700, 888 Third Street S.W., Calgary, Alberta, Canada, T2P 5C5. Our general telephone number is (403) 290-3600 and our website is located at www.paramountres.com. The information on our website is not part of this prospectus supplement or the prospectus. Our common shares are listed and posted for trading on the Toronto Stock Exchange under the symbol "POU".

The Offering

THIS SUMMARY DESCRIBES THE PRINCIPAL TERMS OF THE OFFERING. SOME OF THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. YOU SHOULD CAREFULLY READ THE "DESCRIPTION OF THE NOTES" SECTION OF THIS PROSPECTUS SUPPLEMENT FOR A MORE DETAILED DESCRIPTION OF THE OFFERING.

Issuer....................................  Paramount Resources Ltd.

Securities offered........................  U.S.$125 million aggregate principal amount of       %
                                            senior notes due 2014.

Maturity date.............................  , 2014.

Interest..................................  % per year. We will make interest payments in
                                            U.S. dollars.

Interest payment dates....................  and      , beginning on       ,       .

Mandatory redemption......................  We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional redemption.......................  We may redeem the notes, in whole or in part, at any time
                                            on or after               , 2009, at the redemption prices
                                            described under "Description of the notes-Optional
                                            redemption". Prior to       , 2007 we may redeem up to 35%
                                            of the notes with the proceeds of certain equity
                                            offerings, provided at least 65% of the aggregate
                                            principal amount of the notes under the indenture remains
                                            outstanding after the redemption.

Redemption for changes in Canadian
  withholding taxes.......................  We will make payments on the notes free of withholding or deduction for Canadian taxes. If withholding is required,
                                            we will be required to pay additional amounts so that the
                                            net amounts you receive will equal the amount you would
                                            have received if withholding or deduction had not been
                                            imposed, provided that if you are not a U.S. resident such additional amounts will not exceed the additional amounts
                                            that would be paid if you were a U.S. resident. If, as a
                                            result of a change in law occurring after the date of the
                                            offering, we are required to pay such additional amounts,
                                            we may redeem the notes, in whole but not in part, at any
                                            time, at 100% of their principal amount, plus accrued
                                            interest, if any, to the redemption date.

Change of control.........................  Upon specified change of control events, we will be required to make an offer to repurchase the notes at a
                                            price equal to 101% of the principal amount, plus accrued
                                            and unpaid interest, if any, to the date of repurchase.

Ranking...................................  The notes will not be secured except for the pledge of the mirror notes, as described below, and will effectively
                                            rank junior to all of our secured debt to the extent of
                                            the assets securing such debt. As of March 31, 2004, after giving effect to this offering (assuming net proceeds of
                                            $159.7 million) and assuming the completion of the
                                            Proposed Acquisition and the related increase to
                                            borrowings available under our senior credit facility, we
                                            would have had approximately $146.2 million in secured
                                            debt outstanding and approximately $114.7 million of
                                            additional borrowings available under our senior credit
                                            facility.

                                            On June 15, 2004, we had total debt of approximately
                                            $426.6 million.

Certain covenants.........................  The indenture governing the notes will limit our ability and that of our restricted subsidiaries to, among other
                                            things:
                                              - incur additional debt and issue preferred shares;
                                              - create liens;
                                              - make restricted payments;
                                              - make certain payments and distributions;
                                              - make certain dispositions of assets;
                                              - engage in transactions with affiliates;
                                              - engage in certain business activities; and
                                              - engage in mergers, consolidations and certain
                                              transfers of assets.

                                            These covenants are subject to important exceptions and
                                            qualifications, as described under the "Description of the notes" section in this prospectus supplement.

Absence of established market for the
  notes...................................  The notes are a new issue of securities and there is currently no market for them. We do not intend to apply
                                            for the notes to be listed on any securities exchange or
                                            to arrange for any quotation system to quote them. Some of the underwriters have advised us that they intend to make
                                            a market for the notes, but they are not obligated to do
                                            so. We cannot assure you that a liquid market will develop for the notes.

Mirror notes..............................  Upon the closing of this offering, we will advance the gross proceeds from the offering, being U.S.$125 million,
                                            to Paramount Finance Ltd., our wholly-owned subsidiary, in exchange for a note, which we refer to in this prospectus
                                            supplement as a "mirror note", in the principal amount of
                                            U.S.$125 million having effectively the same payment terms as the notes. Paramount Finance Ltd. will in turn advance
                                            U.S.$125 million to Paramount Resources, an Alberta
                                            general partnership in which we have a 68% interest and
                                            our wholly-owned subsidiary Summit Resources Limited has
                                            the remaining 32% interest, in exchange for a mirror note
                                            in the principal amount of U.S.$125 million. The
                                            partnership will then loan to us U.S.$125 million, so that we may apply the offering proceeds as described under the
                                            "Use of proceeds" section of this prospectus supplement.
                                            Each of the mirror notes will be pledged to the trustee
                                            under the indenture governing the notes.

Use of proceeds...........................  We estimate that the net proceeds we receive from this
                                            offering will be approximately U.S.$      million, after
                                            deducting the underwriters' commission and offering
                                            expenses. The net proceeds from this offering will be used to fund the Proposed Acquisition. If the Proposed
                                            Acquisition is not completed, the net proceeds from this
                                            offering will be used for capital expenditures, the
                                            repayment of indebtedness, the financing of acquisitions
                                            or addition to our working capital. You should refer to
                                            the sections of this prospectus supplement entitled "Use
                                            of proceeds" and "Proposed acquisition".

Summary reserves data

The information in the following table is derived from the reserves report prepared by our independent petroleum engineers, McDaniel & Associates Consultants Ltd., which evaluates 100% of our reserves as of December 31, 2003 based on constant pricing assumptions.

PROVED RESERVES                                               DECEMBER 31, 2003
--------------------------------------------------------------------------------
Natural gas (Bcf)...........................................          196.5
Oil & natural gas liquids (Mbbls)...........................          8,670
Natural gas equivalent (Bcfe)...............................          248.6
  % natural gas.............................................             79
  % proved developed........................................             92
Estimated reserve life (in years)(1)........................            4.9
Annual reserve replacement (%)(2)...........................             41
Recycle ratio(3)............................................            0.5
PV-10 (thousands of dollars)(4).............................        748,734

------------

Notes:

(1) Reserve life is calculated by dividing our proved reserves at year end (248.6 Bcfe) by our annualized production for the three months ended March 31, 2004 (140.5 MMcfe/d).

(2) Annual reserve replacement is determined by dividing our estimated proved reserves added during the year from exploitation, development and exploration activities, acquisition of proved reserves and revisions of previous estimates, excluding property sales, by our annual production in that year, and expressing the quotient on a percentage basis.

(3) The recycle ratio is determined by dividing our netback per Mcfe by our finding and development costs per Mcfe in that year. Netback per Mcfe is calculated by dividing our annual net revenues generated from producing oil and natural gas volumes, net of operating costs and administrative expenses, by our annual production in that year. Finding and development costs per Mcfe is calculated by dividing our estimated finding and development costs associated with our estimated proved reserves added during the year by our estimated proved reserves added in that year from exploitation, development and exploration activities, acquisition of proved reserves and revisions of previous estimates, excluding property sales.

(4) PV-10 is the present value of our estimated future net cash flows before income taxes, discounted at 10% per year, calculated using constant pricing. The prices used for December 31, 2003 were $5.92 per Mcf of natural gas, $40.70 per barrel of oil and $36.80 per barrel of natural gas liquids. PV-10 is not necessarily indicative of actual future cash flows.

Summary acreage data

Our gross undeveloped acreage as of December 31, 2003 was approximately
4.8 million acres, in which we had an average working interest of approximately 58%.

Summary consolidated operating data

The following provides summary data with respect to our production, the average sales price per unit received by us and the costs relating to such production for the periods indicated.

                                                                      THREE MONTHS          TWELVE
                                                    YEAR ENDED       ENDED MARCH 31,     MONTHS ENDED
                                                   DECEMBER 31,    -------------------    MARCH 31,
                                                       2003          2003       2004         2004
-----------------------------------------------------------------------------------------------------
PRODUCTION:
Natural gas (MMcf)...............................      40,883        9,800     10,292       41,375
Natural gas liquids (Mbbls)......................         622          164        174          633
Oil (Mbbls)......................................       1,497          412        240        1,325
  Natural gas equivalent (MMcfe).................      53,597       13,256     12,776       53,123

AVERAGE SALES PRICE(1):
Natural gas ($/Mcf)..............................        7.34         8.85       8.15         7.19
Natural gas liquids ($/bbl)......................       44.51        49.04      50.35        44.95
Oil ($/bbl)......................................       48.38        54.66      53.56        47.37
  Natural gas equivalent ($/Mcfe)................        7.47         8.84       8.26         7.32

COSTS:
Operating ($/Mcfe)...............................        1.42         1.03       1.45         1.52
General and administrative ($/Mcfe)..............        0.37         0.34       0.46         0.39

------------

Note:

(1) Does not include the effects of hedging.

--------------------------------------------------------------------------------

Risk factors

You should consider carefully the risk factors set forth below and the risk factors in the prospectus under the heading "Risk factors" as well as the other information contained in and incorporated by reference in this prospectus supplement and the prospectus before purchasing the notes. If any event arising from these risks occurs, our business, prospects, financial condition, results of operation and cash flows could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows. Some of the statements under this caption constitute forward looking statements. You should refer to the section of this prospectus supplement entitled "Disclosure regarding forward-looking statements."

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

After the offering, we will continue to have a significant amount of debt. On March 31, 2004, after giving effect to this offering (assuming net proceeds of $159.7 million) and assuming the completion of the Proposed Acquisition, we would have had total debt of $539.9 million, which consists of these notes, $229.5 million of debt under our existing senior notes due 2010, approximately $135.3 million of debt under our senior credit facility, our mortgage of approximately $6.7 million and approximately $4.3 million of drilling rig indebtedness. On June 15, 2004, we had total debt of approximately
$426.6 million.

Our substantial debt could have important consequences to you. For example, it could:

- make it more difficult for us to satisfy our obligations with respect to the notes;

- increase our vulnerability to general adverse economic and industry conditions;

- require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, exploration and development and other general corporate purposes;

- limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

- place us at a competitive disadvantage to our competitors with less debt than us; and

-  limit our ability to borrow additional funds.

In addition, the indenture governing the notes, the indenture governing our existing senior notes and our senior credit facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

DESPITE OUR CURRENT LEVEL OF DEBT, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the indenture, the indenture governing our existing senior notes and our senior credit facility do not prohibit us or our subsidiaries from doing so as long as we observe specified covenants, maintain specified financial ratios and meet specified financial tests. You should refer to the sections of this prospectus supplement entitled "Description of other indebtedness" and "Consolidated capitalization". All of the borrowings under our senior credit facility will effectively rank senior to the notes to the extent of the value of the assets securing that debt. Our existing senior notes will rank equally with the

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

notes. If new debt is added to our and our subsidiaries' current level of debt, the related risks that we and they now face would intensify.

THE INDENTURE GOVERNING THE NOTES CONTAINS COVENANTS LIMITING OUR DISCRETION TO OPERATE OUR BUSINESS.

The indenture governing the notes contains provisions that limit our discretion to operate our business by restricting our ability to:

-  incur additional debt;

- pay dividends or distributions on our capital shares or repurchase our capital shares;

-  create liens to secure debt;

-  enter into transactions with affiliates;

-  merge or consolidate with another company or entity; and

-  transfer and sell assets.

The indenture governing our existing senior notes due 2010 and our senior credit facility also contain provisions that limit our discretion to operate our business. You should refer to the section of this prospectus supplement entitled "Description of other indebtedness" for a summary of these provisions.

All of these restrictive covenants may restrict our ability to expand our business or to pursue our business strategies. Our ability to comply with these and other provisions of such indentures and our senior credit facility will be affected by changes in our business condition or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of these covenants will result in us being in default. A default would allow our creditors to accelerate related debt, as well as any other debt to which a cross acceleration or cross default provision applies. If our debt were to be accelerated, we cannot assure you that we will be able to repay it. In addition, a default could give the lenders the right to terminate any commitments they had made to provide us with further funds.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS UPON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures will depend upon our ability to generate cash in the future. This is largely subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control which are described under "Risk factors" in the prospectus.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. Our senior credit facility imposes significant restrictions on our ability to refinance our indebtedness, including our existing senior notes and the notes, prior to maturity. We cannot assure you that we will be able to refinance any of our debt, including our senior credit facility, our existing senior notes or the notes, on commercially reasonable terms or at all.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO OUR EXISTING AND FUTURE SECURED DEBT AND OTHER SECURED OBLIGATIONS AND TO ALL OBLIGATIONS OF OUR SUBSIDIARIES THAT ARE NOT MIRROR NOTE ISSUERS OR MIRROR NOTE GUARANTORS.

Holders of our secured debt and the secured debt of any mirror note issuer or mirror note guarantor will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. In the event of any distribution or payment of our or any mirror note

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

issuer's or mirror note guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate equally with all holders of unsecured claims (and with holders of secured claims to the extent of any deficiency in the security for those claims), based upon the respective amounts owed to each holder or creditor in our remaining assets. We cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, on a pro rata basis, than holders of secured debt. As of March 31, 2004, after giving effect to this offering and assuming the completion of the Proposed Acquisition and the related increase to borrowings available under our senior credit facility, we and our subsidiaries would have had approximately $146.2 million of secured debt and approximately $114.7 million of additional borrowings available under our senior credit facility. We may incur additional secured debt in the future in accordance with the terms of the indenture.

Additionally, the notes will be effectively subordinated to all debt and other obligations of our subsidiaries that are not mirror note issuers or mirror note guarantors. Our subsidiaries that are not restricted subsidiaries are not, and any future restricted subsidiaries which are not wholly-owned by us and any restricted subsidiaries that have not incurred or guaranteed in excess of U.S.$2.0 million of debt acquired by us following the issue date of the notes will not be, required to issue or guarantee mirror notes. So long as we are in compliance with the indenture, we will be permitted to designate additional subsidiaries as unrestricted subsidiaries following the issue date of the notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. A change of control under the indenture governing the notes will also result in us being required to offer to repurchase all of our existing senior notes and will be an event of default under our senior credit facility. Any future debt that we incur may also contain restrictions on repurchases of the notes in the event of a change of control or similar event. You should refer to the section of this prospectus supplement entitled "Description of the notes--Offer to repurchase--Change of control".

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES YOU MAY NOT BE ABLE TO RESELL THEM.

Prior to this offering, there was no public market for the notes and we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend upon many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply to list the notes on any securities exchange. While certain of the underwriters have advised us that they presently intend to make a market for the notes, they are not obligated to do so and may cease these activities at any time.

THE COMPLETION OF THE PROPOSED ACQUISITION IS NOT A CONDITION TO THE CLOSING OF THIS OFFERING.

The closing of this offering of the notes is not conditioned upon the closing of the Proposed Acquisition. If the Proposed Acquisition is not completed, we expect to use the net proceeds from this offering to reduce debt under our senior credit facility and for general corporate purposes. If the Proposed Acquisition is not completed we will not have the benefit of the Proposed Acquisition Properties described in this prospectus supplement and we may be unable to acquire other properties on terms as favorable to us or at all. Additionally, reducing outstanding borrowings under our senior credit facility with the net proceeds of this offering would be likely to increase our interest expense per dollar of debt over what it would have been had this offering not been completed.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds we receive from this offering will be approximately U.S.$ million, after deducting the underwriters' fees and offering expenses. The net proceeds from this offering will be used to fund the Proposed Acquisition. If the Proposed Acquisition is not completed, the net proceeds from this offering will be used for capital expenditures, the repayment of indebtedness, the financing of acquisitions or addition to our working capital.

Consolidated capitalization
(dollars in thousands)

The following table provides as of March 31, 2004:

-  our actual consolidated cash and short-term investments and capitalization;
   and

- our consolidated cash and short-term investments and capitalization as adjusted to take into account this offering (assuming net proceeds of $159.7 million) and the completion of the Proposed Acquisition.

You should read this table together with management's discussion and analysis of financial condition and results of operations, our audited and unaudited consolidated financial statements, our unaudited pro forma consolidated financial statements and the related notes included or incorporated by reference in the prospectus.

                                                                 AS OF MARCH 31, 2004
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(1)
----------------------------------------------------------------------------------------
Short-term investments......................................  $ 17,652      $   17,652
                                                              ========      ==========

Debt:
  Senior credit facility(2).................................  $105,929      $  135,256
  Existing senior notes.....................................   229,477         229,477
  Senior notes offered hereby...............................        --         164,138
  Mortgage..................................................     6,654           6,654
  Drilling rig indebtedness.................................     4,338           4,338
                                                              --------      ----------
Total debt(3)...............................................   346,398         539,863
                                                              --------      ----------
Total shareholders' equity..................................   490,901         490,901
                                                              --------      ----------
Total consolidated capitalization(3)........................  $837,299      $1,030,764
                                                              ========      ==========

------------

(1) The notes offered by this prospectus supplement have been converted to Canadian dollars at the noon buying rate on March 31, 2004, which was $1.00 = U.S.$0.7616. We have estimated fees and expenses associated with this offering at $4.5 million.

(2) We have a senior credit facility with a syndicate of Canadian chartered banks that matures on March 31, 2005, subject to extension. You should refer to the section of this prospectus supplement entitled "Description of other indebtedness". As of March 31, 2004, after giving effect to this offering (assuming net proceeds of $159.7 million) and assuming the completion of the Proposed Acquisition and the related increase to borrowings available under our senior credit facility, we would have had approximately $114.7 million of additional borrowings available under our senior credit facility.

(3) On June 15, 2004, we had total debt of approximately $426.6 million. The increase over our total debt as of March 31, 2004 is primarily attributable to us using our senior credit facility to pay down our accounts payable, changes in the Canada-U.S. dollar exchange rate and a drawdown of our senior credit facility to pay a deposit in connection with our Proposed Acquisition.

--------------------------------------------------------------------------------

Offering structure

Upon the closing of this offering, we will advance the gross proceeds from the offering of the notes, being U.S.$125 million, to Paramount Finance Ltd., our wholly-owned subsidiary, in exchange for a note, which we refer to in this prospectus supplement as a "mirror note", in the principal amount of U.S.$125 million having effectively the same payment terms as the notes. Paramount Finance Ltd. will in turn advance U.S.$125 million to Paramount Resources, an Alberta general partnership in which we have a 68% interest and our wholly-owned subsidiary Summit Resources Limited has the remaining 32% interest, in exchange for a mirror note in the principal amount of U.S.$125 million. The partnership will then loan to us U.S.$125 million, so that we may apply the offering proceeds as described under the "Use of proceeds" section of this prospectus supplement. Each of the mirror notes will be pledged to the trustee under the indenture governing the notes.

                                   [GRAPHIC]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data
(dollars in thousands)

The following table provides selected consolidated financial data for us. The financial data for the years ended December 31, 2001, 2002 and 2003 and the three month periods ended March 31, 2003 and 2004 have been derived from our audited and unaudited consolidated financial statements for those periods. Our historical financial data for interim periods are not necessarily indicative of the results that may be expected for a full year of operations.

You should refer to our audited annual and unaudited interim consolidated financial statements, our unaudited pro forma consolidated financial statements and the related notes included or incorporated by reference in the prospectus.

(CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                                    THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,              MARCH 31,
                                               ---------------------------------   ---------------------
                                                 2001        2002        2003        2003        2004
--------------------------------------------------------------------------------------------------------
CANADIAN GAAP
EARNINGS DATA:
Revenue:
  Oil and natural gas sales.................   $509,878    $384,188    $434,059    $150,932    $105,504
  Gain (loss) on financial instruments......     15,808      46,813     (53,204)    (29,392)     (6,462)
  Royalties, net of Alberta royalty tax
    credit..................................    (99,706)    (74,444)    (82,512)    (31,217)    (20,935)
  Gain (loss) on sale of investments........      2,982      40,830      (1,020)         --          --
  Other.....................................       (295)      2,111       2,012       1,123       1,072
                                               --------    --------    --------    --------    --------
    Net revenue.............................   $428,667    $399,498    $299,335    $ 91,446    $ 79,179
                                               --------    --------    --------    --------    --------
Expenses:
  Operating.................................   $ 61,045    $ 86,067    $ 81,193    $ 18,866    $ 18,487
  General and administrative................     12,346      16,212      19,898       4,768       5,840
  Bad debt expense..........................         --          --       5,977          --          --
  Interest..................................     19,291      23,943      19,917       8,001       4,338
  Surmont compensation--net.................         --     (37,291)         --          --          --
  Lease rentals.............................      4,319       4,552       3,574         775       1,234
  Geological and geophysical................     10,646       9,303       8,450         748       3,992
  Dry hole costs............................      8,944     120,058      36,600       5,821       3,015
  Loss (gain) on sale of property and
    equipment...............................      1,537         (12)      3,660        (271)       (445)
  Depletion, depreciation and
    amortization............................    105,433     169,433     163,413      46,864      42,140
  Write-down of petroleum and natural gas
    properties..............................         --      31,254      10,418          --          --
  Provision for future site restoration and
    abandonment costs(4)....................      2,400       3,437       4,462          --          --
  Accretion of asset retirement
    obligations(4)..........................         --          --          --       1,057       1,246
  Unrealized foreign exchange loss (gain) on
    U.S. debt...............................         --          --      (1,566)         --       2,590
                                               --------    --------    --------    --------    --------
    Total expenses..........................   $225,961    $426,956    $355,996    $ 86,629    $ 82,437
                                               --------    --------    --------    --------    --------
Earnings (loss) before income taxes.........    202,706     (27,458)    (56,661)      4,817      (3,258)
  Current taxes.............................     25,000          --          --          --          --
  Large Corporations Tax and other..........      2,729       9,150       2,875         547         776
  Future income tax (recovery) expense......     56,075     (46,915)    (62,169)      3,956      (7,213)
                                               --------    --------    --------    --------    --------
Income taxes (recovery) expense.............     83,804     (37,765)    (59,294)      4,503      (6,437)
                                               --------    --------    --------    --------    --------
Net earnings (loss).........................   $118,902    $ 10,307    $  2,633    $    314    $  3,179
                                               ========    ========    ========    ========    ========

(CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                                    THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       ---------------------------------------   -------------------------
                                          2001          2002          2003          2003          2004
----------------------------------------------------------------------------------------------------------
OTHER CANADIAN FINANCIAL DATA:
EBITDAX(1)..........................   $  347,975    $  252,179    $  196,904    $   67,037    $   64,410
EBITDAX to interest expense.........         18.0          10.5           9.9           8.4          14.8
Ratio of total debt to EBITDAX(2)...          0.9           2.1           1.5           N/A           N/A
Ratio of net debt to EBITDAX(3).....          0.9           2.1           1.4           N/A           N/A
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets(4).....................   $1,176,323    $1,526,786    $1,147,848    $1,286,306    $1,245,159
Total debt(2).......................   $  316,600    $  539,270    $  298,561    $  304,302    $  346,398
Shareholders' equity................   $  535,384    $  546,105    $  501,642    $  504,658    $  490,901
U.S. GAAP AND OTHER U.S. FINANCIAL
  DATA:
Net earnings (loss).................   $   99,490    $  (30,098)   $    8,563    $  (22,408)   $    4,278
Total assets........................   $1,142,141    $1,415,848    $1,167,779    $1,303,535    $1,235,974
EBITDAX(1)..........................   $  347,975    $  252,179    $  196,904    $   67,037    $   64,410

------------

(1) EBITDAX is the sum of earnings before non recurring items, non-cash items, interest, income taxes, depletion, depreciation and amortization and exploration expenses. EBITDAX is presented because we believe that it is a widely accepted financial indicator of the ability of an oil and gas company utilizing the successful efforts method of accounting to service indebtedness. However, EBITDAX does not have a standardized meaning prescribed by Canadian or U.S. GAAP, does not represent net income or cash flow from operations as defined by Canadian or U.S. GAAP, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered as an alternative to net income or to cash flow from operating activities (as determined in accordance with Canadian or U.S. GAAP) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. Therefore, our EBITDAX is not necessarily comparable with similarly titled measures presented by other companies.

    The following table provides a reconciliation of EBITDAX to net earnings
    (loss) under Canadian GAAP for the periods indicated:

                                                                                                    THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31            ENDED MARCH 31,
                                                            ---------------------------------   ---------------------
                                                              2001        2002        2003        2003        2004
    -----------------------------------------------------------------------------------------------------------------
    EBITDAX...............................................  $347,975    $252,179    $196,904    $ 67,037    $ 64,410
    Less:
      (Gain) loss on sale of investment...................    (2,982)    (40,830)      1,020          --          --
      Unrealized foreign exchange loss (gain) in
        U.S. debt.........................................        --          --      (1,566)         --       2,590
      Income taxes (recovery) expense.....................    83,804     (37,765)    (59,294)      4,503      (6,437)
      Non-cash general and administrative.................        --         342       1,214          --         587
      Non-cash loss on financial intruments...............        --          --          --          --      10,205
      Interest............................................    19,291      23,943      19,917       8,001       4,338
      Bad debt expense....................................        --          --       5,977          --          --
      Depletion, depreciation and amortization............   105,433     169,433     163,413      46,864      42,140
      Geological and geophysical..........................    10,646       9,303       8,450         748       3,992
      Dry hole costs......................................     8,944     120,058      36,600       5,821       3,015
      Surmont compensation--net...........................        --     (37,291)         --          --          --
      Loss (gain) on sale of property and equipment.......     1,537         (12)      3,660        (271)       (445)
      Write-down of petroleum and natural gas
        properties........................................        --      31,254      10,418          --          --
      Provision for future site restoration and
        abandonment costs(4)..............................     2,400       3,437       4,462          --          --
      Accretion of asset retirement obligations(4)........        --          --          --       1,057    $  1,246
                                                            --------    --------    --------    --------    --------
    Net earnings (loss)...................................  $118,902    $ 10,307    $  2,633    $    314    $  3,179
                                                            ========    ========    ========    ========    ========

(CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

(2) Total debt consists of bank loans, drilling rig indebtedness and outstanding mortgage principal. The following table provides a calculation of our total debt for the periods indicated:

                                                                                                    THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31            ENDED MARCH 31,
                                                            ---------------------------------   ---------------------
                                                              2001        2002        2003        2003        2004
    -----------------------------------------------------------------------------------------------------------------
    Bank loans............................................  $314,148    $498,097    $  1,450    $296,294    $  1,468
    Existing senior notes.................................        --          --     226,887          --     229,477
    Credit facility.......................................        --          --      60,350          --     105,929
    Drilling rig indebtedness.............................     2,452       1,443       3,456       1,354       3,187
    Mortgage principal....................................        --       6,730       6,418       6,654       6,337
    Shareholder loan......................................        --      33,000          --          --          --
                                                            --------    --------    --------    --------    --------
    Total debt............................................  $316,600    $539,270    $298,561    $304,302    $346,398
                                                            ========    ========    ========    ========    ========

(3) Net debt is total debt less cash and short term investments. The following table provides a reconciliation of net debt to total debt for the periods indicated:

                                                                                                    THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31            ENDED MARCH 31,
                                                            ---------------------------------   ---------------------
                                                              2001        2002        2003        2003        2004
    -----------------------------------------------------------------------------------------------------------------
    Net debt..............................................  $301,928    $525,102    $282,010    $290,307    $328,746
    Add:
      Cash................................................       740          --          --          --          --
      Short-term investments..............................    13,932      14,168      16,551      13,995      17,652
                                                            --------    --------    --------    --------    --------
    Total debt............................................  $316,600    $539,270    $298,561    $304,302    $346,398
                                                            ========    ========    ========    ========    ========

(4) On January 1, 2004, Paramount retroactively adopted, with restatement, the Canadian Institute of Chartered Accountants recommendation on Asset Retirement Obligations, which requires liability recognition for fair value of retirement obligations associated with long-lived assets. As a result of the retroactive adoption of this recommendation, net earnings for the years ended December 31, 2003, 2002, and 2001 would decrease by $1.4 million, $3.2 million and $3.2 million, respectively. Property, plant and equipment, would increase by $31.1 million, $37.6 million and $37.6 million, respectively, as a result of the adoption this recommendation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OUR COMPANY

We are an independent Canadian energy company involved in the exploration, development, production, processing, transportation and marketing of natural gas and oil. Our principal properties are located primarily in Alberta, the Northwest Territories and British Columbia in Canada. We also have properties in Saskatchewan and offshore the East Coast in Canada, and in Montana and North Dakota in the United States. Our shares have been listed on the Toronto Stock Exchange since 1984 and our market capitalization as of May 31, 2004 was approximately $862 million.

We had total proved reserves of 248.6 Bcfe as of December 31, 2003, as evaluated by our independent petroleum engineers, with approximately 79% or 196.5 Bcf being natural gas and approximately 21% or 8,670 Mbbls being oil and natural gas liquids. Of these total proved reserves, approximately 92% were proved developed reserves. We are focused primarily on natural gas with natural gas accounting for approximately 81% of our production as of March 31, 2004. In addition, we had a portfolio of approximately 2.8 million net acres of undeveloped acreage available for potential future exploration as of December 31, 2003.

We have a focused exploration and development strategy, concentrated on acquiring land and establishing reserves within our core areas. Our activities are designed to establish new reserves of natural gas and oil and to increase the productive capacity of our existing fields. We strive to maintain a balanced portfolio of opportunities, increase our working interest in low to medium risk projects and enter into joint venture arrangements on select high risk/high return projects. We believe we have a strong portfolio of exploration prospects in Alberta, the Northwest Territories and northeastern British Columbia. Going forward, we intend to apply our technical expertise to develop and grow new core areas.

Over the last two years, we completed two significant transactions. In
July 2002, we completed the acquisition of all of the outstanding shares of Summit. The total consideration paid by us for Summit was $332.1 million, consisting of $249.6 million in cash and the assumption of $82.5 million of net debt. Through the Summit acquisition we acquired natural gas and oil and natural gas liquids properties at Clarke Lake, British Columbia; Grande Prairie, Fox Creek/Two Creek, Sturgeon Lake, Sunset and Chain/Craigmyle in Alberta, as well as properties in southeastern Saskatchewan and minor properties in North Dakota and Montana.

Our second significant transaction in the last two years was the Trust Disposition. We formed the Trust through a spin off to our shareholders in February 2003. We transferred some of our northeast Alberta natural gas assets to the Trust in February 2003 for net proceeds of $79 million, consisting of 9,907,767 trust units of the Trust and a note payable. We then distributed to our shareholders, by way of dividend-in-kind, the 9,907,767 trust units of the Trust previously received by us. The northeast Alberta assets transferred were located in the Legend area of Alberta, which is approximately 120 kilometres northwest of Fort McMurray. The transferred assets included 24,960 gross acres (24,422 net acres) of undeveloped acreage and an average 82% working interest in 59 gross (48.4 net) producing natural gas wells. The proved reserves of the assets transferred were 38.5 Bcf as of December 31, 2002, as evaluated by our independent petroleum engineers. The assets transferred also included an interest of approximately 78% in an operated gas plant and six field booster compressors. The assets transferred represented aggregate production averaging
15.5 MMcf/d of natural gas for 2002 and 13.6 MMcf/d of natural gas for 2001.

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

In March 2003, we disposed of substantially all of our remaining northeast Alberta natural gas assets to the Trust for net proceeds of approximately
$175 million. The assets included 391,680 gross acres (316,898 net acres) of undeveloped acreage and an average working interest of approximately 83% in 477 gross (396.5 net) producing natural gas wells. The proved reserves of the assets transferred were 91.0 Bcf of natural gas as of December 31, 2002, as evaluated by our independent petroleum engineers. The assets transferred represented aggregate production averaging 60.9 MMcf/d of natural gas for 2002 and 68.7 MMcf/d of natural gas for 2001.

We used the proceeds from the Trust Disposition to repay debt incurred by us in connection with our acquisition of Summit. Despite our common history and shareholder base, our company and the Trust are separate entities and have no economic interest in each other. You should refer to the section of this prospectus supplement entitled "Certain relationships and related transactions".

On October 1, 2003, we completed the disposition of the Sturgeon Lake properties in our Grande Prairie core area, including the associated oil batteries and gas plant, for gross proceeds of $54.0 million. During the year ended December 31, 2003, we also completed the sale of non-core properties in Alberta, Saskatchewan, North Dakota and Montana for total gross proceeds of $71.2 million as part of our property rationalization program. We dispose of non-core assets from time to time as opportunities arise. We may also dispose of core assets from time to time if we believe such a transaction will be beneficial to our stakeholders.

On May 25, 2004, we entered into an agreement to acquire certain oil and natural gas assets for $189 million, subject to adjustments. The Proposed Acquisition Properties are in the Kaybob area in central Alberta, in the Fort Liard area in the Northwest Territories and in northeast British Columbia. The Proposed Acquisition is expected to be completed on or about June 30, 2004, subject to the satisfaction of certain conditions. You should refer to the section of this prospectus supplement entitled "Proposed acquisition".

COMPANY STRUCTURE

The diagram below depicts the structure of our company. Our assets are held by us both directly and indirectly through our direct and indirect subsidiaries and partnerships. Paramount Resources, an Alberta general partnership in which we have a 68% interest and our wholly owned subsidiary Summit Resources Limited has the remaining 32% interest, holds our Canadian producing and non-producing oil and gas properties. As of March 31, 2004, the value of these properties represented more than 97% of the total value of our assets. Summit
Resources, Inc., our indirect, wholly owned subsidiary, holds our U.S. producing and non-producing properties. 910083 Alberta Ltd., our wholly owned subsidiary, holds a building located in Calgary, Alberta. We directly hold our investments in other oil and gas companies and other entities, some minor oil and gas properties, our seismic data, our head office lease and our equipment. Our debt, other than trade payables and a mortgage on the building held by 910083 Alberta Ltd., is owed directly by us. Paramount Finance Ltd. was incorporated by us in connection with the offering of our existing senior notes. Paramount Finance Ltd. currently holds a mirror note (pledged to the trustee under the indenture governing our existing senior notes for the holders of those notes) in the principal amount of U.S.$175 million payable to it by Paramount Resources and owes us the principal amount of U.S.$175 million under a mirror note (pledged to the trustee under the indenture governing our existing senior notes for the benefit of the holders of those notes) held by us. Following the completion of this offering, Paramount Finance Ltd. will hold a mirror note (pledged to the trustee under the indenture for the benefit of the holders of the notes) in the principal amount of U.S.$125 million payable to it by Paramount Resources and will owe us the principal amount of U.S.$125 million under a mirror note (pledged to

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

the trustee under the indenture for the benefit of the holders of the notes) held by us. You should refer to the section of this prospectus entitled "Offering structure".

                                   [GRAPHIC]

BUSINESS STRATEGY

Our strategy is to maintain a balanced portfolio of opportunities, to grow our reserves and increase our production in our core areas while maintaining a large inventory of undeveloped acreage, and to selectively enter into joint venture arrangements for high risk/high return prospects. We intend to pursue this strategy through the following initiatives:

CONCENTRATE ON CORE AREAS

We currently operate in five core production areas that provide us with a balanced portfolio of exploration and development prospects. We expect to continue to increase our interests in these core areas in order to achieve low risk growth and cost efficiencies in production. We believe that our focus on these core areas has enabled us to develop significant expertise in the local geologies and techniques required to exploit hydrocarbons in these regions. In addition, we believe our concentrated interests allow us to benefit from economies of scale and other efficiencies, which we believe will improve our gross operating margins.

FOCUS ON NATURAL GAS

We have considerable technical expertise and have achieved significant success in exploring for shallow and deep natural gas reservoirs. We plan to continue to focus on finding and developing long-life natural gas reserves. Our proved reserves as of December 31, 2003 of 248.6 Bcfe, as evaluated by our independent petroleum engineers, were approximately 79% natural gas. We believe that our focus on natural gas production will lead to increasing future profitability for us, as we also believe natural gas prices are likely to be strong in the future as a result of increasing North American demand outstripping naturally declining supply.

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PURSUE FULL-CYCLE EXPLORATION COMPLEMENTED BY SELECTIVE ACQUISITIONS

We plan to continue to reinvest internally generated cash flow to fund our inventory of development and exploration projects. In addition, we seek to rationalize our undeveloped acreage base, adding to and consolidating our land position as we develop a growing inventory of future drilling locations. We have successfully completed and integrated a series of strategic acquisitions to grow our reserves and production base, to increase our inventory of undeveloped acreage and to provide processing facilities for our production. Our acquisition strategy focuses on acquiring assets within our established core areas that will create long-term value, including assets that will increase our current working interests in such areas.

CONTROL OF OPERATIONS

As of March 31, 2004, we operated approximately 78% of our natural gas production and approximately 80% of our oil production, and had an average working interest of approximately 58% in our undeveloped acreage. We intend to continue consolidating our position in our core areas in order to maximize operating efficiencies and maintain control over our ongoing capital programs. We also owned or controlled the infrastructure critical to approximately 69% of our daily production as of March 31, 2004, which we believe will continue to be critical to the success of our full-cycle exploration program. The high level of our ownership and control allows us to exercise discretion in determining the timing and methodology of our ongoing exploration and development programs.

MAINTAIN A LARGE PORTFOLIO OF UNDEVELOPED ACREAGE

We have assembled a significant portfolio of approximately 4.8 million gross (approximately 2.8 million net) acres of undeveloped acreage as of December 31, 2003 that we hold for drilling activities. In the future, we intend to apply our technical expertise to develop this acreage portfolio and grow new core areas.

MAINTAIN FINANCIAL FLEXIBILITY

We intend to maintain financial flexibility to allow us to pursue our full-cycle exploration program in periods of low commodity prices, and to respond to opportunities for strategic acquisitions as they arise. We intend to fund our exploration program and strategic acquisitions using cash flow, proceeds from property dispositions, equity or debt financing, or a combination of these sources.

COMPETITIVE STRENGTHS

We believe that the following strengths provide us with significant competitive advantages as we execute our business strategy:

EXPERIENCED, COMMITTED MANAGEMENT TEAM AND EMPLOYEES

Our Chief Executive Officer and senior operating personnel have been involved in oil and natural gas exploration and development activities in western Canada for an average of more than 25 years and have developed significant expertise in the core areas in which we currently operate. In addition, our Chief Executive Officer beneficially owns, directly or indirectly, approximately 49.4% of our shares, our other directors and management own approximately 5.7% of our shares and all of our employees participate in our stock option plan or our special group registered retirement savings plan through which employees receive our shares, giving all of our employees an ownership interest in our company. We believe that our high level of management and employee ownership closely aligns our interests with those of our other stakeholders and enables us to attract, retain and motivate quality personnel.

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TECHNOLOGICAL EXPERTISE

Through our years of experience and focus on the Western Canadian Sedimentary Basin, we have developed significant technological expertise in our operating areas. We believe our technical ability enables us to generate new drilling prospects from our large inventory of undeveloped acreage, to successfully convert these prospects into producing wells and to acquire additional assets that will provide future opportunities for us.

LARGE INVENTORY OF PROSPECTS AND SUCCESSFUL DRILLING PROGRAM

We maintain a high ratio of undeveloped acreage to production that enables us to add value through the drill bit. We had approximately 2.8 million net acres of undeveloped acreage as of December 31, 2003, which provides us with a portfolio of low, medium and high risk drilling prospects that we believe will enable us to economically grow our production. Through our experience and technology, we have developed a strong track record of successfully developing new prospects. In 2003, we participated in the drilling of 129 net wells, resulting in 111 net natural gas wells, 12 net oil wells and 6 net dry holes, for an overall success rate of approximately 95%. For the three months ended March 31, 2004, we participated in the drilling of 82 net wells, resulting in 59 net natural gas wells, 4 net oil wells, 2 net dry holes and 17 oilsands evaluation wells, for an overall success rate of approximately 98%.

SIGNIFICANT LONG-TERM GROWTH PROSPECTS

We have exposure to high impact exploration plays in the Colville Lake, Liard Basin and Cameron Hills areas in the Northwest Territories. Although only approximately 6% of our production as of March 31, 2004 comes from these areas, we believe these exploration prospects provide us with significant reserve potential. To manage our overall risk exposure, we currently allocate only 7-8% of our annual capital expenditure budget to these exploration plays and generally seek industry partners on these projects. We believe that success in our high impact exploration program could lead to significant growth in our reserves and production.

ABILITY TO ACQUIRE AND INTEGRATE STRATEGIC ASSETS

We have demonstrated an ability to make and integrate strategic corporate, land and facility acquisitions, including the acquisition of the Kaybob North sour gas plant in 2001, the acquisition of 209,654 acres of undeveloped acreage in the Northwest Territories in 2001 and the acquisition of Summit in July 2002. We have used our technical expertise and financial flexibility to take advantage of these acquisition opportunities

LONG TRACK RECORD OF PERFORMANCE

We have a proven performance record through 26 years of commodity price cycles. During this time, we have adapted to numerous operating climates and have continued to grow.

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CORE PROPERTIES

The following table summarizes the daily production from our core properties for the three months ended March 31, 2004:

                                                          NATURAL GAS   OIL AND LIQUIDS     TOTAL
---------------------------------------------------------------------------------------------------
                                                           (MMcf/d)        (bbls/d)       (MMcfe/d)
Kaybob..................................................      67.0           1,988           79.0
Grande Prairie..........................................      16.0             587           19.5
Northwest Alberta.......................................      12.4             438           15.0
Liard, Northwest Territories/Northeast British
  Columbia..............................................       7.9               8            8.0
Southern Alberta/Southeast
  Saskatchewan/United States............................       8.0           1,537           17.2
Other...................................................       1.8              12            1.8
                                                             -----           -----          -----
  Total.................................................     113.1           4,570          140.5
                                                             =====           =====          =====

We are focused on five core operating areas, as described below. The reserve numbers provided below are as of December 31, 2003. 100% of our reserves as of December 31, 2003 have been evaluated by McDaniel & Associates
Consultants Ltd., our independent petroleum engineers.

KAYBOB

The major properties in our Kaybob core area, consisting of Kaybob North, Kaybob, Pine Creek, Fox Creek, Clover, Kaybob West and Kakwa, are located in central Alberta and produce gas, oil and natural gas liquids.

Kaybob is our largest producing core area, accounting for approximately 56% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 79.0 MMcfe/d. Our Kaybob area contains
132.1 Bcfe of proved reserves that are approximately 83% natural gas weighted. We expect the Proposed Acquisition, if completed, to add approximately
47.0 Bcfe of proved reserves (of which approximately 50% are natural gas) and production of approximately 29 MMcfe/d, both as of June 1, 2004.

Production in the Kaybob area averaged 64.4 MMcf/d of natural gas and 1,985 bbls/d of oil and natural gas liquids for 2003, and averaged 67.0 MMcf/d of natural gas and 1,988 bbls/d of oil and natural gas liquids for the three months ended March 31, 2004.

Drilling activity in 2003 included 74 (44 net) wells resulting in 36 net natural gas wells and 8 net oil wells. We drilled 25 (18 net) wells resulting in 18 net natural gas wells during the three months ended March 31, 2004.

We operate four natural gas plants in Kaybob that currently process approximately 65% of our production of operated natural gas and liquids from this area, equating to approximately 45 MMcf/d of natural gas and 1,200 bbls/d of oil and liquids. We also operate one oil battery at Kaybob North.

We have 282,080 gross (230,135 net) acres of undeveloped acreage in our Kaybob core area. If the Proposed Acquisition is completed, we will have an additional 139,900 net acres of undeveloped acreage in our Kaybob core area.

GRANDE PRAIRIE

The properties in our Grande Prairie core area, consisting of Grande Prairie, Sunset, Valhalla and Saddle Hills, are located in west central Alberta and produce gas, oil and natural gas liquids.

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Grande Prairie accounted for approximately 14% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 19.5 MMcfe/d. Grande Prairie has 21.1 Bcfe of proved reserves that are approximately 74% natural gas weighted. Grande Prairie consists of properties we acquired in the Summit acquisition and properties acquired by us in a separate asset acquisition completed in 2002.

Production in the Grande Prairie area averaged 10.0 MMcf/d of natural gas and 1,431 bbls/d of oil and natural gas liquids for 2003, and averaged 16.0 MMcf/d of natural gas and 587 bbls/d of oil and natural gas liquids during the three months ended March 31, 2004.

We operate four compression facilities and two oil batteries in the Grande Prairie area. Approximately 55% of the area's total production is from these facilities operated by us.

We drilled 45 (30 net) wells, resulting in 26 net natural gas wells, 1 net oil well and 3 net dry and abandoned wells, and recompleted 5 (4 net) wells in 2003. We drilled 22 (20 net) wells resulting in 19 net natural gas wells and 1 net dry and abandoned well for the three months ended March 31, 2004.

We have 663,867 gross (498,035 net) acres of undeveloped acreage in this core area.

NORTHWEST ALBERTA

Our Northwest Alberta core area covers the extreme northwest corner of Alberta, extending into the Cameron Hills area of the Northwest Territories. The major properties within this core area are Cameron Hills, Bistcho Lake and Negus East.

Northwest Alberta accounted for approximately 11% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged 15.0 MMcfe/d. Our Northwest Alberta area contains 55.6 Bcfe of proved reserves that are approximately 86% natural gas weighted.

Production in the Northwest Alberta area averaged 18.1 MMcf/d of natural gas and 363 bbls/d of oil and natural gas liquids during 2003, and averaged 12.4 MMcf/d of natural gas and 438 bbls/d of oil and natural gas liquids during the three months ended March 31, 2004.

Drilling activity in 2003 included 24 (21 net) wells resulting in 20 net natural gas wells and 1 net oil well. We drilled 22 (15 net) wells resulting in 11 net natural gas wells and 4 net oil wells during the three months ended March 31, 2004.

We have three gas processing plants and one oil battery in this area, which we believe will permit us to take advantage of opportunities as exploration occurs further into the Northwest Territories. These plants and battery process approximately 23 MMcf/d of natural gas and 800 bbls/d of oil, respectively.

We have 1,152,654 gross (546,162 net) acres of undeveloped acreage in this core area.

LIARD, NORTHWEST TERRITORIES/NORTHEAST BRITISH COLUMBIA

Our Liard, Northwest Territories/Northeast British Columbia core area is an active exploration and production area for us. The major properties in this area are Maxhamish/Liard, Tattoo, Clarke Lake and Liard Non-Operated.

This area accounted for approximately 6% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged
8.0 MMcfe/d. Our Liard, Northwest Territories/Northeast British Columbia area contains 12.3 Bcf of proved natural gas reserves. We

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expect the Proposed Acquisition, if completed, to add approximately 15.1 Bcf of proved natural gas reserves and production of approximately 15 MMcfe/d, both as of June 1, 2004.

Production in the Liard, Northwest Territories/Northeast British Columbia area averaged 9.4 MMcf/d of natural gas and 7 bbls/d of oil and natural gas liquids in 2003, and averaged 7.9 MMcf/d of natural gas and 8 bbls/d of oil and natural gas liquids during the three months ended March 31, 2004.

In 2003, we drilled 15 (2 net) wells that resulted in 2 net natural gas wells. We drilled 14 (9 net) wells, resulting in 9 net natural gas wells, during the three months ended March 31, 2004.

We operate two gas processing plants in this area at Tattoo and Maxhamish, both of which are located in northeast British Columbia. These plants were processing approximately 2.8 MMcf/d of natural gas as of March 31, 2004. We also have production processed through two third-party operated facilities in this area.

We have 299,780 gross (215,752 net) acres of undeveloped acreage in this core area. If the Proposed Acquisition is completed, we will have an additional 61,200 net acres of undeveloped acreage in our Liard, Northwest
Territories/Northeast British Columbia core area.

SOUTHERN ALBERTA/SOUTHEAST SASKATCHEWAN/UNITED STATES

Southern Alberta/Southeast Saskatchewan/United States is a relatively new core area for us. The properties in this area were acquired through the Summit acquisition. Geographically this area is extensive, with operations in Canada extending south from the city of Edmonton, Alberta to the southeast corner of Saskatchewan. In the United States, operations are located in north central and northeastern Montana and in western North Dakota. This area has year-round access to all of its production operations.

This area accounted for approximately 12% of our production for the three month period ended March 31, 2004. Production in the area for that period averaged
17.2 MMcfe/d. Our Southern Alberta/Southeast Saskatchewan/United States area contains 26.0 Bcfe of proved reserves that are approximately 36% natural gas weighted.

Production in the Southern Alberta/Southeast Saskatchewan/United States area averaged 7.7 MMcf/d of natural gas and 1,991 bbls/d of oil and natural gas liquids in 2003, and averaged 8.0 MMcf/d of natural gas and 1,537 bbls/d of oil and natural gas liquids for the three months ended March 31, 2004.

We have consolidated the properties in the area, which we believe will allow us to pursue the growth of fewer, higher interest core properties.

Drilling activity in 2003 included 20 (15 net) wells resulting in 12 net natural gas wells, 2 net oil wells and 1 net dry and abandoned well. We have drilled 6 (4 net) wells resulting in 3 net oil wells and 1 net dry and abandoned well for the three months ended March 31, 2004.

We operate four gas plants that process approximately 4 MMcf/d of natural gas and 11 oil batteries that process approximately 1,300 bbls/d of oil.

We have 272,763 gross (168,173 net) acres of undeveloped acreage in this core area.

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OIL AND GAS RESERVES AND OTHER OIL AND GAS INFORMATION

The information in the following table is derived from the reserves report prepared by our independent petroleum engineers, McDaniel & Associates Consultants Ltd., which evaluated 100% of our reserves as of December 31, 2003 based on constant pricing assumptions.

PROVED RESERVES                                               DECEMBER 31, 2003
--------------------------------------------------------------------------------
Natural gas (Bcf)...........................................          196.5
Oil & natural gas liquids (Mbbls)...........................          8,670
Natural gas equivalent (Bcfe)...............................          248.6
  % natural gas.............................................             79
  % proved developed........................................             92
Estimated reserve life (in years)(1)........................            4.9
Annual reserve replacement (%)(2)...........................             41
Recycle ratio(3)............................................            0.5
PV-10 (thousands of dollars)(4).............................        748,734

------------

Notes:

(1) Reserve life is calculated by dividing our proved reserves at year end (248.6 Bcfe) by our annualized production for the three months ended March 31, 2004 (140.5 MMcfe/d).

(2) Annual reserve replacement is determined by dividing our estimated proved reserves added during the year from exploitation, development and exploration activities, acquisition of proved reserves and revisions of previous estimates, excluding property sales, by our annual production in that year, and expressing the quotient on a percentage basis.

(3) The recycle ratio is determined by dividing our netback per Mcfe by our finding and development costs per Mcfe in that year. Netback per Mcfe is calculated by dividing our annual net revenues generated from producing oil and natural gas volumes, net of operating costs and administrative expenses, by our annual production in that year. Finding and development costs per Mcfe is calculated by dividing our estimated finding and development costs associated with our estimated proved reserves added during the year by our estimated proved reserves added in that year from exploitation, development and exploration activities, acquisition of proved reserves and revisions of previous estimates, excluding property sales.

(4) PV-10 is the present value of our estimated future net cash flows before income taxes, discounted at 10% per year, calculated using constant pricing. The prices used for December 31, 2003 were $5.92 per Mcf of natural gas, $40.70 per barrel of oil and $36.80 per barrel of natural gas liquids. PV-10 is not necessarily indicative of actual future cash flows.

For more detailed information respecting our reserves and oil and gas operations than that provided in this prospectus supplement, you should refer to the "Statement of Reserves Data and Other Oil and Gas Information" section of our annual information form for the year ended December 31, 2003 incorporated by reference in the prospectus.

SEASONALITY OF THE OIL AND GAS INDUSTRY

The exploration for and development of oil and natural gas reserves depends upon access to areas where operations are to be conducted. Oil and gas industry operations are affected by road bans imposed from time to time during the break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water which can restrict access to our well sites and production facility sites.

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Additionally, demand for oil and natural gas varies seasonally. Demand for natural gas is greatest in the winter months to meet peak heating demand, while demand for gasoline and the types of oil most used to produce it is highest in summer months.

We conduct a portion of our operations in the Northwest Territories of Canada, which we are able to do only on a seasonal basis. Unless the surface is sufficiently frozen, we are unable to access our properties, drill or otherwise conduct our operations as planned. In addition, if the surface thaws earlier than expected, we must cease our operations for the season earlier than planned. In recent years, winters in our Northwest Territories operating area have been warmer than we have normally experienced, so our operating seasons have been shorter than in the past.

MARKETING

Our natural gas sales portfolio is a diversified mix of markets, terms and pricing exposures. Through our transportation commitments and aggregator contracts, we have exposure to many North American natural gas markets. We have a mix of long term and short term contracts with a customer base that includes local distribution companies, power generators, other end-users, marketers and aggregators. The majority of our natural gas is sold at floating prices tied to various market indices, leaving us well positioned to take advantage of strong natural gas prices.

Our oil and natural gas liquids are typically sold under short-term contracts and priced off the appropriate WTI or Edmonton reference price. The majority of our liquids production is high quality, light sweet oil, which generates strong netbacks. At regular intervals we review our sales arrangements, ensuring the netbacks we receive are competitive with current market conditions. Our counterparties are primarily logistically value enhancing marketers of oil and natural gas liquids. We deal only with counterparties we deem to be credit worthy.

We actively monitor market trends and forward prices, and, when conditions warrant, enter into hedging arrangements to maximize netbacks, reduce risk and meet budget objectives.

COMPETITION

The oil and natural gas industry is very competitive. Competition is particularly intense in the acquisition of prospective oil and natural gas properties and oil and natural gas reserves. Our competitive position depends upon our geological, geophysical and engineering expertise, our financial resources, our ability to develop our properties and our ability to select, acquire and develop proved reserves. We compete with a substantial number of other companies and entities, such as royalty trusts, which have larger technical staffs, greater financial and operational resources and/or greater access to capital markets. Many of those companies not only engage in the acquisition, exploration, development and production of oil and natural gas reserves, but also conduct refining operations and market refined products.

We also compete with other oil and natural gas companies and other industries supplying energy and fuel in the marketing and sale of oil and natural gas to transporters, distributors and end users, including industrial, commercial and individual consumers. Furthermore, we compete with other oil and natural gas companies in attempting to secure drilling rigs and other equipment necessary for drilling and completion of wells, which may be in short supply from time to time. Finally, companies not previously investing in oil and natural gas may choose to acquire reserves to establish a firm supply or simply as an investment. These companies will also provide competition for us.

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REGULATION

The oil and natural gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government. We do not expect that any of these controls or regulations will affect our operations in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and we are unable to predict what additional legislation or amendments may be enacted.

Oil and natural gas reserves located in Alberta, Saskatchewan and British Columbia are owned predominately by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas under leases, licenses and permits with terms generally varying from two years to five years and on conditions contained in provincial legislation. Leases, licenses and permits may be continued indefinitely by producing under the lease, license or permit. Some of the oil and natural gas located in these provinces is privately owned and rights to explore for and product oil and natural gas are granted by the mineral owners on negotiated terms and conditions.

ENVIRONMENTAL MATTERS

The oil and natural gas industry is governed by environmental requirements under both Canadian and United States federal, provincial, state and municipal laws, regulations and guidelines, which restrict and/or prohibit the release or emission of pollutants and regulate the storage, handling, transportation and disposal of various substances produced or utilized in association with oil and gas industry operations. In addition, well and facility sites must be decommissioned, abandoned and reclaimed, to the satisfaction of regulatory authorities. Also, environmental laws, regulations or guidelines may impose upon "responsible persons" remediation obligations for property designated as a contaminated site and liability for damage to natural resources and property. Responsible persons may include persons responsible for the substance causing the contamination, persons who caused the release of the substance and present or past owners, tenants or other persons in possession of the site. A violation of environmental laws, regulations or guidelines may result in the imposition of fines, penalties and imprisonment in addition to the costs of abandonment and reclamation.

The ratification of the Kyoto Protocol by the Canadian federal government in December 2002 may result in increased capital expenditures and operating costs. Moreover, we cannot assure you that discovery of currently unknown conditions or changes in applicable requirements or enforcement policies will not result in material costs or liabilities.

We are committed to achieving a high standard of environmental stewardship throughout all phases of our operations. We have committed our company to take all reasonable care to protect the environment and the safety of employees, contractors, and the public, in adherence with all applicable legislation. To accomplish this goal, we will endeavour to:

- make environmental protection a consistent component of the corporate decision making process by acknowledging and being sensitive to potential environmental impacts associated with our operations and take prudent actions to minimize these impacts;

- provide procedures and resources necessary to ensure our employees receive a level of environmental training;

- take a proactive approach towards project management that recognizes the benefits of environmental protection and the full cycle costs associated with environmental alterations and reclamation;

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-  be prepared to respond safely and effectively to emergencies in order to minimize any adverse environmental impacts;

- participate by supporting industry initiatives and organizations, in the creation of responsible policies, regulations and industry standards which are designed to protect the environment;

- repair environmental damage which occurs as a result of our business activities; and

- continually monitor our operations and facilities and seek ways to improve our environmental performance.

EMPLOYEES

As of March 31, 2004, we had 133 employees in our Calgary office and 67 employees at field locations. In addition, as of March 31, 2004, we employed 105 individuals on a full-time contract basis. None of our current employees are represented by a union and we consider our relations with our employees to be very good.

LEGAL PROCEEDINGS

We are a party to various legal actions in the ordinary course of business. In our opinion, none of these actions, or any actions that have been threatened against us of which we are aware, either individually or in the aggregate, would, if determined against us, have a material adverse effect on our financial condition or operating results.

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Proposed acquisition

BACKGROUND

We entered into an agreement with a commercial trust wholly-owned by Enerplus Resources Fund (a publicly listed Canadian energy trust) on May 25, 2004 to acquire certain conventional western Canadian oil and natural gas assets currently owned by Chevron Canada Resources, a general partnership, for $189 million, subject to adjustments. Enerplus Resources Fund and its subsidiaries, which we refer to as "Enerplus", and Acclaim Energy Trust (a publicly listed Canadian energy trust) and its subsidiaries, which we refer to as "Acclaim", are parties to agreements with Chevron Canada Resources and Chevron Canada Limited, which we refer to collectively as "Chevron", to acquire all of the partnership interests of Chevron Canada Resources and certain of the assets of Chevron Canada Limited. The assets held by Chevron Canada Resources and those to be acquired by Enerplus and Acclaim from Chervon Canada Limited represent substantially all of the conventional western Canadian oil and natural gas assets of Chevron. The assets to be acquired form part of the assets of Chevron to be acquired by Enerplus and Acclaim pursuant to their agreements with Chevron.

Certain of the Proposed Acquisition Properties, representing in aggregate approximately 14% and 22% of the production and total proved plus probable reserves, respectively, attributable to the Proposed Acquisition Properties, are subject to rights of first refusal. If any of these rights of first refusal are exercised, we will remain obligated to purchase all assets other than those in respect of which the rights of first refusal have been exercised and the purchase price for the Proposed Acquisition will be reduced accordingly.

The Proposed Acquisition is expected to be completed on or about June 30, 2004 with an effective date of June 1, 2004. Closing of the Proposed Acquisition is subject to the completion of the transactions under the agreements Enerplus and Acclaim have with Chevron, the receipt of required regulatory approvals and the satisfaction of other standard closing conditions. We will use the net proceeds of this offering to fund the Proposed Acquisition if it is completed. Although we expect to complete the Proposed Acquisition, it is subject to conditions which we cannot control and, as a result, there is a risk it may not be completed. If it is not completed, we intend to use the net proceeds of this offering for capital expenditures, the repayment of indebtedness, the financing of acquisitions or addition to working capital. You should refer to the section of this prospectus supplement entitled "Use of proceeds".

All of the Proposed Acquisition Properties are adjacent to or nearby our existing core areas at Kaybob and Northeast British Columbia/Northwest Territories. The Proposed Acquisition will complement our existing field operations and provide us with synergies in exploitation and exploration in these areas.

DESCRIPTION OF PROPOSED ACQUISITION PROPERTIES

KAYBOB

The interests in the Kaybob properties to be acquired by us have current production of approximately 14 MMcf/d of natural gas and approximately
2,400 bbls/d of crude oil and natural gas liquids. The oil and gas properties in the area are primarily mature producing properties. Through the Proposed Acquisition we will acquire working interests ranging from 10%-50% in the pools associated with the Kaybob properties. These Kaybob assets will provide us with a number of properties that we expect will permit us to exploit the expertise that we have developed in the area.

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LIARD, NORTHWEST TERRITORIES/NORTHEAST BRITISH COLUMBIA

The Fort Liard property to be acquired by us has four producing wells in the Northwest Territories which are currently producing approximately 15 MMcf/d of natural gas. Through the Proposed Acquisition we will acquire working interests of 43% in three of the wells and 15% in one of the wells. We currently have working interests of 2.8% and 6.9% in the three wells and one well referred to above, respectively. In addition, a new well is currently being drilled on the Fort Liard property which is expected to reach total depth of 4,324 meters or 14,186 feet by the end of June 2004. If the Proposed Acquisition is completed, we will have a 46.2% interest in this well.

The northeast British Columbia properties to be acquired by us consist of undeveloped lands in the Maxhamish area with no production or reserves currently assigned to these properties. The working interests being acquired in the lands range from 25-100%.

OIL AND NATURAL GAS RESERVES

The reserves attributable to the Proposed Acquisition Properties have been evaluated in accordance with National Instrument 51-101 by Sproule Associates Limited, a firm of independent petroleum engineers, in a report of Sproule dated June 3, 2004 and effective June 1, 2004. The following is a summary of the oil, natural gas liquids and natural gas reserves attributable to the Proposed Acquisition Properties and the estimated net present values of future net revenues associated with such reserves, on a constant price and costs basis, as evaluated by Sproule. The tables summarize the data contained in the evaluations and as a result may contain slightly different numbers than the evaluations due to rounding. Additionally, the numbers in the tables may not add due to rounding.

ALL FUTURE NET REVENUES ARE STATED PRIOR TO PROVISION FOR INTEREST, GENERAL AND ADMINISTRATIVE EXPENSES AND AFTER DEDUCTION OF ROYALTIES AND ESTIMATED FUTURE CAPITAL EXPENDITURES. IT SHOULD NOT BE ASSUMED THAT THE PRESENT WORTH OF ESTIMATED FUTURE CASH FLOWS SHOWN BELOW IS REPRESENTATIVE OF THE FAIR MARKET VALUE OF THE RESERVES. THERE IS NO ASSURANCE THAT SUCH PRICE AND COST ASSUMPTIONS WILL BE ATTAINED AND VARIANCES COULD BE MATERIAL. THE RECOVERY AND RESERVE ESTIMATES OF THE OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES PROVIDED BELOW ARE ESTIMATES ONLY AND THERE IS NO GUARANTEE THAT THE ESTIMATED RESERVES WILL BE RECOVERED. ACTUAL RESERVES MAY BE GREATER THAN OR LESS THAN THE ESTIMATES PROVIDED BELOW. READERS SHOULD READ THE DEFINITIONS AND INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONJUNCTION WITH THE FOLLOWING TABLES AND NOTES.

SUMMARY OF OIL AND GAS RESERVES ON A CONSTANT PRICES AND COSTS BASIS AS OF JUNE 1, 2004

                                                                LIGHT AND
                                                              MEDIUM CRUDE           NATURAL GAS
                                       NATURAL GAS(A)              OIL               LIQUIDS(B)               TOTAL
                                     -------------------   -------------------   -------------------   -------------------
RESERVES CATEGORY                    GROSS(D)    NET(E)    GROSS(D)    NET(E)    GROSS(D)    NET(E)    GROSS(D)    NET(E)
--------------------------------------------------------------------------------------------------------------------------
                                      (MMcf)     (MMcf)     (Mbbl)     (Mbbl)     (Mbbl)     (Mbbl)    (MMcfe)    (MMcfe)
Proved
  Developed producing..............   49,446     37,303     2,943      2,424      2,233      1,416      80,506     60,344
  Developed non-producing..........    2,304      1,690        --         --         --         --       2,305      1,691
  Undeveloped......................       --         43        --         --         --         --          --         43
                                      ------     ------     -----      -----      -----      -----      ------     ------
TOTAL PROVED(C)....................   51,750     39,036     2,943      2,424      2,233      1,416      82,810     62,078
                                      ======     ======     =====      =====      =====      =====      ======     ======

------------

(a) Natural gas includes sulphur and solution gas equivalents.

(b) Natural gas liquids includes propane, butane and pentaneplus equivalents.

--------------------------------------------------------------------------------

PROPOSED ACQUISITION
--------------------------------------------------------------------------------

(c) Columns may not add due to rounding.

(d) Gross means company interest reserves before royalties.

(e) Net means company interest reserves after royalties.

NET PRESENT VALUE OF FUTURE NET REVENUES--CONSTANT PRICES AND COSTS

                                                    NET PRESENT VALUE OF FUTURE REVENUE
                                            ----------------------------------------------------
                                                     BEFORE INCOME TAXES DISCOUNTED AT
                                            ----------------------------------------------------
RESERVES CATEGORY ($ MILLIONS)                 0%         5%        10%        15%        20%
------------------------------------------------------------------------------------------------
Proved
  Developed producing.....................    286        245        215        192        174
  Developed non-producing.................      6          5          5          5          5
  Undeveloped.............................     --         --         --         --         --
                                              ---        ---        ---        ---        ---
TOTAL PROVED(A)...........................    292        250        220        197        179
                                              ===        ===        ===        ===        ===

                                                    NET PRESENT VALUE OF FUTURE REVENUE
                                            ----------------------------------------------------
                                                      AFTER INCOME TAXES DISCOUNTED AT
                                            ----------------------------------------------------
RESERVES CATEGORY ($ MILLIONS)                 0%         5%        10%        15%        20%
------------------------------------------  ----------------------------------------------------
Proved
  Developed producing.....................    233        196        171        151        137
  Developed non-producing.................      3          3          3          3          3
  Undeveloped.............................     --         --         --         --         --
                                              ---        ---        ---        ---        ---
TOTAL PROVED(A)...........................    236        200        174        154        139
                                              ===        ===        ===        ===        ===

------------

(a) Columns may not add due to rounding.

------------

Notes:

(1) The estimated net present value of future net revenue does not include the Alberta Royalty Tax Credit.

(2) Natural gas reserves are reported at a base pressure of 14.65 pounds per square inch and a base temperature of 60 DEG.F.

(3) Prices for oil F.O.B. Edmonton are based upon 40 DEG. to 45 DEG. API having less than 0.5% sulphur. Prices for natural gas are based upon a base pressure of 14.65 pounds per square inch and base temperature of 60 DEG.F. The wellhead oil prices were adjusted for quality and transportation to reflect the actual price to be received. The natural gas prices were adjusted, where necessary, only for heating values and the differing costs of service applied by various purchasers. The natural gas liquids prices were adjusted to reflect current prices received.

(4) The constant price and costs case assumes the continuance of product prices at June 1, 2004, and operating costs projected for 2004, and the continuance of current laws and regulations. Product prices have not been escalated beyond this date nor have operating and capital costs been increased on an inflationary basis. The future net revenue to be received from the production for the reserves was based on an exchange rate of Cdn$1.00=US$0.734 and the following prices:

                                                         ALBERTA
                                             EDMONTON     AECO-C      B.C.                            PENTANES
                                            PAR PRICE      SPOT     WESTCOAST   PROPANES   BUTANES      PLUS      SULPHUR
    ----------------------------------------------------------------------------------------------------------------------
                                            ($/stb)(a)   ($/mcf)     ($/mcf)    ($/bbl)    ($/bbl)    ($/bbl)    ($/lt)(b)
    June 1, 2004..........................    52.72        7.33       7.13       33.18      41.29      56.10       40.00

    ----------------

    (a) "stb" means stock tank barrel.

    (b) "lt" means long tons.

(5) The undiscounted total future net revenue for Proved reserves as of June 1, 2004, using constant price and costs, is set forth below:

                                                                                             FUTURE                FUTURE
                                                                                              NET                   NET
                                                                                            REVENUE               REVENUE
                                                                                 WELL        BEFORE                AFTER
    RESERVES CATEGORY                             OPERATING   DEVELOPMENT    ABANDONMENT     INCOME     INCOME     INCOME
    ($ MILLIONS)           REVENUE    ROYALTIES     COSTS        COSTS          COSTS        TAXES      TAXES      TAXES
    ----------------------------------------------------------------------------------------------------------------------
    Proved...............    628         146         174           12             3           292         56        237

--------------------------------------------------------------------------------

PROPOSED ACQUISITION
--------------------------------------------------------------------------------

(6) The net present value of future net revenue for proved reserves by production group as of June 1, 2004, using constant price and costs and discounted at 10% per year, is set forth below:

                                                                                                FUTURE NET REVENUE
                                                                                                BEFORE INCOME TAXES
    RESERVES CATEGORY ($ MILLIONS)                PRODUCTION GROUP                              (DISCOUNTED AT 10%)
    ---------------------------------------------------------------------------------------------------------------
    Proved......................................  Natural gas(a)                                       $144
                                                  Light and medium crude oil(b)                        $ 72

    ----------------

    (a) Natural gas includes associated sulphur, natural gas liquids, propane, butane and pentaneplus, but excludes solution gas from oil wells.

    (b) Light and medium crude oil includes solution gas and associated natural gas liquids.

(7) The volume of gross and net company Proved production estimated by Sproule for the period from June 1, 2004 to December 31, 2004 in preparing the estimated net present values of future net revenue is as follows:

                                                                   PROVED
    ----------------------------------------------------------------------
    GROSS(a)
    Natural gas (MMcf)(c).......................................    7,801
    Light and medium crude oil (Mbbl)...........................      368
    Natural gas liquids (Mbbl)(d)...............................      258
                                                                   ------
    TOTAL GROSS (MMCFE)(e)......................................   11,557
                                                                   ======
    NET(b)
    Natural gas (MMcf)(c).......................................    5,826
    Light and medium crude oil (Mbbl)...........................      269
    Natural gas liquids (Mbbl)(d)...............................      167
                                                                   ------
    TOTAL NET (MMCFE)(e)........................................    8,433
                                                                   ======

    ----------------

    (a) Gross means company interest before royalties.

    (b) Net means company interest after royalties.

    (c) Natural gas includes sulphur and solution gas equivalents.

    (d) Natural gas liquids includes propane, butane and pentaneplus equivalents.

    (e) Column may not add due to rounding.

(8) The amount of development costs deducted in the estimation of net present value of future net revenue is as follows:

                                                         2004E                 2005E                 2006E           2007E
                                                  -------------------   -------------------   -------------------   --------
    RESERVE CATEGORY ($ MILLIONS)                    0%        10%         0%        10%         0%        10%         0%
    ------------------------------------------------------------------------------------------------------------------------
    Proved
      Constant Price Case.......................    3.5        3.4        1.4        1.2        0.7        0.5        0.7

                                                   2007E            2008E
                                                  --------   -------------------
    RESERVE CATEGORY ($ MILLIONS)                   10%         0%        10%
    --------------------------------------------  ------------------------------
    Proved
      Constant Price Case.......................    0.5        0.6        0.4

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management

The following table provides the name and position held of each of our directors and executive officers:

NAME                              AGE                            POSITIONS HELD
------------------------------------------------------------------------------------------------------
C.H. Riddell..................     66      Chief Executive Officer, Chairman of the Board and Director

J.H.T. Riddell................     37      President, Chief Operating Officer and Director

B.K. Lee......................     53      Chief Financial Officer

J.C. Gorman...................     58      Director

D. Junge......................     55      Director

D.M. Knott....................     59      Director

W.B. MacInnes.................     76      Director

V.S.A. Riddell................     65      Director

S.L. Riddell Rose.............     39      Director

J.B. Roy......................     63      Director

A.S. Thomson..................     64      Director

B.M. Wylie....................     72      Director

C.E. Morin....................     52      Corporate Secretary

C. H. RIDDELL. Mr. Riddell has been the Chairman of the Board and Chief Executive Officer since 1978. Until June 2002 he was also the President.
Mr. Riddell is also the Chairman of the Board and Chief Executive Officer of Paramount Energy Trust and Chairman of the Board of Newalta Corporation. He graduated from the University of Manitoba with a Bachelor of Science, Honours Degree in Geology, and in 2004 received an Honorary Doctorate in Science from the University of Manitoba. Mr. Riddell is currently a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, the Canadian Association of Petroleum Producers, the Canadian Society of Petroleum Geologists, and the American Association of Petroleum Geologists. We have key man insurance of approximately $5.4 million on Mr. Riddell.

J. H. T. RIDDELL. Mr. Riddell has been the President and Chief Operating Officer since June 2002 and a director since 2000. From May 1991 until
June 2002, he held various positions with our company. He graduated from Arizona State University with a Bachelor of Science degree in Geology and from the University of Alberta with a Master of Science degree in Geology.

B. K. LEE. Mr. Lee has been our Chief Financial Officer since May 2003, prior to which he was employed by Alberta Energy Company Ltd. and its successor EnCana Corporation in a variety of senior positions, most recently as Vice-President & Corporate Advisor, Business Ventures, Corporate Development. Mr. Lee graduated from the University of Alberta with a Bachelor of Commerce degree (with distinction) and a Master of Business Administration degree. He has also successfully completed the Executive Program offered by the University of Western Ontario. Mr. Lee was granted the designation of Certified Management Accountant in 1979 by the Society of Certified Management Accountants of Canada.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

J. C. GORMAN. Mr. Gorman has been a director of our company since 2002. He is currently a business consultant prior to which he was employed with ECT Canada from 1996 to 2000, retiring as Chairman of the Board. Previously he was a corporate banker with Bank of Montreal from 1972 to 1996, retiring as Senior Vice President, Natural Resources Group. Mr. Gorman obtained a Bachelor of Arts degree from the University of Ottawa and a Master of Business Administration degree from the University of Western Ontario.

D. JUNGE. Mr. Junge has been a director of our company since 2000. He is the Chairman of the Board of the Pitcairn Trust Company. Mr. Junge also holds a number of director and trustee positions with philanthropic organizations.
Mr. Junge obtained a Bachelor of Science degree in Economics and Finance from Lehigh University, was designated a Chartered Financial Analyst by the Institute of Chartered Financial Analysts in 1978, holds NASD Series 52, 53 and 63 securities licenses, and is a member of the Financial Planning Association and the Association for Investment Management and Research.

D. M. KNOTT. Mr. Knott has been a director of our company since 1998. He is the Managing General Partner of Knott Partners, LP and the Chief Executive Officer of Dorset Management Corp. Mr. Knott is also a trustee of several philanthropic organizations. Mr. Knott graduated from the University of Pennsylvania with a Bachelor of Arts degree in Political Science and a Master of Business Administration degree in finance from the University of Pennsylvania's Wharton School.

W. B. MACINNES. Mr. MacInnes has been a director of our company since 1978. Since 2001 he has been counsel to Gowling Lafleur Henderson LLP, prior to which he was a partner with, and counsel to, Ballem MacInnes LLP. Mr. MacInnes graduated from the University of Manitoba with an honours Bachelor of Laws degree and is a member of the Law Society of Alberta, the Canadian Bar Association and the Calgary Bar Association.

V. S.A. RIDDELL.  Ms. Riddell has been a director of our company since 1978.

S. L. RIDDELL ROSE. Ms. Riddell Rose has been a director of our company since 2000. She is the President and Chief Operating Officer of Paramount Energy Operating Corp., a wholly-owned subsidiary of Paramount Energy Trust. She was employed by our company from 1990 until June 2002 culminating in the position of Corporate Operating Officer. Prior to joining our company, she was a geological engineer with Shell Canada Limited. Ms. Riddell Rose graduated from Queen's University with a Bachelor of Science degree in Geological Engineering and is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the American Association of Petroleum Geologists.

J. B. ROY. Mr. Roy has been a director of our company since 1981. He is an independent businessman. Prior to December 1, 2003, he was the Vice-President and Director, Investment Banking of Jennings Capital Inc. From 1970 to 1996, he held various positions at Greenshields Incorporated and its successor, Richardson Greenshields. Mr. Roy graduated from Queen's University with a Bachelor of Science degree in Mechanical Engineering and received a Diploma in Management from McGill University. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

A. S. THOMSON. Mr. Thomson has been a director of our company since 1992. He is the President of Touche Thomson & Yeoman Investment Consultants Ltd.
Mr. Thomson graduated from the University of St. Andrews with a Master of Arts (Honours) degree in Political Economy and Geography. He is a former President of both the Alberta Society of Financial Analysts and the Economics Society of Alberta.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

B. M. WYLIE. Mr. Wylie has been a director of our company since 1978 and was Executive Vice President and Vice President, Land until 1996. He graduated from the University of California, Berkeley, with a Bachelor of Arts degree.
Mr. Wylie is a member of the American Association of Professional Landmen and the Canadian Association of Professional Landmen, and is on the Canadian Association of Petroleum Producers Committee.

C.E. MORIN. Mr. Morin is our General Counsel, Corporate Secretary and Land Manager and has been with our company since 1993. He is also a director of Pan Alberta Gas. Mr. Morin graduated from the University of Manitoba with an honours Bachelor of Arts degree and a Bachelor of Laws degree. He is a member of the Law Society of Alberta, the Canadian Bar Association and the Canadian Association of Petroleum Landmen.

EXECUTIVE COMPENSATION

The following table provides a summary of compensation earned during the fiscal years ended December 31, 2003, 2002 and 2001 by our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer and our Corporate Secretary.

                                        ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                              ---------------------------------------   ---------------------------------------
                               FISCAL                  OTHER ANNUAL                  SHARE         ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR       SALARY     COMPENSATION(2)     SARS     OPTIONS(3)   COMPENSATION(4)
---------------------------------------------------------------------------------------------------------------
                                            ($)             ($)           (#)         (#)             ($)
Clayton H. Riddell..........    2003        329,200        7,997           --        596,000             --
Chief Executive Officer         2002        329,200        4,581           --        456,000             --
                                2001        329,200        7,313           --        456,000             --

James H.T. Riddell..........    2003        232,250        9,270           --        400,000             --
President and Chief             2002        206,750        5,232           --        140,000             --
Operating Officer               2001        206,847        3,909           --        140,000        250,182

Bernard K. Lee(1)...........    2003        118,108(1)      4,565          --        100,000             --
Chief Financial Officer

Charles E. Morin............    2003        193,250        4,565           --        104,000             --
Corporate Secretary             2002        172,883          708           --         60,000             --
                                2001        168,147          707           --         60,000        260,532

------------

Notes:

(1) Mr. Lee commenced employment on May 26, 2003. If he had been employed for all of 2003, his salary would have been $191,250.

(2) Other annual compensation includes taxable benefits.

(3) Aggregate stock options held at the applicable time.

(4) Other compensation includes payments for share application rights, club fees, and auto and life insurance.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

OPTIONS GRANTED IN LAST FISCAL YEAR

The following table provides a summary of the options granted to our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer and our Corporate Secretary during the last fiscal year.

                                                                           MARKET VALUE
                                          % OF TOTAL                        OF SHARES
                              STOCK        OPTIONS                          UNDERLYING
                             OPTIONS      GRANTED IN     EXERCISE PRICE   OPTIONS ON THE
NAME AND PRINCIPAL POSITION  GRANTED    FINANCIAL YEAR     PER SHARE      DATE OF GRANT    EXPIRATION DATE
----------------------------------------------------------------------------------------------------------
                               (#)                            ($)              ($)
Clayton H. Riddell.........  296,000        9.87%            12.02             12.02       April 30, 2005
Chief Executive Officer       90,000        3.00%             9.00              9.00       April 30, 2007
                              50,000        1.67%             8.91              8.91       April 30, 2008

James H.T. Riddell.........   50,000        1.67%            12.02             12.02       April 30, 2005
President and Chief          160,000        5.34%             9.00              9.00       April 30, 2007
Operating Officer            100,000        3.34%             8.91              8.91       April 30, 2008

Bernard K. Lee.............   80,000        2.67%             9.00              9.00       April 30, 2007
Chief Financial Officer       20,000        0.67%             8.91              8.91       April 30, 2008

Charles E. Morin...........   24,000        0.80%            12.02             12.02       April 30, 2005
Corporate Secretary           24,000        0.80%             9.00              9.00       April 30, 2007
                              20,000        0.67%             8.91              8.91       April 30, 2008

STOCK OPTION PLAN

We have a stock option plan, approved by our shareholders, that enables our board of directors or the compensation committee of our board of directors to grant our key employees, consultants and directors options to acquire our common shares. As options are issued, their exercise prices will be no lower than the closing market prices of our common shares at that time. Optionees exercising options are entitled to receive our common shares. Alternatively, such employees may request to receive cash from our company for the positive difference between the exercise price and market price of our common shares. We are permitted, but not obligated, to comply with such a request. The resolution of our board of directors approving the option plan authorized the initial reservation of 5,900,000 of our authorized but unissued common shares. Options granted under the plan vest over four years and have a four and one-half year contractual life. As of March 31, 2004, options to acquire a total of 3,474,750 common shares were outstanding at exercise prices between $8.91 and $12.51.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

STOCK OPTIONS HELD BY DIRECTORS

The following table provides information relating to stock options held by our directors as of March 31, 2004.

                                    NUMBER OF
                                  COMMON SHARES
                                   UNDERLYING                      EXERCISE PRICE
                                 OPTIONS GRANTED   DATE OF GRANT        ($)           EXPIRY DATE
----------------------------------------------------------------------------------------------------
C.H. Riddell...................       100,000      Dec. 22, 2000       10.22          April 30, 2005
                                      296,000      Feb. 11, 2003       12.02          April 30, 2005
                                       60,000      Dec. 18, 2001        9.07          April 30, 2006
                                       90,000      May 15, 2003         9.00          April 30, 2007
                                       50,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                      596,000
                                    ---------

J.H.T. Riddell.................        50,000      Dec. 22, 2000       10.22          April 30, 2005
                                       50,000      Feb. 11, 2003       12.02          April 30, 2005
                                       40,000      Dec. 18, 2001        9.07          April 30, 2006
                                      160,000      May 15, 2003         9.00          April 30, 2007
                                      100,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                      400,000
                                    ---------

J.C. Gorman....................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

D. Junge.......................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

D.M. Knott.....................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

W.B. MacInnes..................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

V.S.A. Riddell.................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

S.L. Riddell Rose..............        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

                                    NUMBER OF
                                  COMMON SHARES
                                   UNDERLYING                      EXERCISE PRICE
                                 OPTIONS GRANTED   DATE OF GRANT        ($)           EXPIRY DATE
----------------------------------------------------------------------------------------------------
J.B. Roy.......................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

A.S. Thomson...................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------

B.M. Wylie.....................        25,000      May 15, 2003         9.00        October 19, 2007
                                        5,000      Dec. 1, 2003         8.91          April 30, 2008
                                    ---------
                                       30,000
                                    ---------
All Directors..................     1,266,000
                                    =========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Certain relationships and related transactions

C.H. Riddell, the Chairman of the Board, Chief Executive Officer and a director of our company, is also the Chairman of the Board, Chief Executive Officer and a director of Paramount Energy Operating Corp., a wholly-owned subsidiary of the Trust that provides administrative services to the Trust. S.L. Riddell Rose, a director of our company, is the President and a director of Paramount Energy Operating Corp. C.H. Riddell is the controlling shareholder of Paramount Oil & Gas Ltd., which is a holding company wholly owned by the Riddell family. J.H.T. Riddell, S.L. Riddell Rose and V.S.A. Riddell are also shareholders of Paramount Oil & Gas Ltd. The Riddell family beneficially owns or exercises control or direction over, directly or indirectly, including through Paramount Oil &
Gas Ltd., approximately 50% of our company and approximately 44% of the Trust.

Our management owns oil and natural gas properties that do not form part of our properties. Members of our management may also acquire interests in energy related businesses for their own accounts and on behalf of persons other than our shareholders.

We have executed indemnity agreements with, and have directors' and officers' liability insurance for the benefit of each of our directors and officers. We believe the terms and conditions of these agreements and insurance are standard for our industry.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Security ownership of principal shareholders and management

The following table contains information provided to us by our shareholders, or contained in our share ownership records, with respect to beneficial ownership of our common shares as of March 31, 2004 by: each person known by us to be the beneficial owner of more than 10% of our outstanding common shares; each named executive officer; each director; and all directors and executive officers as a group.

Each person has sole voting and investment power with respect to the shares listed.

                                                                       SHARES
                                                                 BENEFICIALLY OWNED
                                                              -------------------------
NAME                                                            NUMBER            %
---------------------------------------------------------------------------------------
C.H. Riddell................................................  28,873,070(1)      48.7
J.H.T. Riddell..............................................     114,915(2)         *
B.K. Lee....................................................       7,000            *
J.C. Gorman.................................................       2,000            *
D. Junge....................................................     342,223(3)         *
D.M. Knott..................................................   2,155,600          3.6
W.B. MacInnes...............................................       3,000            *
V.S.A. Riddell..............................................     473,400(2)         *
S.L. Riddell Rose...........................................     160,311(2)         *
J.B. Roy....................................................       7,500            *
A.S. Thomson................................................       8,000            *
B.M. Wylie..................................................      12,208            *
C.E. Morin..................................................      60,000            *
                                                              -------------------------
All directors and executive officers as a group (13
  persons)..................................................  32,219,227         54.3

------------

Notes:

*  Less than 1%

(1) 25,303,170 of these shares are beneficially held by Paramount Oil &
    Gas Ltd. C.H. Riddell is the controlling shareholder of Paramount Oil & Gas Ltd. 2,716,200 of these shares are beneficially held by 409790
    Alberta Ltd. and 767,400 of these shares are beneficially held by Treherne Resources Ltd., each of which is controlled by C. H. Riddell. C.H. Riddell holds 86,300 of these shares directly.

(2) J.H.T. Riddell, V.S.A. Riddell and S.L. Riddell Rose are also shareholders of Paramount Oil & Gas Ltd.

(3) Mr. Junge is Chairman of Pitcairn Trust Company. Pitcairn owns, in a fiduciary capacity as trustee or investment advisor for clients, 1,448,997 of our common shares. Of these shares, 98,424 are owned by trusts for which Mr. Junge serves as a co-trustee, and 342,223 are beneficially owned, directly or indirectly, by Mr. Junge.

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                                                                            S-47
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Description of share capital

Our authorized share capital consists of an unlimited number of common shares, of which 59,290,900 were outstanding as of March 31, 2004, and an unlimited number of non-voting preferred shares, issuable in series, of which none were outstanding as of March 31, 2004.

LISTING. Our outstanding common shares are listed on the Toronto Stock Exchange under the symbol "POU".

DIVIDENDS. Other than in connection with the Trust Disposition, we have not declared or paid dividends on our common shares in the three years ended December 31, 2003. Common shareholders may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or another form.

FULLY PAID. All of our outstanding common shares are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable.

VOTING RIGHTS. Each common share is entitled to one vote at any meeting of our shareholders.

OTHER RIGHTS. We will notify common shareholders of any shareholders' meetings according to applicable laws. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, common shareholders will share equally in the assets remaining after we pay our creditors.

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Description of other indebtedness

SENIOR CREDIT FACILITY

We have a $203 million senior credit facility with a syndicate of Canadian chartered banks which matures on March 31, 2005, subject to extension. If the Proposed Acquisition is completed, we expect borrowings available under our senior credit facility to be increased by approximately $47 million to $250 million. The facility is secured by a first floating charge over substantially all of our and our material subsidiaries' present and future property, a fixed charge on some of our and our material subsidiaries' oil and gas properties, and a security interest in all of our and our material subsidiaries' personal property. Our obligations are also guaranteed by each of our material subsidiaries.

We pay interest under the facility at prime rates, U.S. base rates and libor rates plus the applicable margin on any amount outstanding, depending upon the amount of borrowings available under the facility and in what form money is borrowed under the facility. We are required to pay fees under the facility, including banker's acceptance fees and fees related to the unused portion of the facility and fees to the agent for, and members of, the banking syndicate.

The facility contains a number of covenants that restrict our ability and the ability of our material subsidiaries to:

-  sell, lease or otherwise dispose of assets;

-  incur additional debt;

-  guarantee obligations of others;

-  prepay or change the terms of other debt;

-  pay dividends or make other distributions;

-  redeem or repurchase capital stock;

-  create liens on assets;

-  make investments, loans or advances; engage in mergers or consolidations;

-  change our business;

-  enter into sale-leaseback transactions;

-  enter into certain commodity or interest rate swap arrangements;

-  make capital expenditures;

-  create material subsidiaries; and

-  engage in certain transactions with affiliates.

The facility includes the following events of default:

-  non payment of principal, interest, fees or other amounts due;

-  violation of covenants, obligations and undertakings;

-  inaccuracies of representations and warranties;

-  bankruptcy or insolvency;

-  cross default;

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                                                                            S-49
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DESCRIPTION OF OTHER INDEBTEDNESS
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-  ceasing to carry on business;

-  material judgments against us or our material subsidiaries;

-  invalidity of any guarantee, security interest or other loan document;

-  sale of all or substantially all of our assets;

- events or conditions which could reasonably be expected to have a material adverse effect on us; and

-  a change of control.

SENIOR NOTES DUE 2010

We have U.S.$175 million aggregate principal amount of our existing
7 7/8% senior notes due 2010 outstanding. The indenture governing these notes contains substantially identical covenants and events of default to those contained in the indenture governing the notes offered by this prospectus supplement.

MORTGAGE

Our wholly owned subsidiary, 910083 Alberta Ltd., has a mortgage in the principal amount of approximately $6.7 million on a building owned by it. We are currently seeking buyers for this building and will use the proceeds from the sale of the building to repay the amount outstanding under the mortgage in its entirety.

DRILLING RIG INDEBTEDNESS

As of March 31, 2004, we had drilling rig indebtedness of approximately
$4.3 million. This indebtedness is secured by the drilling rigs to which this indebtedness relates.

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Description of the notes

The terms of our   % Senior Notes due 2014, which we refer to as the "notes", are described below. Our debt securities are described generally in the accompanying prospectus. The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of our debt securities included in the accompanying prospectus. You can find the definitions of certain terms used in this description under the subheading "--Certain definitions". In this section, the word "Paramount" refers only to Paramount Resources Ltd. and not to any of its subsidiaries or partnerships.

Paramount will issue the notes under the indenture that is described in the accompanying prospectus, or the "base indenture", between Paramount and Bank of Nova Scotia Trust Company of New York, as trustee, as supplemented by a first supplemental indenture to be entered into by Paramount and the trustee relating to the notes. We refer to the base indenture, as supplemented by the supplemental indenture, as the "indenture". The notes will be issued as a separate series of debt securities under the indenture, and accordingly will vote as a separate series from other series of debt securities on matters under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "--Additional information". Certain defined terms used in this description but not defined below under "--Certain definitions" have the meanings assigned to them in the indenture. References to "U.S.$" are to United States dollars and to "Cdn.$" are to Canadian dollars.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

The notes:

-  are general obligations of Paramount;

- are equal in right of payment to all existing and future senior Indebtedness of Paramount;

- are senior in right of payment to any permitted future subordinated Indebtedness of Paramount;

-  are unsecured except for a pledge of the Mirror Notes; and

- are effectively subordinated to all secured Indebtedness of Paramount, the Mirror Note Issuers and the Guarantors, including the Credit Agreement, to the extent of the value of the assets securing such secured Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

Paramount may issue an unlimited principal amount of notes under the supplemental indenture and U.S.$125.0 million will be issued in this offering. Paramount may issue additional notes under the supplemental indenture from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock". The notes and any additional notes subsequently issued under the supplemental indenture will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of this section, except for the covenant described under "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock," references to the notes include such additional notes, if any. Paramount

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                                                                            S-51
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DESCRIPTION OF THE NOTES
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will issue notes in denominations of U.S.$1,000 and integral multiples of
U.S.$1,000. The notes will mature on            , 2014.

Interest on the notes will accrue at the rate of     % per annum and will be
payable semi-annually in arrears on            and            , commencing on
           ,     . Paramount will make each interest payment to the Holders of
record on the immediately preceding            and            . For purposes of
disclosure under the INTEREST ACT (Canada), the yearly rate of interest to which interest is calculated under a note for any period in any calendar year (the "Calculation Period") is equivalent to the rate payable under a note in respect of the Calculation Period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the Calculation Period.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to Paramount in writing at least 10 calendar days prior to the applicable payment date, Paramount will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Paramount elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The trustee will initially act as paying agent and registrar. Paramount may change the paying agent or registrar without prior notice to the Holders of the notes, and Paramount or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all transfer taxes due on transfer. Paramount is not required to transfer or exchange any note selected for redemption. Also, Paramount is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

MIRROR NOTES

Upon closing of the offering of the notes, we will advance U.S.$125.0 million to Paramount Finance Ltd., our wholly-owned subsidiary, which is a single purpose company incorporated to participate in this transaction. Paramount Finance Ltd. will issue to us a Mirror Note in the principal amount of U.S.$125.0 million.

Paramount Finance Ltd. will lend the U.S.$125.0 million received from us to Paramount Resources, which will issue to Paramount Finance Ltd. a Mirror Note in the principal amount of U.S.$125.0 million. The Paramount Resources Mirror Note and the related Mirror Note Guarantees will be pledged to Paramount by Paramount Finance Ltd. to secure Paramount Finance Ltd.'s obligations under its Mirror Note. In turn, Paramount will pledge the Paramount Finance Ltd. Mirror Note, its interest in the Paramount Resources Mirror Note and the related Mirror Note Guarantees to secure performance of Paramount's obligations under the notes.

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DESCRIPTION OF THE NOTES
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The obligations of Paramount Finance Ltd. to Paramount under its Mirror Note and the obligations of Paramount Resources to Paramount Finance Ltd. under its Mirror Note will be initially guaranteed by each existing Restricted Subsidiary of Paramount other than the Mirror Note Issuers.

OPTIONAL REDEMPTION

At any time prior to            , 2007, Paramount may on any one or more
occasions redeem up to 35% of the aggregate principal amount of notes issued
under the indenture at a redemption price of        % of the principal amount,
plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Paramount and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

If Paramount becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, which is publicly announced or becomes effective on or after the date of the supplemental indenture, Paramount may, at its option, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at
Paramount's option prior to            , 2009.

After            , 2009, Paramount may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption
date, if redeemed during the twelve-month period beginning on              of
the years indicated below:

YEAR                                                          ----------
2009........................................................          %
2010........................................................          %
2011........................................................          %
2012 and thereafter.........................................   100.000%

MANDATORY REDEMPTION

Paramount is not required to make mandatory redemption or sinking fund payments with respect to the notes.

OFFER TO REPURCHASE

CHANGE OF CONTROL

If a Change of Control occurs, Paramount will be required to offer to repurchase all or any part (equal to U.S.$1,000 or an integral multiple of U.S.$1,000) of each Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Paramount will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Paramount will mail a notice to each

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                                                                            S-53
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DESCRIPTION OF THE NOTES
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Holder describing the transaction or transactions that constitute the Change of
Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Paramount will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Paramount will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Paramount or its designated agent will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Paramount.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of U.S.$1,000 or an integral multiple of U.S.$1,000.

Paramount will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that Paramount will have available, or will be able to obtain from third parties, funds sufficient to pay for all or any of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, there can be no assurance that in the event of a Change of Control Paramount will be able to obtain any consents necessary to consummate the Change of Control Offer from the lenders under agreements governing any outstanding Indebtedness that may prohibit the offer.

The provisions described above that require Paramount to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Paramount repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Paramount will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Paramount and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a reference to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Paramount and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law

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DESCRIPTION OF THE NOTES
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interpreting the phrase "substantially all", there is no precise established definition of the reference under applicable law. Accordingly, whether or not Paramount is required to offer to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Paramount and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

Paramount will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Paramount (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets, properties or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is set forth in an officers' certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Paramount or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Liquid Securities or Permitted Assets. For purposes of this provision, each of the following will be deemed to be cash:

    (a) any liabilities, as shown on Paramount's or such Restricted Subsidiary's most recent balance sheet, of Paramount or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes, any Mirror Note, any Mirror Note Guarantee or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Paramount or such Restricted Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by Paramount or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Paramount or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, Paramount or the applicable Restricted Subsidiary may apply those Net Cash Proceeds for any combination of the following purposes:

(1) to repay or prepay Indebtedness of Paramount or a Restricted Subsidiary that is not subordinated to the notes, any Mirror Note, any Mirror Note Guarantee or any Subsidiary Guarantee;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Oil and Gas Business;

(3) to make a capital expenditure; or

(4) to acquire other long-term assets or properties that are used or useful in the Oil and Gas Business.

Pending the final application of any Net Cash Proceeds, Paramount may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds U.S.$10.0 million, Paramount will make an offer (an "Asset Sale Offer") to all Holders of notes and all holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness

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                                                                            S-55
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DESCRIPTION OF THE NOTES
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that may be purchased out of the Excess Proceeds. The offer price in any Asset
Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Paramount may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Paramount will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Paramount will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

SELECTION AND NOTICE

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of U.S.$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

Set forth below are certain covenants that are contained in the indenture.

RESTRICTED PAYMENTS

Paramount will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any other payment or distribution on account of Paramount's Equity Interests (including, without limitation, any payment on account of such Equity Interests in connection with any merger or consolidation involving Paramount) or to the direct or indirect holders of Paramount's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Paramount);

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DESCRIPTION OF THE NOTES
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(2) purchase, retract, redeem or otherwise acquire or retire for value
    (including, without limitation, in connection with any merger or consolidation involving Paramount), in whole or in part, any Equity Interests of Paramount (other than any such Equity Interests owned by Paramount or a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, any Mirror Note, any Mirror Note Guarantee or any Subsidiary Guarantee, except for (i) a payment of interest at the Stated Maturity thereof or of principal not earlier than one year prior to the Stated Maturity thereof and (ii) any such Indebtedness owed to Paramount or a Restricted Subsidiary; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Paramount would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Paramount and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a) 50% of the Consolidated Net Income of Paramount for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing January 1, 2004 to the end of Paramount's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), PLUS

    (b) 100% of the aggregate net cash proceeds received by Paramount since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Paramount (other than Disqualified Stock and other than sales of Equity Interests to a Restricted Subsidiary) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Paramount that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Paramount) plus the aggregate net cash proceeds received by Paramount at the time of such conversion or exchange, PLUS

    (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
       (ii) the initial amount of such Restricted Investment, PLUS

    (d) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the fair market value of Paramount's proportionate interest in such Subsidiary immediately

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                                                                            S-57
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DESCRIPTION OF THE NOTES
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       following such redesignation, and (ii) the aggregate amount of
       Paramount's Investments in such Subsidiary to the extent such Investments were excluded from or otherwise reduced the sum of clauses (a), (b) and (c) immediately above and were not previously repaid or otherwise reduced.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Paramount, any Mirror Note Issuer or any Guarantor or of any Equity Interests of Paramount in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Paramount) of, Equity Interests of Paramount (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Paramount, any Mirror Note Issuer or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Paramount or any Restricted Subsidiary of Paramount held by any member of Paramount's, or any of its Restricted Subsidiaries', management, directors or employees pursuant to any management equity subscription agreement, stock option agreement or similar agreement or upon the death, disability or termination of employment of such directors, officers or employees; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed U.S.$2.0 million in any calendar year (with up to an additional
    U.S.$2.0 million of unused amounts from any year available to be used in the following year);

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(6) the payment of dividends on Disqualified Stock issued after the date of the supplemental indenture pursuant to the terms thereof as in effect on the date of issuance; PROVIDED that such Disqualified Stock was issued in accordance with the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock";

(7) the purchase, redemption, acquisition, cancellation or other retirement for nominal value per right of any rights granted to all the holders of common stock of Paramount pursuant to any shareholders' rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics;

(8) payments by Paramount or any Restricted Subsidiary in respect of Indebtedness of Paramount or any Restricted Subsidiary owed to Paramount or another Restricted Subsidiary;

(9) the repurchase of subordinated Indebtedness of Paramount at a purchase price no greater than 101% of the principal amount of such subordinated Indebtedness in the event of a "Change of

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    Control" in accordance with provisions similar to the covenant described under "--Offer to repurchase--Change of control"; PROVIDED that, prior to or simultaneously with such repurchase, Paramount has made the Change of Control Offer, if required, with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(10) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Paramount or any Restricted Subsidiary of Paramount held by the estate of any Person who had a 'key man' life insurance policy maintained by Paramount or any Restricted Subsidiary out of the proceeds received by Paramount or such Restricted Subsidiary under such policy; or

(11) the making of other Restricted Payments in an aggregate amount not to exceed U.S.$20.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Paramount or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

Paramount will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (in any such case, "incur") any Indebtedness (including Acquired Debt), and Paramount will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Paramount may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Mirror Note Issuers and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Paramount's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; PROVIDED FURTHER that a Restricted Subsidiary may issue preferred stock to Paramount or to a Wholly Owned Restricted Subsidiary of Paramount, or in a transaction or series of related transactions consisting of a sale of such Restricted Subsidiary, PROVIDED that immediately after giving effect to such sale, neither Paramount nor any of its Subsidiaries owns any Equity Interests of such Restricted Subsidiary and such sale complies with the covenant described under "--Offer to repurchase--Asset sales".

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by Paramount and its Restricted Subsidiaries of Indebtedness, letters of guarantee, tender cheques and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of guarantee, tender cheques and letters of credit being deemed to have a principal amount equal to the maximum potential liability of Paramount and its Restricted Subsidiaries thereunder) not to exceed the greater of

    (a) Cdn.$256.0 million, LESS the aggregate amount of all Net Cash Proceeds of Asset Sales that have been applied by Paramount or any of its Restricted Subsidiaries since the date of the indenture to permanently repay any term Indebtedness under a Credit Facility pursuant to the

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       covenant described above under the caption "--Offer to repurchase--Asset sales" and LESS the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by Paramount or any of its Restricted Subsidiaries since the date of the indenture as a result of the application of Net Cash Proceeds of Asset Sales pursuant to the covenant described above under the caption "--Offer to repurchase--Asset sales"; and

    (b) Cdn.$30.0 million plus 20% of Adjusted Consolidated Net Tangible Assets as of the date on which such additional Indebtedness is incurred, and after giving effect to the incurrence of such Indebtedness (and including any assets acquired with such Indebtedness);

(2) Existing Indebtedness;

(3) the incurrence by Paramount, the Mirror Note Issuers and the Guarantors of Indebtedness represented by the notes to be issued on the date of the supplemental indenture, the Mirror Notes, the Mirror Note Guarantees and the Subsidiary Guarantees;

(4) the incurrence by Paramount, any Mirror Note Issuer or any Guarantor of Indebtedness and Obligations represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development or improvement of property, plant or equipment, including Facilities, used in the business of Paramount, such Mirror Note Issuer or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed U.S.$10.0 million at any time outstanding;

(5) the incurrence by Paramount or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
    (3) (with respect to the notes only) or (5) of this paragraph;

(6) the incurrence by Paramount or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock between or among Paramount and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that

    (a) if Paramount, any Mirror Note Issuer or any Guarantor is the obligor on such Indebtedness or preferred stock, such Indebtedness or preferred stock must be unsecured; and

    (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than Paramount or a Restricted Subsidiary of Paramount and (ii) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either Paramount or a Restricted Subsidiary of Paramount, will be deemed, in each case, to constitute an incurrence of such Indebtedness or the issuance of preferred stock by Paramount or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Paramount, any Mirror Note Issuer or any Guarantor of Hedging Obligations, PROVIDED that such Hedging Obligations were incurred in the ordinary course of business and not for speculative purposes;

(8) the guarantee by Paramount, any Mirror Note Issuer or any Guarantor of Indebtedness of Paramount or a Restricted Subsidiary of Paramount that was permitted to be incurred by another provision of this covenant or required to be incurred by the indenture;

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(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of Paramount as accrued;

(10) the incurrence by Paramount, any Mirror Note Issuer or any Guarantor of Indebtedness and Obligations under Oil and Gas Hedging Contracts, PROVIDED that such Oil and Gas Hedging Contracts were entered into in the ordinary course of business and not for speculative purposes;

(11) production imbalances arising in the ordinary course of business;

(12) Indebtedness and Obligations in connection with one or more standby letters of credit, Guarantees, performance or surety bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, Guarantee or performance or surety bond itself);

(13) the incurrence by Paramount, any Mirror Note Issuer or any Guarantor of Non-Recourse Purchase Money Debt in an amount not to exceed
    U.S.$20.0 million outstanding at any one time;

(14) the incurrence by Paramount or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed U.S.$25.0 million;

(15) Indebtedness of Paramount, any Restricted Subsidiary, any Mirror Note Issuer or any Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(17) Indebtedness of Paramount or any Restricted Subsidiary (including letters of credit), for the account of Paramount or any such Restricted Subsidiary incurred in order to provide security for environmental reclamation obligations to governmental agencies, workers' compensation claims, payment obligations in connection with self-insurance or similar statutory and other requirements in the ordinary course of business; and

(18) customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of Paramount or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any assets of Paramount or any such Restricted Subsidiary (other than Guarantees incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition).

For purposes of determining compliance with this "Incurrence of indebtedness and issuance of preferred stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Paramount will be permitted to classify, or later reclassify, such item of Indebtedness in whole or in part in any manner that

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complies with this covenant, including by allocation to more than one other type of Indebtedness. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the supplemental indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt above.

The maximum amount of Indebtedness that Paramount or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

None of Paramount, any Mirror Note Issuer or any Guarantor will incur any additional Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Person unless such additional Indebtedness is also contractually subordinated in right of payment to the notes, the applicable Mirror Note, or the applicable Mirror Note Guarantee or Subsidiary Guarantee, as the case may be, on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

LIENS

Paramount will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness or trade payables upon or with respect to any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

Paramount will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Paramount or any of its Restricted Subsidiaries or pay any indebtedness owed to Paramount or any of its Restricted Subsidiaries;

(2) make loans or advances to Paramount or any of its Restricted Subsidiaries;
    or

(3) transfer any of its properties or assets to Paramount or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness or Credit Facilities as in effect or which come into effect on the date of the supplemental indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to holders of notes, as determined by Paramount's Board of Directors in their reasonable and good faith judgment;

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(2) the indenture, the notes, the Mirror Notes, the Mirror Note Guarantees, the
    Subsidiary Guarantees and the Mirror Note Pledge Agreements;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Paramount or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, including any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments and obligations referred to in this covenant, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially less favorable to holders of notes, as determined by Paramount's Board of Directors in their reasonable and good faith judgment;

(9) agreements existing on the Issue Date;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

AMALGAMATION, MERGER, CONSOLIDATION OR SALE OF ASSETS

Paramount may not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not Paramount is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Paramount and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either (a) Paramount is the surviving corporation; or (b) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of Paramount under the notes, the

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    indenture and the Mirror Note Pledge Agreements pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) Paramount or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

    (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Paramount immediately preceding the transaction; and

    (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period, be permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of indebtedness and issuance of preferred stock"; and

(5) the transactions will not result in Paramount or the surviving corporation being required to make any deduction or withholding on account of taxes as described below under the caption "--Payment of additional amounts" that Paramount would not have been required to make had such transactions or series of transactions not occurred; and

(6) in case Paramount shall consolidate, amalgamate or merge with or into any other Person or, except for conveyances or transfers to one or more Wholly-Owned Restricted Subsidiaries, convey or transfer its properties and assets substantially as an entirety to any Person, Paramount has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the covenant described under "--Certain covenants--Amalgamation, merger, consolidation or sale of assets" and that all conditions precedent contained in the indenture relating to such transaction have been complied with.

In addition, Paramount may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Amalgamation, merger, consolidation or sale of assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Paramount, any Mirror
Note Issuer and any Guarantor.

Subject to the following paragraph, a Mirror Note Issuer or a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate, amalgamate or merge with or into (whether or not such Mirror Note Issuer or Guarantor is the surviving Person), another Person, other than Paramount, a Mirror Note Issuer or a Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

    (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such amalgamation, consolidation or merger assumes all the obligations of that Mirror Note Issuer or Guarantor, as the case may be, under the indenture, its Mirror Note, Mirror Note Guarantee or Subsidiary Guarantee, as the case may be, and the Mirror Note Pledge Agreements, if applicable, pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

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    (b) the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture; and

(3) in case any Mirror Note Issuer or Guarantor shall consolidate, amalgamate or merge with or into any other Person or, except for conveyances, transfers or leases to one or more Wholly-Owned Restricted Subsidiaries, convey, transfer or lease its properties and assets substantially as an entirety to any Person, Paramount has delivered to the trustee an officers' Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the covenant described under "--Certain covenants-- Amalgamation, merger, consolidation or sale of assets" and that all conditions precedent contained in the indenture relating to such transaction have been complied with.

The Mirror Note, Mirror Note Guarantee or Subsidiary Guarantee, as the case may be, of a Guarantor or a Mirror Note Issuer, as the case may be, will be released

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Paramount, if the sale or other disposition complies with the "Asset Sales" provisions of the indenture; or

(2) in connection with any sale of all of the Capital Stock of a Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Paramount, if the sale complies with the "Asset Sales" provisions of the indenture; or

(3) if Paramount designates any Restricted Subsidiary that is a Guarantor or a Mirror Note Issuer as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

TRANSACTIONS WITH AFFILIATES

Paramount will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Paramount or the relevant Restricted Subsidiary than those that would have reasonably been expected to have been obtained in a comparable transaction at such time by Paramount or such Restricted Subsidiary with an unrelated Person; and

(2) Paramount delivers to the trustee:

    (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

    (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$15.0 million, an opinion as to the fairness to Paramount or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States selected by Paramount.

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The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Paramount or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Paramount or such Restricted Subsidiary or approved by a majority of the disinterested members of the Board of Directors of Paramount (or a committee comprised solely of disinterested directors);

(2) transactions between or among Paramount and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Paramount solely because Paramount owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary compensation or fees to, or the execution of customary expense reimbursement, indemnification or similar arrangements with, Paramount or any of its Restricted Subsidiaries or any of their respective directors and officers in the ordinary course of business;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Paramount; and

(6) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption "--Restricted payments".

ISSUANCE OF SUBSIDIARY GUARANTEES AND MIRROR NOTE GUARANTEES

If Paramount forms or acquires any Restricted Subsidiary that is not a Guarantor or a Mirror Note Issuer and that incurs any Indebtedness (other than Indebtedness owing to Paramount, a Mirror Note Issuer or a Guarantor), or if any Restricted Subsidiary that is not a Guarantor or a Mirror Note Issuer guarantees any Indebtedness of Paramount, a Guarantor or a Mirror Note Issuer (other than a Guarantee of Indebtedness owing to Paramount, a Guarantor or a Mirror Note Issuer), in each case, in excess of U.S.$2.0 million, then Paramount shall:

(1) cause such Restricted Subsidiary to (i) execute and deliver to the trustee a supplemental indenture substantially in the form contemplated by the indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee (each, a "Subsidiary Guarantee") all of Paramount's obligations under the notes and the indenture on the terms set forth in the indenture or
    (ii) unconditionally guarantee to the Person to whom the Mirror Notes are issued (each, a "Mirror Note Guarantee") all of the Mirror Note Issuers' obligations under the Mirror Notes pursuant to documentation substantially in the form delivered by the Mirror Note Guarantors on the Issue Date; and

(2) deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture or Mirror Note Guarantee, as the case may be, has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary;

PROVIDED, that the foregoing shall not apply to any Restricted Subsidiary acquired or formed by Paramount for so long as it is not a Wholly Owned Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture. Paramount may cause any other Restricted Subsidiary of Paramount to issue a Subsidiary Guarantee or Mirror Note Guarantee and become a Guarantor. At any time the Indebtedness or Guarantee of Indebtedness referred to above is repaid or released without further obligation by such Restricted Subsidiary, such Restricted Subsidiary need no longer be required to be a Guarantor for purposes of this covenant, and the trustee shall promptly execute such documents and instruments, as Paramount

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or such Restricted Subsidiary may request to evidence the termination of the applicable Subsidiary Guarantee or Mirror Note Guarantee.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

The Board of Directors of Paramount may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Paramount and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted payments" or Permitted Investments, as determined by Paramount. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Paramount may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

BUSINESS ACTIVITIES

Paramount will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to Paramount and its Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

Paramount will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Mirror Notes, the Mirror Note Guarantees, the Subsidiary Guarantees or the Mirror Note Pledge Agreements unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

PAYMENT OF ADDITIONAL AMOUNTS

All payments made by Paramount or on behalf of Paramount with respect to the notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority. If Paramount is obligated to withhold or deduct any amount on account of Taxes imposed by any Canadian Taxing Authority from any payment made with respect to the notes, Paramount will:

(1) make such withholding or deduction;

(2) remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3) pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted;

(4) furnish to the trustee for the benefit of the Holders, within 30 days after the date the payment of any Taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by Paramount of those Taxes;

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(5) indemnify and hold harmless each Holder, other than as described below, for the amount of:

    (a) any Taxes (including interest and penalties) paid by such Holder as a result of payments made on or with respect thereto, and

    (b) any Taxes imposed with respect to any reimbursement under the preceding clause (a) or this clause (b), but excluding any such Taxes on such Holder's net income; and

(6) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the trustee an officers' certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the trustee may request to enable the trustee to pay such Additional Amounts to Holders on the payment date.

Notwithstanding the foregoing, Paramount will not pay Additional Amounts to a Holder in respect of a beneficial owner of a note:

- imposed or withheld by reason of the failure of the Holder or beneficial owner to complete, execute and deliver to Paramount any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered by Paramount in order to enable Paramount to make payments on the notes without deduction or withholding for Taxes, or with deduction of withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by Paramount;

- in any case where such beneficial owner is not a resident (within the meaning of the Canada-United States Income Tax Convention) of the United States of America, in excess of the amount that Paramount would have been obligated to pay hereunder if such beneficial owner were resident in the United States of America for the purposes of such treaty;

- where Paramount does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment with such beneficial owner, or

- where such beneficial owner is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments thereunder.

If, following any payment made by Paramount to any Holder of notes under paragraph (3) of the second preceding paragraph or any indemnity payment made by Paramount to any Holder of notes under paragraph (5) of the second preceding paragraph, such Holder shall receive or be granted a refund, credit, allowance or remission in respect of the Taxes resulting in the payment thereof and such Holder is able to readily identify such refund, credit, allowance or remission as being attributable to such Taxes, such Holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit, allowance or remission and without prejudice to the right of such Holder to obtain any other relief or allowance that may be available to it, reimburse Paramount with such amount as such Holder, acting reasonably, determines to be the amount of money attributable to such refund, credit, allowance or remission that may be paid by such Holder to leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding or payment of Taxes, which resulted in the payment under paragraph (3) or (5) of the second preceding paragraph. Such Holder may charge to Paramount (and may deduct from amounts reimbursable to Paramount hereunder) a fee reasonably determined by such Holder to compensate it for any additional effort expended or cost incurred in determining such credit or remission or allocating it to Paramount. Notwithstanding the foregoing, no Holder shall be obligated to disclose to Paramount, or any of its agents, any computation made by such Holder in connection with this paragraph or any information regarding such Holder's tax status or affairs.

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Any reference in the indenture to the payment of principal, premium, if any, interest, Change of Control or Asset Sale purchase price, redemption price or any other amount payable under or with respect to any note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Paramount's obligation to make payments of Additional Amounts will survive any termination of the indenture or the defeasance of any rights thereunder.

For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the notes, see "Certain Canadian and U.S. income tax consequences--Canadian federal income tax consequences".

REPORTS

Whether or not required by the SEC, so long as any notes are outstanding, Paramount will furnish, or cause the trustee to furnish, to the Holders of notes, within the time periods (except as otherwise noted below) specified in the SEC's rules and regulations:

(1) (a) all annual financial information that would be required to be contained in a filing with the SEC on Forms 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form) including a report on the annual financial statements by Paramount's certified independent accountants; and

    (b) for the first three quarters of each year, all quarterly financial information that would be required to be contained in quarterly reports under the laws of Canada or any province thereof or provided to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not the Company has any of its securities so listed, in each case including a "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

(2) within 10 Business Days after the occurrence of any event that would give rise to a requirement to file information regarding such event with the SEC on Form 8-K, all information that would otherwise be required to be filed with the SEC on Form 8-K if Paramount were required to file such reports.

If Paramount has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent such Unrestricted Subsidiaries in the aggregate accounted for more than 10% of Consolidated Cash Flow or the consolidated total assets of Paramount and its Restricted Subsidiaries for or as of the end of the reporting period, the quarterly and annual financial information required by the preceding paragraph must include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Paramount and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.

In addition, whether or not required by the SEC, Paramount will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing).

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

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(3) failure by Paramount or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Offer to repurchase--Change of control", "--Offer to repurchase--Asset sales", or "--Certain covenants--Amalgamation, Merger, consolidation or sale of assets";

(4) failure by Paramount or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after written notice has been given to Paramount by the trustee or to Paramount and the trustee by Holders of at least 25% of the outstanding principal amount of the notes;

(5) default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Paramount or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Paramount or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

    (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, which remains outstanding or the maturity of which has been so accelerated, aggregates U.S.$10.0 million or more, PROVIDED that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by Paramount or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of U.S.$10.0 million in cash (net of amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days after the date of entry of such judgment or, in the event such judgments have been bonded to the extent required pending appeal, after the date such judgments become non-appealable;

(7) except as permitted by the indenture, any Mirror Note, Mirror Note Guarantee or Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect and such failure shall not be cured within 10 days (it being understood that if any Mirror Note or Mirror Note Guarantee becomes invalid or unenforceable, such invalidity may be cured by causing each obligor under such Mirror Note or Mirror Note Guarantee to directly guarantee the notes pursuant to a Subsidiary Guarantee) or any Significant Subsidiary or any Person acting on behalf of any such Significant Subsidiary, shall deny or disaffirm its obligations under its Mirror Note, Mirror Note Guarantee or Subsidiary Guarantee (other than by reason of release of such Significant Subsidiary from its Subsidiary Guarantee or Mirror Note Guarantee in accordance with the indenture);

(8) except as contemplated by their terms, the Mirror Note Pledge Agreements cease to be in full force and effect or cease to give the trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby; and

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(9) certain events of bankruptcy or insolvency described in the indenture with respect to Paramount or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Paramount, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Paramount and (if given by the Holders) to the trustee in accordance with the indenture.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

Paramount is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Paramount is required to deliver promptly to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of Paramount, any Mirror Note Issuer or any Guarantor, as such, will have any liability for any obligations of Paramount, any Mirror Note Issuer or any Guarantor under the notes, the indenture, the Mirror Notes, the Mirror Note Guarantees, the Subsidiary Guarantees or the Mirror Note Pledge Agreements, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the United States federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Paramount may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes, all of the Mirror
Note Issuers' obligations discharged with respect to the Mirror Notes and all obligations of each Guarantor discharged with respect to its Mirror Note Guarantee or Subsidiary Guarantee, as the case may be ("Legal Defeasance"), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Paramount's obligations with respect to the notes concerning issuing temporary notes, replacing mutilated, destroyed, lost or stolen notes, maintaining an office or agency for payment and segregating and holding money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the obligations of Paramount and the Guarantors that have issued Subsidiary Guarantees in connection therewith; and

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(4) the Legal Defeasance provisions of the indenture.

In addition, Paramount may, at its option and at any time, elect to have the obligations of Paramount and the Guarantors that have issued Subsidiary Guarantees released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "--Events of default and remedies" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Paramount must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States selected by Paramount, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Paramount must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Paramount has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that
    (a) Paramount has received from, or there has been published by, the Internal Revenue Service and each applicable Canadian Taxing Authority a ruling or (b) since the Issue Date, there has been a change in the applicable Canadian and United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to Canadian and United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Paramount has delivered to the trustee
    (a) an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (b) an opinion of counsel qualified to practice in Canada or a ruling from the Canada Customs and Revenue Agency to the effect that Holders of the outstanding notes who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will only be subject to Canadian federal and provincial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Paramount or any of its Restricted Subsidiaries is a party or by which Paramount or any of its Restricted Subsidiaries is bound;

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(6) Paramount must deliver to the trustee an officers' certificate stating that the deposit was not made by Paramount with the intent of preferring the Holders of notes over the other creditors of Paramount with the intent of defeating, hindering, delaying or defrauding creditors of Paramount or others; and

(7) Paramount must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Mirror Notes, the Mirror Note Guarantees, the Subsidiary Guarantees or the Mirror Note Pledge Agreements may each be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or lack of compliance with any provision of the indenture, the notes, the Mirror Notes, the Mirror Note Guarantees, the Subsidiary Guarantees or the Mirror Note Pledge Agreements may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the time for payment of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Offer to repurchase");

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in a currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption payment with respect to any note;

(8) amend, change or modify in any material respect the obligation of Paramount to make and consummate a Change of Control Offer after the occurrence of a Change of Control or to make or consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

(9) modify or change any provision of the indenture or the related definitions affecting the ranking of the notes, any Subsidiary Guarantee, any Mirror Note or any Mirror Note Guarantee in any manner adverse to the Holders of the notes;

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(10) modify the provisions of the section entitled "--Certain covenants--Payments for consent" in any manner adverse to a Holder of notes;

(11) release any Mirror Note Issuer or Guarantor that is a Significant Subsidiary from any of its obligations under its Mirror Note, Mirror Note Guarantee or Subsidiary Guarantee, as the case may be, or the indenture otherwise than in accordance with the terms of the indenture;

(12) modify or change any provision of the Mirror Note Pledge Agreements affecting the priority of the claims of the trustee and the Holders of the notes in and to the Mirror Notes in any manner adverse to the Holders of the notes;

(13) directly or indirectly release any Lien on the Mirror Notes except in compliance with the terms of the indenture and the Mirror Note Pledge Agreements; or

(14) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, Paramount, the Mirror Note Issuers and the Guarantors, as applicable, and the trustee may amend or supplement the indenture, the notes, the Mirror Notes, the Mirror Note Guarantees, the Subsidiary Guarantees and the Mirror Note Pledge
Agreements:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Paramount's, a Mirror Note Issuer's or a Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Paramount's assets or to comply with the provisions of "--Certain Covenants--Issuance of subsidiary guarantees and mirror note guarantees";

(4) to release any Guarantor from its obligations under its Subsidiary Guarantee or Mirror Note Guarantee (to the extent permitted by the indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

The indenture will cease to be of further effect as to all notes issued thereunder, when

(1) either:

    (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Paramount, have been delivered to the trustee for cancellation; or

    (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Paramount has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient to pay and discharge the principal, premium, if any, and accrued interest to the date of maturity or redemption;

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(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Paramount or any Restricted Subsidiary is a party or by which Paramount or any Restricted Subsidiary is bound;

(3) Paramount or any Guarantor has paid or caused to be paid all sums payable by Paramount under the indenture; and

(4) Paramount has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Paramount must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of Paramount, any Mirror Note Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

The indenture, the notes, the Mirror Notes, the Mirror Note Guarantees and the Mirror Note Pledge Agreements will be governed by and construed in accordance with the laws of the State of New York.

ADDITIONAL INFORMATION

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Paramount Resources Ltd., Suite 4700, 888 Third Street S.W., Calgary, Alberta T2P 5C5, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

The Depository Trust Company ("DTC") will act as securities depository for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC

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holds securities that its participants ("Direct Participants") deposit with DTC.
DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock
Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for such notes on DTC's records. The ownership interest of each actual purchaser of notes represented by a registered global security ("Note Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Note Beneficial Owners will not receive written confirmation from DTC of their purchase, but Note Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Note Beneficial Owner entered into the transaction. Transfers of ownership interests in the registered global security representing notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Note Beneficial Owners. Note Beneficial Owners will not receive certificates representing their ownership interests in the registered global security representing notes, except in the event that use of the book-entry system for the notes is discontinued or upon the occurrence of certain other events described in this prospectus supplement.

To facilitate subsequent transfers, the registered global security representing notes deposited by Direct Participants with DTC is registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the registered global security with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Note Beneficial Owners of the registered global security representing the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Note Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Note Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the registered global security representing the notes. Under its usual procedures, DTC mails an Omnibus Proxy as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and interest payments on the registered global security representing the notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from Paramount or the trustee on the payable date in

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accordance with their respective holdings shown on DTC's records. Payments by
Participants to Note Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the trustee, or Paramount, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Paramount or the trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Note Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither Paramount nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by DTC or the Direct or Indirect Participants or for maintaining or reviewing any records of DTC or the Direct or Indirect Participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to Paramount or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, notes in definitive form are required to be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Paramount believes to be reliable, but Paramount takes no responsibility for the accuracy of this information.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"ACQUIRED DEBT" means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person amalgamating or merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

PROVIDED that any Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such other Person is amalgamated or merged with or into, or becomes a Restricted Subsidiary of, such specified Person, or such assets are acquired by such specified Person, will not be Acquired Debt.

"ADDITIONAL AMOUNTS" has the meaning assigned to that term under the caption "--Payment of additional amounts".

"ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means, without duplication, as of the date of determination; the sum of

(1) discounted future net revenues from proved oil and gas reserves of Paramount and its Restricted Subsidiaries calculated in accordance with SEC guidelines (before any provincial, state or federal income taxes), as confirmed by a Canadian or United States nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates
    Consultants Ltd.,

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    Sproule Associates Limited and Sproule Associates Inc.) in a reserve report prepared as of the end of Paramount's most recently completed fiscal year, as INCREASED BY, as of the date of determination, the discounted future net revenues of (a) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (b) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), AND DECREASED BY, as of the date of determination, the estimated discounted future net revenues of (c) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and
    (d) reductions in estimated proved oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices in such year-end reserve report), PROVIDED that, in the case of each of the determinations made pursuant to clauses (a) through (d), such increases and decreases shall be as estimated by Paramount's petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which case the discounted future net revenues utilized for purposes of this clause (1) shall be confirmed in a written report of a Canadian or United States nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd., Sproule Associates Limited and Sproule Associates Inc.) delivered to the trustee (which report shall be reasonably satisfactory in form and substance to the trustee),

(2) the capitalized costs that are attributable to oil and gas properties of Paramount and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Paramount's books and records as of a date no earlier than the date of Paramount's most recent available internal annual or quarterly financial statements,

(3) the Consolidated Net Working Capital of Paramount on a date no earlier than the date of Paramount's most recently available internal annual or quarterly financial statements, and

(4) the greater of (a) the net book value of other tangible assets of Paramount on a date no earlier than the date of Paramount's most recently available internal annual or quarterly financial statements or (b) the appraised value, as estimated by independent appraisers, of other tangible assets of Paramount and its Restricted Subsidiaries, in either case, as of the date of Paramount's most recently available internal annual or quarterly financial statements,

MINUS, to the extent included in clauses (1) through (4) above, the sum of:

(1) minority interests,

(2) any net gas balancing liabilities of Paramount and its Restricted Subsidiaries reflected in Paramount's most recently available internal annual or quarterly financial statements,

(3) the discounted future net revenues, calculated in accordance with SEC guidelines utilizing the prices utilized in Paramount's year- end reserve report, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Paramount and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(4) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues

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    specified in the first clause (1) above, would be necessary to fully satisfy the payment obligations of Paramount and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto, and

(5) the discounted future net revenues, calculated in accordance with SEC guidelines utilizing the prices utilized in Paramount's year-end reserve report, attributable to reserves that are subject to participation, partnership, vendor financing or other agreements then in effect, or that are otherwise required to be delivered to third parties, but only to the extent that such third parties are then entitled to such reserves, or in the case of vendor financing or other encumbrances reduced only by the value of such encumbrances.

"AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control unless there is a Beneficial Owner that is not an Affiliate of such Person holding a greater percentage of such Voting Stock. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" have correlative meanings.

"ASSET SALE" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business and other than the granting of a Lien in accordance with the indenture; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of Paramount and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Offer to repurchase--Change of control" and/or the provisions described above under the caption "--Certain covenants--Amalgamation, Merger, consolidation or sale of assets" and not by the provisions of the indenture described above under the caption "--Offer to repurchase--Asset Sales"; and

(2) the issuance of Equity Interests in any of Paramount's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors' qualifying shares or shares required to be owned by other Persons pursuant to applicable law).

Notwithstanding the preceding, the following items will be deemed not to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than U.S.$2.5 million;

(2) a transfer of assets between or among Paramount and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Paramount or to another Restricted Subsidiary;

(4) any disposition of worn-out, obsolete, retired or otherwise unsuitable or excess assets or equipment or facilities or of assets or equipment no longer used or useful, in each case, in the ordinary course of business;

(5) the sale or lease of equipment, inventory, including current production, accounts receivable or other assets in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents;

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(7) any transfer of properties or assets (including Capital Stock) that is governed by the provisions of the indenture described under "--Certain covenants--Amalgamation, Merger, consolidation or sale of assets"; or that is a Restricted Payment that is permitted by the covenant described above under the caption "--Certain covenants--Restricted payments";

(8) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, PROVIDED that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(9) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business or resulting from any pooling, unit or farm-out agreement entered into in the ordinary course of business;

(10) the trade or exchange by Paramount or any Restricted Subsidiary of any oil and gas property owned or held by Paramount or such Restricted Subsidiary for any oil and gas property owned or held by another Person;

(11) the sale or transfer of hydrocarbons or other mineral products in the ordinary course of business; and

(12) a Permitted Investment.

"BOARD OF DIRECTORS" means:

(1) with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2) with respect to a partnership, the board of directors of the corporation that is the general partner or managing partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

"BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which banking institutions in New York City or the Province of Alberta are authorized or required by law to close.

"CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.

"CAPITAL STOCK" means:

(1) in the case of a corporation, association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(3) any other interest or participation that confers on a Person rights in, or other equivalents of or interests in, the equity of the issuing Person or otherwise confers the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"CASH EQUIVALENTS" means:

(1) United States or Canadian dollars;

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(2) securities issued by or directly and fully guaranteed or insured by the federal governments of Canada or the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the federal governments of Canada or the United States is pledged in support of those securities) having maturities of not more than 365 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any United States commercial bank or any Canadian chartered bank having capital and surplus in excess of U.S.$500 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Services or R-1 by Dominion Bond Rating Service and in each case maturing within 270 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"CHANGE OF CONTROL" means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Paramount and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption or approval by the Board of Directors of Paramount or its stockholders of a plan relating to the liquidation or dissolution of Paramount;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) (other than a Permitted Holder) becomes the Beneficial Owner, directly or indirectly, of more than 50% the Voting Stock of Paramount, measured by voting power rather than number of shares; or

(4) during any two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Paramount was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

"CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

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(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received in respect of interest pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

(4) exploration expenses for such Person and its Restricted Subsidiaries for such period, to the extent that any such exploration expenses were deducted in computing such Consolidated Net Income; PLUS

(5) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; MINUS

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and MINUS

(7) to the extent included in determining Consolidated Net Income, the sum of:

    (a) the amount of deferred revenues that are amortized during such period and that are attributable to reserves that are subject to Volumetric Production Payments; and

    (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments,

in each case, on a consolidated basis and determined in accordance with GAAP.

"CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

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(4) any non-cash charges related to an impairment test write-down under GAAP will be excluded; and

(5) to the extent not otherwise included, any gain on the disposition of a Restricted Investment will be included.

"CONSOLIDATED NET WORKING CAPITAL" of any Person as of any date of determination means the difference (shown on the balance sheet of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) between (i) all current assets of such Person and its Restricted Subsidiaries and (ii) all current liabilities of such Person and its Restricted Subsidiaries except the current portion of long-term Indebtedness and Indebtedness under Credit Facilities.

"CONSOLIDATED NET WORTH" means, with respect to any specified Person as of any date, the consolidated shareholders' equity of such Person and its consolidated Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

"CREDIT AGREEMENT" means the credit agreement in effect on the Issue Date after the initial issuance of notes under the indenture among Paramount, as borrower, the lenders named therein, Bank of Montreal, as administrative agent, and the other agents named therein including any related notes, debentures, pledges, Guarantees, security documents, instruments and agreements executed from time to time in connection therewith, and in each case as amended, modified, restated, renewed, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring or adding Subsidiaries as additional borrowers or guarantors thereunder, and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or any agreements, and whether by the same or any other agent, lender or group of lenders. For greater certainty, it is acknowledged that Interest Rate Agreements, Currency Agreements and Oil and Gas Hedging Contracts entered into with a Person that at that time is a lender (or an Affiliate thereof) under the Credit Agreement are separate from, are not included within and do not form part of any above inclusions of the Credit Agreement.

"CREDIT FACILITIES" means one or more credit or debt facilities (including, without limitation, under the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for, among other things, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"CURRENCY AGREEMENT" means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

"DEFAULT" means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the indenture.

"DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date on which the notes

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mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Paramount to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the provisions applicable to such Capital Stock either
(i) are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "--Offer to repurchase--Asset sales" and "--Offer to repurchase--Change of control" and such Capital Stock specifically provides that the issuer will not repurchase or redeem any of such Capital Stock pursuant to such provisions prior to Paramount's repurchase of such of the notes as are required to be repurchased pursuant to the covenants described under "--Offer to repurchase--Asset sales" and "--Offer to repurchase--Change of control", or (ii) provide that Paramount may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain covenants--Restricted payments".

"DOLLAR-DENOMINATED PRODUCTION PAYMENTS" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"EQUITY OFFERINGS" means any public or private sale of Equity Interests of Paramount (other than Disqualified Stock).

"EXISTING INDEBTEDNESS" means all Indebtedness of Paramount and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the supplemental indenture.

"FACILITIES" means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities; flares, stacks and burning towers; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

"FAIR MARKET VALUE" means, with respect to any asset, property or service, the price (after taking into account any related liabilities, costs or expenses) that could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, in the case of a transaction with respect to Paramount or any of its Restricted Subsidiaries exceeding U.S.$10.0 million, fair market value will be determined by the Board of Directors of Paramount acting in good faith.

"FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred

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    payment obligations, the interest component of all payments associated with
    Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Agreements; PLUS

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person (other than such Person or its Restricted Subsidiaries) or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent the primary obligor is currently in default under such Indebtedness, whether or not such Guarantee or Lien is called upon; PLUS

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person or any of its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through amalgamations, mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

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"GAAP" means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time.

"GOVERNMENT SECURITIES" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

"GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"GUARANTOR" means each Restricted Subsidiary that executes a Subsidiary Guarantee or Mirror Note Guarantee pursuant to the covenant described under "--Certain covenants--Issuance of subsidiary guarantees and mirror note guarantees" or otherwise; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Subsidiary Guarantee or Mirror Note Guarantee is released in accordance with the terms of the indenture.

"HEDGING OBLIGATIONS" means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.

"HOLDER" means a Person in whose name a note is registered.

"INDEBTEDNESS" means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, letters of guarantee or tender cheques (or reimbursement agreements in respect thereof);

(3) in respect of banker's acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing any Hedging Obligations;

(7) in respect of Production Payments;

(8) in respect of Oil and Gas Hedging Contracts; or

(9) in respect of all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under GAAP.

In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

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The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

For the avoidance of doubt, "Indebtedness" of any Person shall not include:

(1) trade payables incurred in the ordinary course of business and payable in accordance with customary practice;

(2) deferred tax obligations;

(3) minority interests;

(4) uncapitalized interest; and

(5) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business.

"INTEREST RATE AGREEMENT" means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

"INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investments" shall exclude extensions of trade credit in the ordinary course of business on commercially reasonable terms in accordance with normal trade practices of such Person. If Paramount or any Restricted Subsidiary of Paramount sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Paramount such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Paramount, Paramount will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Paramount's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain covenants--Restricted payments". The acquisition by Paramount or any Restricted Subsidiary of Paramount of a Person that holds an Investment in a third Person will be deemed to be an Investment by Paramount or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain covenants--Restricted payments".

"ISSUE DATE" means       , 2004.

"LIEN" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement but excluding a title retention agreement to the extent it would constitute an

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operating lease in accordance with GAAP and generally accepted accounting principles in the United States, as in effect on the Issue Date.

"LIQUID SECURITIES" means securities constituting (or immediately convertible into) no more than 7.5% of the outstanding securities of a class of securities that is publicly traded on the Toronto Stock Exchange, the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, the London Stock Exchange or the TSX Venture Exchange.

Securities meeting the requirements of the preceding sentence shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

(1) the date on which such securities, or securities exchangeable for, or convertible into, such securities, are sold or exchanged for cash or Cash Equivalents, and

(2) 60 days following the date of receipt of such securities; PROVIDED, that, notwithstanding the foregoing, up to U.S.$2.0 million of securities (valued as of the date of receipt) received by Paramount or a Restricted Subsidiary in any 12 month period and which Paramount or such Restricted Subsidiary is restricted from selling freely pursuant to the applicable securities laws of Canada or any province thereof, shall not cease to be Liquid Securities as a result of this clause (2) until 180 days following the date of receipt of such securities.

"MATERIAL CHANGE" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of Paramount and its Restricted Subsidiaries, calculated in accordance with the first clause (1) of the definition of Adjusted Consolidated Net Tangible Assets; PROVIDED, HOWEVER, that there will be excluded from the calculation of Material Change the estimated future net cash flows from:

(1) any acquisitions during the fiscal quarter of oil and gas reserves that have been audited by a Canadian or United States nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd., Sproule Associates Limited and Sproule Associates Inc.) and on which a report or reports exist; and

(2) any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption "--Asset sales".

"MIRROR NOTE GUARANTEE" has the meaning set forth under "--Certain covenants--Issuance of subsidiary guarantees and mirror note guarantees."

"MIRROR NOTE ISSUERS" means Paramount Finance Ltd. and Paramount Resources, a general partnership.

"MIRROR NOTE PLEDGE AGREEMENTS" means, collectively the pledge agreements, dated the Issue Date pursuant to which (i) the Mirror Note issued by Paramount Resources to Paramount Finance Ltd. will be pledged to Paramount and (ii) the Mirror Note issued by Paramount Finance Ltd. to Paramount and Paramount's interest in the Mirror Note issued by Paramount Resources are pledged as security for all Obligations thereunder and under the notes and the indenture.

"MIRROR NOTES" means the promissory notes issued by Paramount Finance Ltd. and Paramount Resources evidencing Indebtedness equal in aggregate principal amount to that of the notes outstanding from time to time.

"NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds therefrom in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received

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in the form of cash or Cash Equivalents, or stock or other assets when disposed of for cash or Cash Equivalents, received by Paramount or any of the Restricted Subsidiaries from such Asset Sale, net of:

(1) brokerage commissions and other reasonable out-of-pocket fees and expenses (including fees and expenses of legal counsel, accountants and investment banks, sales commissions and relocation expenses) related to such Asset Sale;

(2) provisions for all taxes payable or required to be accrued in accordance with GAAP as a result of such Asset Sale;

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by a Lien on the assets or properties that are the subject of such Asset Sale;

(4) amounts required to be paid to any Person owning a beneficial interest in the assets or properties that are subject to the Asset Sale; and

(5) appropriate amounts to be provided by Paramount or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

PROVIDED that cash and/or Cash Equivalents in which Paramount or a Restricted Subsidiary has an individual beneficial ownership shall not be deemed to be received by Paramount or a Restricted Subsidiary until such time as such cash and/or Cash Equivalents are free from any restrictions under agreements with the other beneficial owners of such cash and/or Cash Equivalents which prevent Paramount or a Restricted Subsidiary from applying such cash and/or Cash Equivalents to any use permitted by the covenant described under "--Offer to repurchase--Asset sales" or to purchase notes.

"NET INCOME" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale; or
    (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

"NON-RECOURSE DEBT" means Indebtedness:

(1) as to which neither Paramount nor any of its Restricted Subsidiaries
    (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Paramount or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

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"NON-RECOURSE PURCHASE MONEY DEBT" means Indebtedness incurred in connection with the acquisition by Paramount or any Mirror Note Issuer or Guarantor in the ordinary course of business of Facilities, and renewals and refinancings of such Indebtedness but only to the extent that the lenders with respect to such Indebtedness or such renewals and refinancings have a claim solely against the assets acquired with such Indebtedness and any improvements thereon and not against Paramount or any Restricted Subsidiary generally).

"OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, damages and other liabilities payable under the documentation governing any Indebtedness.

"OIL AND GAS BUSINESS" means:

(1) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties,

(2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties,

(3) the exploration for or development, extraction, production, treatment, processing, storage, transportation, refining or marketing and sale of oil, gas and other minerals and products produced in association therewith,

(4) the evaluation, participation in or pursuit of any other activity or opportunity that is primarily related to clauses (1) through (3) above, and

(5) any activity that is ancillary to, necessary or appropriate for or incidental to the activities described in clauses (1) through (4) of this definition,

PROVIDED that, in respect of Paramount, the determination of what reasonably constitutes a permissible Oil and Gas Business pursuant to clauses (1) to (5) above shall be made in good faith by the Board of Directors of Paramount.

"OIL AND GAS HEDGING CONTRACTS" means any transaction, arrangement or agreement entered into between a Person (or any of its Restricted Subsidiaries) and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in commodity prices, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; PROVIDED that Production Payments will not be treated as Oil and Gas Hedging Contracts for the purposes of the indenture.

"OIL AND GAS INVESTMENTS" means any Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including, without limitation:

(1) ownership interests in oil and gas properties, processing facilities or gathering systems or ancillary real property interests, and

(2) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint

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    venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

"PERMITTED ASSETS" means any and all long-term properties or assets that are used or useful in an Oil and Gas Business.

"PERMITTED HOLDERS" means (i) any of Clayton H. Riddell, his spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of his siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Paramount; (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; or (iv) any Person controlled by any of the Persons described in clause (i), (ii) or (iii). For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

"PERMITTED INVESTMENTS" means, without duplication:

(1) any Investment in Paramount or in a Restricted Subsidiary of Paramount;

(2) any Investment in cash and/or Cash Equivalents;

(3) any Investment by Paramount or any Restricted Subsidiary of Paramount in a Person, if as a result of such Investment:

    (a) such Person becomes a Restricted Subsidiary of Paramount; or

    (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Paramount or a Restricted Subsidiary of Paramount;

(4) any Investment made as a result of the receipt of consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Offer to repurchase--Asset sales";

(5) any acquisition of assets or other Investments solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Paramount;

(6) Investments resulting from repurchases of the notes;

(7) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) Hedging Obligations and Oil and Gas Hedging Contracts;

(9) Oil and Gas Investments;

(10) Investments existing on the date of the indenture and Investments made with the proceeds, including, without limitation, from sales or other dispositions, of such Investments and any other Investments made pursuant to this clause (10);

(11) (a) loans or advances made to any officer, director or employee of Paramount or any of its Restricted Subsidiaries in the ordinary course of business that are approved by the Board of Directors of the Company or a duly authorized officer, and (b) loans or advances made to

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    refinance loans, together with accrued interest thereon, made pursuant to this clause (11); PROVIDED such loans do not exceed U.S.$2.0 million at any one time outstanding; and

(12) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed U.S.$15.0 million.

"PERMITTED LIENS" means, as of any date:

(1) Liens on assets of Paramount and any Subsidiary securing Indebtedness under Credit Facilities and Obligations in respect of such Indebtedness in an aggregate principal amount not to exceed the greater of the amounts set forth in subclauses (a) and (b) of clause (1) under "Certain covenants-- Incurrence of indebtedness and issuance of preferred stock," plus
    U.S.$25.0 million;

(2) Liens in favor of Paramount, any of the Mirror Note Issuers or any of the Guarantors;

(3) Liens on property of a Person existing at the time such Person is amalgamated or merged with or into or consolidated with Paramount or any Restricted Subsidiary of Paramount; PROVIDED that such Liens were in existence prior to the contemplation of such amalgamation, merger or consolidation and do not extend to any assets other than those of the Person amalgamated or merged into or consolidated with Paramount or the Subsidiary;

(4) Liens securing Hedging Obligations and Oil and Gas Hedging Contracts;

(5) Liens securing the assets purchased by purchase money indebtedness;

(6) Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase incurred in the ordinary course of business to the extent of the security interest in those underlying assets;

(7) Liens for any judgments rendered that do not constitute an Event of Default;

(8) Liens for any judgment rendered, or claim filed, against Paramount or any Restricted Subsidiary which are being contested in good faith by appropriate proceedings that do not constitute an Event of Default if during such contestation a stay of enforcement of such judgment or claim is in effect;

(9) Liens on property existing at the time of acquisition of the property by Paramount or any Restricted Subsidiary of Paramount, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

(10) Liens incurred or deposits made to secure the performance of or otherwise in connection with statutory obligations, environmental reclamation obligations, bids, leases, government contracts, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business;

(11) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired with such Indebtedness;

(12) Liens existing on the date of the supplemental indenture;

(13) Liens for taxes, workers' compensation, unemployment insurance and other types of social security, assessments or other governmental charges or claims that are not yet due and payable or, if due and payable and delinquent, that are being contested by Paramount or a Restricted

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    Subsidiary in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(14) Liens in pipelines or pipeline facilities that arise by operation of law;

(15) Liens arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, utilization and pooling designations, declarations, orders and agreements, joint venture agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest and other agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements and other similar agreements, or arising by operation of law, which in each of the foregoing cases are customary in the Oil and Gas Business, and easements, rights of way or other similar rights in land, PROVIDED that such Liens are not given in connection with borrowed money;

(16) Liens in oil, gas or other mineral property or products derived from such property to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments of purchase or sale of, or the transportation, storage or distribution of, such property or the products derived from such property, PROVIDED that such Indebtedness is not given in connection with borrowed money;

(17) Liens in respect of any oil, gas or mineral property acquired after the date of the supplemental indenture (i) securing the costs and expenses incurred after the date of the supplemental indenture in connection with surveying, exploration, drilling, development, extraction, operation or production relating to or arising in connection with any such oil, gas or other mineral property or with the acquisition thereof, including costs incurred for the acquisition, construction, development, alteration, repair, improvement or operation of any and all Facilities relating to such property, or to projects, ventures or other arrangements of which such property forms a part or which relate to such property, whether or not such Facilities are in whole or in part located (or from time to time located) at or on such property, and all related costs of abandonment, or (ii) securing Indebtedness created, issued, incurred or assumed by Paramount or any of its Restricted Subsidiaries to provide funds for, or otherwise finance (directly or indirectly), the activities set forth above, if such Indebtedness is incurred prior to, during or within two years after the acquisition or completion of construction, development or other relevant activities referred to in clause (i) above and does not exceed the cost of such acquisition, construction, development or other activities, as applicable; PROVIDED that any such Lien shall be limited to the property that is the subject of the acquisition, construction, development or other relevant activities referred to above;

(18) Liens in favor of any federal government or any province, state or territory thereof or any municipality therein or any political subdivision, department, agency or instrumentality of any of them to secure the performance of any covenant or obligation to or in favor of or entered into at the request of such authorities where such security is required pursuant to any contract, statute or regulation or with respect to any franchise, grant, license or permit (including related to periodic payments in connection therewith) or arises by operation of law and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands held by Paramount, any of its Restricted Subsidiaries, any Mirror

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

    Note Issuer or any Guarantor under government permits, leases or grants, PROVIDED that such Lien is not given in connection with borrowed money;

(19) Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, mechanics', landlords', materialmen's, employees', laborers', employers', suppliers', banks', builders', repairmen's and other like Liens;

(20) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title that do not, in the aggregate, impair in any material respect the ordinary conduct of the business of Paramount and its Restricted Subsidiaries taken as a whole;

(21) Liens in connection with any Production Payments; PROVIDED that (i) such Liens are limited to the property that is the subject of such Production Payment; and (ii) either (x) such Production Payments were in existence on the Issue Date; (y) such Production Payments are entered into in connection with the acquisition of any property after the Issue Date and such Lien is created, incurred, issued or assumed in connection with the financing of, or within 90 days after the acquisition of, such property; or (z) such Production Payments do not exceed in the aggregate U.S.$5.0 million at any time outstanding;

(22) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(23) Liens incurred in the ordinary course of business of Paramount or any Subsidiary of Paramount with respect to obligations that do not in the aggregate exceed U.S.$5.0 million at any one time outstanding;

(24) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness that was secured by Permitted Liens and securing similar property; and

(25) Liens on any intercompany Indebtedness of a Restricted Subsidiary of Paramount (which Indebtedness shall be unsecured except by a pledge of any note or other evidence of intercompany Indebtedness of another Restricted Subsidiary of Paramount) granted as security for debt securities issued by Paramount; PROVIDED that the principal amount and interest rate of such intercompany Indebtedness subject to such Liens shall not exceed the principal amount and interest rate, respectively, of the debt securities issued by Paramount so secured;

PROVIDED, HOWEVER, that none of the Liens identified in the foregoing clauses (1) through (12) and (14) through (25) shall constitute Permitted Liens to the extent any such Liens are on or cover any Mirror Note or Mirror Note Guarantee (other than Liens in respect of or established by any of the Mirror Note Pledge Agreements).

In the event that a Lien meets the criteria of more than one of the categories of Permitted Liens described in clauses (1) through (25) above, Paramount may classify, or later reclassify, such Lien in whole or in part in any manner that complies with this definition, including by allocation to more than one other type of Permitted Lien.

"PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Paramount or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew,

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

replace, defease or refund other Indebtedness of Paramount or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, a Mirror Note, a Mirror Note Guarantee or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes and is subordinated in right of payment to the notes or such Mirror Note, Mirror Note Guarantee or Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Paramount or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.

"PRODUCTION PAYMENTS" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

"RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

"RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

"SEC" means the United States Securities and Exchange Commission.

"SECURITIES ACT" means the United States Securities Act of 1933, as amended.

"SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

"STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"SUBSIDIARY" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

    business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

"TAXES" means any present or future tax, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

"TAXING AUTHORITY" means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

"UNRESTRICTED SUBSIDIARY" means (i) 910083 Alberta Ltd. (unless designated as a Restricted Subsidiary following the Issue Date in accordance with the terms of the indenture) and (ii) any other Subsidiary of Paramount that is designated by the Board of Directors of Paramount as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such other
Subsidiary:

(1) at the time of such designation, has no Indebtedness other than
    (i) Non-Recourse Debt and (ii) Indebtedness that could be guaranteed by Paramount in compliance with the covenant set forth under the caption "--Certain covenants--Restricted payments" (and the amount of such indebtedness under this clause (ii) shall be deemed to be an Investment by Paramount for purposes of such covenant);

(2) is not party to any agreement, contract, arrangement or understanding with Paramount or any Restricted Subsidiary of Paramount unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Paramount or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Paramount;

(3) is a Person with respect to which neither Paramount nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Paramount or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Paramount as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of Paramount giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain covenants--Designation of restricted and unrestricted subsidiaries". If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Paramount as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock", Paramount will be in default of such covenant. The Board of Directors of Paramount may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Paramount of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

under the caption "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and
(3) if required pursuant to the covenant described under "--Certain covenants-- Issuance of subsidiary guarantees and mirror note guarantees," such Unrestricted Subsidiary becomes a Guarantor pursuant to such covenant within 10 Business Days of the date on which it is so designated.

"VOLUMETRIC PRODUCTION PAYMENTS" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

"WHOLLY OWNED RESTRICTED SUBSIDIARY" of Paramount means any Restricted Subsidiary of which all of the outstanding Voting Stock (other than directors' qualifying shares or shares required to be owned by other Persons pursuant to applicable law) is owned by Paramount or any other Wholly Owned Restricted Subsidiary.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Credit ratings

The notes have been assigned preliminary ratings of "B" by Standard & Poor's
Corporation and       by Moody's Investors Service, Inc. Credit ratings are
intended to provide investors with an independent measure of credit quality of any issue of securities.

S&P's credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. According to the S&P rating system, debt securities rated "B" are more vulnerable to nonpayment than obligations rated "BB", but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

Moody's credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. According to the Moody's rating system, debt securities rated "B" generally lack the characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small. Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa in its corporate bond rating system. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

THE CREDIT RATINGS MENTIONED HEREIN ARE NOT A RECOMMENDATION TO PURCHASE, HOLD OR SELL THE NOTES OFFERED IN THIS PROSPECTUS SUPPLEMENT AND DO NOT COMMENT AS TO MARKET PRICE OR SUITABILITY FOR A PARTICULAR INVESTOR. WE CAN NOT ASSURE INVESTORS THAT ANY RATING WILL REMAIN IN EFFECT FOR ANY GIVEN PERIOD OF TIME OR THAT ANY RATING WILL NOT BE REVISED OR WITHDRAWN ENTIRELY BY A RATING AGENCY IN THE FUTURE IF, IN ITS JUDGMENT, CIRCUMSTANCES SO WARRANT AND, IF ANY SUCH RATING IS SO REVISED OR WITHDRAWN, WE ARE NOT UNDER ANY OBLIGATION TO UPDATE THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.

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S-98

--------------------------------------------------------------------------------

Interest coverage

Interest payments on our debt, based upon our consolidated financial statements, for the twelve month periods ended December 31, 2003 and March 31, 2004 were $19.9 million and $17.2 million, respectively, before giving effect to the offering of notes, and would have been $ million and $ million, respectively, after giving effect to the offering of notes. Our loss, based on our consolidated financial statements and before deduction of interest on long term debt and income tax, for the twelve month periods ended December 31, 2003 and March 31, 2004 was $36.7 million and $48.1 million, respectively. Our loss would have prevented us from covering interest charges for the twelve month periods ended December 31, 2003 and March 31, 2004 by $56.7 million and $65.3 million, respectively, before giving effect to the offering of notes, and $ million and $ million, respectively, after giving effect to the offering of notes. The foregoing does not give effect to the Trust Disposition (for periods prior to the Trust Disposition) or the Proposed Acquisition, each of which is described and reflected in our pro forma consolidated financial statements incorporated by reference in the prospectus.

The following table shows our actual and adjusted interest coverage ratios in respect of EBITDAX calculated for the twelve month periods ended December 31, 2003 and March 31, 2004. The actual ratios are based upon our consolidated financial statements and the adjusted ratios give effect to this offering of notes. The following does not give effect to the Trust Disposition (for periods prior to the Trust Disposition) or the Proposed Acquisition, each of which is described and reflected in our pro forma consolidated financial statements incorporated by reference in the prospectus.

                                                                 TWELVE MONTHS
                                                                     ENDED
                                                               DECEMBER 31, 2003
                                                              --------------------
                                                               ACTUAL    ADJUSTED
----------------------------------------------------------------------------------
Interest coverage on debt (times)
-- EBITDAX(1)...............................................     9.9

------------

(1) EBITDAX divided by interest on debt. You should refer to note 1 to our Selected Consolidated Financial Data table on page S-22 for a definition of EBITDAX, a description of the use of EBITDAX and its intended purpose, and a reconciliation of EBITDAX to net income.

                                                                 TWELVE MONTHS
                                                                     ENDED
                                                                 MARCH 31, 2004
                                                              --------------------
                                                               ACTUAL    ADJUSTED
----------------------------------------------------------------------------------
Interest coverage on debt (times)
-- EBITDAX(1)...............................................    12.0

------------

(1) EBITDAX divided by interest on debt. You should refer to note 1 to our Selected Consolidated Financial Data table on page S-22 for a definition of EBITDAX, a description of the use of EBITDAX and its intended purpose, and a reconciliation of EBITDAX to net income.

Refer to our consolidated financial statements incorporated by reference in the prospectus. The interest coverages do not purport to be indicative of interest coverages for any future periods.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Certain Canadian and U.S. income tax consequences

The following summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective holder and no representation with respect to the tax consequences to any particular holder is made. Accordingly, prospective holders should consult with their own tax advisers for advice with respect to the income tax consequences of acquiring, holding and disposing of the notes having regard to their particular circumstances.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following describes the principal Canadian federal income tax considerations as of the date of this prospectus, generally applicable to a purchaser of notes (a "Non-Resident Holder") who, for the purposes of the INCOME TAX ACT (Canada) (the "ITA") at all relevant times, is not, and is not deemed to be, resident in Canada, does not use or hold and is not deemed to use or hold the notes in carrying on a business in Canada, deals at arm's length with Paramount, and is not an insurer that carries on an insurance business in Canada and elsewhere.

This summary takes into account the current provisions of the ITA and the regulations passed pursuant to the ITA (the "ITA Regulations") in force as of the date of this prospectus, any proposals to amend the ITA and the ITA Regulations publicly announced by the date of this prospectus by the federal Minister of Finance and the current published administrative practices of the Canada Revenue Agency. This description is not exhaustive of all Canadian federal income tax considerations and does not anticipate any changes in law whether by legislative, governmental or judicial action other than the passage of such publicly announced proposed amendments to the ITA or ITA Regulations, nor does it take into account provincial, territorial or foreign tax considerations which may differ from the Canadian federal income tax considerations described in this prospectus.

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF NOTES. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN CANADIAN TAX ADVISORS WITH RESPECT TO THE CANADIAN INCOME TAX CONSIDERATIONS ASSOCIATED WITH THEIR PARTICIPATION IN THIS OFFERING.

Pursuant to the ITA, interest paid or credited or deemed to be paid or credited by Paramount on the notes as the case may be, to a Non-Resident Holder will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable pursuant to the ITA by a Non-Resident Holder in respect of the acquisition, ownership or disposition of the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by U.S. Holders (as defined below) who acquire the notes at original issue for cash and hold the notes as a "capital asset" under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not consider any tax consequences arising under United States federal gift and estate taxes or under the tax laws of any state, local or foreign jurisdiction. In addition, it does not include all of the rules that may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

- a broker-dealer, a dealer in securities or currencies, or a financial institution;

- a pass-through entity (e.g., a partnership) or an investor who holds the notes through a pass-through entity (e.g., a partner in a partnership);

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
CERTAIN CANADIAN AND U.S. INCOME TAX CONSEQUENCES
--------------------------------------------------------------------------------

-  an insurance company;

-  a tax-exempt organization;

-  subject to the alternative minimum tax provisions of the Code;

- holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction, conversion transaction or a synthetic security or other integrated transaction;

-  a U.S. Holder whose "functional currency" is not the U.S. dollar; or

-  a holder who is not a U.S. Holder.

Furthermore, the discussion below is based upon the provisions of the Code and United States Treasury regulations (including final, temporary and proposed regulations) promulgated thereunder, rulings and judicial decisions as of the date of this prospectus, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the United States Internal Revenue Service ("IRS") will take a similar view as to any of the U.S. federal income tax consequences described in this summary.

PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES, CANADIAN AND OTHER INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS. THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN UNITED STATES FEDERAL TAX RULES AND DOES NOT DESCRIBE FUTURE CHANGES IN UNITED STATES FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

UNITED STATES HOLDERS

If you are a "U.S. Holder", as defined below, this section applies to you.

DEFINITION OF U.S. HOLDER. You are a "U.S. Holder" if you hold the notes and you are:

-  an individual who is a citizen or resident of the United States;

- a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or of any of its political subdivisions;

- an estate, the income of which is subject to United States federal income tax regardless of its source; or

- a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has properly elected under applicable United States Treasury regulations to continue to be treated as a United States person.

PAYMENTS OF INTEREST. Interest received on the notes is generally taxable to you as ordinary interest income. You generally must pay United States federal income tax on the interest on the notes:

- when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

- when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

--------------------------------------------------------------------------------

CERTAIN CANADIAN AND U.S. INCOME TAX CONSEQUENCES
--------------------------------------------------------------------------------

In additional to interest on the notes, you will be required to include in income any additional amounts and any taxes withheld from interest payments, notwithstanding that you do not in fact receive such withheld taxes. You may be entitled to claim a credit against your U.S. federal income tax liability, or a deduction in computing your U.S. federal taxable income, for any Canadian withholding taxes. You are encouraged to consult your tax advisor regarding the availability of the foreign tax credit for your particular circumstances.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES. You will recognize a gain or loss on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note (which will be taxable as interest income if not previously included in gross income), minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note.

Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute a capital gain or loss and will be a long-term capital gain or loss if you held such note for more than one year. Under current law, net capital gains of non-corporate taxpayers under certain circumstances are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations. Any such gain or loss will generally be treated as U.S. source gain or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING. In general, information reporting requirements will apply to payments of interest on, and the proceeds of the sale or other disposition of, a Note to U.S. Holders other than certain exempt recipients (including, among others, corporations and certain tax-exempt organizations). In addition, if you are not an exempt recipient, you may be subject to backup withholding tax, currently at a rate of 28%, with respect to such payments. The backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless: the TIN you provided is incorrect; you are notified by the IRS that you have failed to properly report payments of interest and dividends; or in some circumstances, you fail to certify under penalties of perjury that you have furnished a correct TIN and that you are not subject to backup withholding.

If the backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS. A U.S. Holder who does not provide a correct TIN may be subject to penalties imposed by the IRS.

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S-102

--------------------------------------------------------------------------------

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement between us and the underwriters, the underwriters named below, for whom UBS Securities LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes listed opposite their respective names:

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------------------------------------------------------------------------
UBS Securities LLC..........................................  U.S.$
Harris Nesbitt Corp.........................................
CIBC World Markets..........................................
Scotia Capital (USA) Inc....................................
                                                              ----------------
Total.......................................................  U.S.$125,000,000
                                                              ================

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement, if any notes are purchased under the underwriting agreement. The obligations of the underwriters under the underwriting agreement may, in certain circumstances, be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of specified events.

This offering is being made by prospectus in the United States. The notes will not be qualified for sale in Canada and may not be offered or sold, directly or indirectly, in Canada or to residents of Canada except (i) through a registered dealer or pursuant to an exemption from the dealer registration requirements; and (ii) pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws.

The underwriters initially propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the underwriters have made a reasonable effort to sell all of the notes at the initial public offering price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the notes is less than the gross proceeds paid by the underwriters to us.

The following table shows the underwriting commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                PAID BY
                                                              THE COMPANY
-------------------------------------------------------------------------
Per note....................................................         %

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

We estimate that the total expenses payable by us in connection with this offering, other than the underwriting commissions referred to above, will be approximately U.S.$900,000. These expenses primarily consist of legal, accounting, printing and filing fees related to the offering.

The notes are a new issue of securities with no established trading market. We do not intend to apply for a listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by some of the underwriters that they presently intend to make a market for the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Until the distribution of the notes is completed, rules of the SEC and Alberta Securities Commission may limit the ability of the underwriters to bid for and purchase the notes. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

We and the underwriters have agreed to indemnify each other against specified liabilities, including liabilities under Canadian provincial securities legislation and the United States Securities Act of 1933, as amended.

UBS Securities LLC, Harris Nesbitt Corp., CIBC World Markets Corp. and Scotia Capital (USA) Inc. are each affiliates of banks which are lenders to us under our senior credit facility. Harris Nesbitt Corp. is an affiliate of a bank that has provided a lending commitment to us under a bridge facility obtained to finance the Proposed Acquisition. Banks with which UBS Securities LLC, CIBC World Markets Corp. and Scotia Capital (USA) Inc. are affiliates may also provide commitments under the bridge facility. The bridge facility will not be drawn upon if this offering of notes is completed prior to the closing of the Proposed Acquisition. Additionally, Harris Nesbitt Corp. is an affiliate of a bank that is a lender to Paramount Oil and Gas Ltd., a significant shareholder of ours. Accordingly, we may be considered a connected issuer of each of UBS Securities LLC, Harris Nesbitt Corp., CIBC World Markets Corp. and Scotia Capital (USA) Inc. in connection with this offering for the purposes of applicable Canadian securities laws.

As of March 31, 2004, we were indebted to the banks of which UBS
Securities LLC, Harris Nesbitt Corp., CIBC World Markets Corp. and Scotia Capital (USA) Inc. are affiliates in the aggregate amount of $105.9 million under our senior credit facility. We are in compliance with all material terms of the agreements governing our senior credit facility. From time to time the banks have waived compliance by us with various covenants (not including payment covenants) in our senior credit facility. The facility is secured by a first floating charge over substantially all our present and future property and the present and future property of our material subsidiaries (as defined in the facility), a fixed charge

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

on certain of our oil and gas properties and those of our material subsidiaries and a security interest in all of our personal property and that of our material subsidiaries. Our obligations are also guaranteed by each of our material subsidiaries.

Neither our financial position nor the value of the security under our senior credit facility have changed substantially since the debt under our senior credit facility was incurred, except as discussed in this prospectus supplement and the prospectus.

The decision to distribute the notes offered by this prospectus supplement and the determination of the terms of the distribution were made through negotiations between us, UBS Securities LLC, Harris Nesbitt Corp., CIBC World Markets Corp. and Scotia Capital (USA) Inc.. The banks of which
UBS Securities LLC, Harris Nesbitt Corp., CIBC World Markets Corp. and Scotia Capital (USA) Inc. are affiliates did not have any involvement in that decision or determination, but those banks have been advised of the issuance of the notes and the terms of the issuance. In connection with the distribution of the notes, each of UBS Securities LLC, Harris Nesbitt Corp., CIBC World Markets Corp. and Scotia Capital (USA) Inc. will receive its share of the underwriters' fee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

Legal matters in connection with this offering will be passed upon for us by Torys LLP, New York, New York (concerning matters of U.S. law), and Macleod Dixon LLP, Calgary, Alberta (concerning matters of Canadian law). The partners and associates of Torys LLP and Macleod Dixon LLP beneficially own less than 1% of our outstanding shares.

Legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York (concerning matters of U.S. law) and Osler, Hoskin & Harcourt LLP, Calgary, Alberta (concerning matters of Canadian law). The partners and associates of Cahill Gordon & Reindel LLP and Osler, Hoskin & Harcourt LLP beneficially own less than 1% of our outstanding shares.

Experts

The financial statements of Paramount Resources Ltd., as of December 31, 2003 and 2002, incorporated by reference in the prospectus have been audited by Ernst & Young LLP, Chartered Accountants, as stated in their report attached to such statements.

The schedule of revenues and expenses for the Proposed Acquisition Properties, as of December 31, 2003, included in the prospectus have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, as stated in their report attached to such statements.

Extracts and summaries from the reserves report of McDaniel & Associates Consultants Ltd. which are included or incorporated by reference in the prospectus supplement and the prospectus, have been included in reliance upon the authority of McDaniel & Associates Consultants Ltd. as experts in giving such reports. The partners and associates of McDaniel & Associates Consultants Ltd. beneficially own less than 1% of our outstanding shares.

Extracts and summaries from the reserves report of Sproule Associates Limited which are included or incorporated by reference in this prospectus supplement and the prospectus, have been included in reliance upon the authority of Sproule Associates Limited as experts in giving such reports. The partners and associates of Sproule Associates Limited beneficially own less than 1% of our outstanding shares.

Documents incorporated by reference

This prospectus supplement is deemed to be incorporated by reference into the prospectus solely for the purposes of the notes offered hereby. Other documents are also incorporated or deemed to be incorporated by reference into the prospectus. The following documents which have been filed with the securities commission or similar authority in each of the provinces and territories of Canada are also specifically incorporated by reference in and form an integral part of the prospectus and this prospectus supplement:

    (a) our annual information form dated March 23, 2004 (including management's discussion and analysis for the year ended December 31, 2003, incorporated therein by reference);

    (b) our audited comparative consolidated financial statements for the year ended December 31, 2003, including the auditors' report thereon;

--------------------------------------------------------------------------------

DOCUMENTS INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------

    (c) our management proxy circular dated March 23, 2004 relating to the annual and special meeting of our shareholders to be held on June 2, 2004 (excluding those portions under the headings "Report on Executive Compensation and Compensation Committee", "Stock Performance Graph" and "Corporate Governance Committee Report" and excluding Appendix A);

    (d) our unaudited comparative interim consolidated financial statements for the three-month period ended March 31, 2004 and the accompanying management's discussion and analysis;

    (e) our material change report dated June 4, 2004 relating to the Proposed Acquisition; and

    (f) the document entitled "Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles for the year ended December 31, 2003 and the three-months ended March 31, 2004".

Any statement contained in the prospectus, in this prospectus supplement or in any document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, into the prospectus for the purpose of the offering of the notes offered hereby shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in the prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement or the prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

You may obtain a copy of our annual information form and other information identified above by writing or calling us at the following address and telephone number:

Paramount Resources Ltd.
4700, 888 - Third Street S.W.
Calgary, Alberta T2P 5C5
(403) 290-3600
Attention: Corporate Secretary

--------------------------------------------------------------------------------

BASE SHELF PROSPECTUS
--------------------------------------------------------------------------------

U.S.$300,000,000

[LOGO]
Debt Securities

------------------------------------------------------------------------

We may from time to time sell up to US$300,000,000 (or the equivalent in other currencies) aggregate principal amount of our debt securities. These debt securities may consist of debentures, notes or other types of debt and may be issuable in series. We will provide the specific terms of these securities in supplements to this prospectus that will be delivered to purchasers together with this prospectus. Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be our direct, unsecured and unsubordinated obligations and will be issued under a trust indenture. You should read this prospectus and any prospectus supplement carefully before you invest.

FOR EACH OF THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 2003 AND MARCH 31, 2004 WE HAD AN INTEREST COVERAGE RATIO IN RESPECT OF EARNINGS OF LESS THAN ONE TO ONE.

                            ------------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

WE ARE PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS, WHICH ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. THEY MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

OWNING THE DEBT SECURITIES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD READ THE TAX DISCUSSION IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN CANADA, MOST OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THE PROSPECTUS ARE CANADIAN RESIDENTS, AND MOST OF OUR ASSETS AND THE ASSETS OF OUR DIRECTORS AND OFFICERS AND THE EXPERTS ARE LOCATED OUTSIDE THE UNITED STATES.

THERE IS NO MARKET THROUGH WHICH THESE SECURITIES MAY BE SOLD AND PURCHASERS MAY NOT BE ABLE TO RESELL SECURITIES PURCHASED UNDER THIS SHORT FORM PROSPECTUS.

                            ------------------------

June 17, 2004

Table of contents
--------------------------------------------------------------------------------

                                          PAGE
                                        --------
About this prospectus.................      i
Where you can find more information...     ii
Disclosure regarding forward-looking
  statements..........................      v
Risk factors..........................      1
Paramount Resources Ltd...............      8
Recent developments...................      8
Use of proceeds.......................      8
Interest coverage.....................      9

                                          PAGE
                                        --------
Description of debt securities........      9
Certain income tax consequences.......     25
Plan of distribution..................     25
Legal matters.........................     26
Experts...............................     26
Documents filed as part of the
  U.S. registration statement.........     26
Index to financial statements.........    F-1

                         ------------------------------

About this prospectus

Except as set forth under "Description of Debt Securities", and unless the context otherwise requires, all references in this prospectus and any prospectus supplement to "Paramount", "we", "us" and "our" mean Paramount Resources Ltd. and its consolidated subsidiaries and partnerships.

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, references to "dollars" or "$" are to Canadian dollars and all references to "US$" are to United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using Canadian generally accepted accounting principles, referred to as "Canadian GAAP".
"U.S. GAAP" means generally accepted accounting principles in the United States. We prepare our consolidated financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, our consolidated financial statements included and incorporated by reference in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. For a summary of the principal differences between our financial results as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the document entitled "Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles for the year ended December 31, 2003 and three-months ended March 31, 2004" incorporated by reference into this prospectus.

This prospectus is part of a registration statement on Form F-10 relating to the debt securities that we filed with the U.S. Securities and Exchange Commission (the "SEC"). Under the registration statement, we may, from time to time, sell any combination of the debt securities described in this prospectus in one or more offerings up to an aggregate principal amount of US$300,000,000. This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information". This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the debt securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Where you can find more information

INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at Suite 4700, 888 Third
Street S.W., Bankers Hall West, Calgary, Alberta T2P 5C2, (403) 290-3600. These documents are also available through the internet via the System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR, and can be accessed at www.sedar.com.

We file with the Alberta Securities Commission (the "ASC"), a commission of authority in the Province of Alberta, Canada similar to the SEC, annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the UNITED STATES SECURITIES EXCHANGE ACT OF 1934, as amended and, in accordance with the Exchange Act, we also file reports with and furnish other information to the SEC. Under a multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we file or furnish to the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact it at www.sec.gov for further information on the public reference room. Our filings are also electronically available from the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

Under applicable securities laws in Canada and the United States, the Canadian securities commissions and the SEC allow us to incorporate by reference certain information that we file with the Canadian securities commissions, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the Canadian securities commissions under Canadian securities legislation and with the SEC, and which form an integral part of this prospectus:

(a) our annual information form dated March 23, 2004 (including management's discussion and analysis for the year ended December 31, 2003, incorporated therein by reference);

(b) our audited comparative consolidated financial statements for the year ended December 31, 2003, including the auditors' report thereon;

(c) our management proxy circular dated March 23, 2004 relating to the annual and special meeting of our shareholders to be held on June 2, 2004 (excluding those portions under the headings "Report on Executive Compensation and Compensation Committee", "Stock Performance Graph" and "Corporate Governance Committee Report" and excluding Appendix A);

(d) our unaudited comparative interim consolidated financial statements for the three month period ended March 31, 2004 and the accompanying management's discussion and analysis;

(e) our material change report dated June 4, 2004 relating to our proposed acquisition of certain oil and natural gas assets in western Canada; and

(f) the document entitled "Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles for the year ended December 31, 2003 and the three-months ended March 31, 2004".

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Any annual information form, audited annual consolidated financial statements (together with the auditor's report thereon), information circular (excluding the portions not required to be incorporated by reference), unaudited interim consolidated financial statements and the accompanying management's discussion and analysis or material change reports (excluding confidential material change reports) subsequently filed by us with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this prospectus and prior to the termination of the offering of debt securities under any prospectus supplement shall be deemed to be incorporated by reference into this prospectus. These documents are available through the internet on SEDAR. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC pursuant to the Exchange Act, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any document filed by us with the SEC which specifically states that it is intended to be incorporated by reference into the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference into the registration statement.

ANY STATEMENT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT (OR PART THEREOF) INCORPORATED BY REFERENCE, OR DEEMED TO BE INCORPORATED BY REFERENCE, IN THIS PROSPECTUS SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED IN THE PROSPECTUS OR IN ANY SUBSEQUENTLY FILED DOCUMENT (OR PART THEREOF) THAT ALSO IS, OR IS DEEMED TO BE, INCORPORATED BY REFERENCE IN THIS PROSPECTUS MODIFIES OR REPLACES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE PART OF THIS PROSPECTUS. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT WHICH IT MODIFIES OR SUPERSEDES.

Upon a new annual information form and related annual consolidated financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the duration of this prospectus, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements and the accompanying management's discussion and analysis, information circulars and material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities under this prospectus. Upon interim consolidated financial statements and the accompanying management's discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this prospectus, all interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities under this prospectus.

A prospectus supplement or prospectus supplements containing the specific terms for an issue of debt securities will be delivered to purchasers of the applicable debt securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of that prospectus supplement but only for the purposes of the debt securities issued under that prospectus supplement.

The SEC permits oil and natural gas companies, in their filings with the SEC, to disclose only proven reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Canadian securities laws permit oil and natural gas companies, in their filings with Canadian securities regulators, to disclose probable reserves. Probable reserves are of a higher risk and have a lower likelihood of recovery than proven reserves. Certain reserve information included in the documents incorporated by reference to describe our reserves, such as "probable" and "proven plus probable"

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

reserve information, is prohibited in filings with the SEC by U.S. companies. For additional differences between Canadian and U.S. standards of reporting reserves and production, see "Risk Factors--There are differences in United States and Canadian practices for reporting reserves and production" in this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT AND ON THE OTHER INFORMATION INCLUDED IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED BY LAW. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Disclosure regarding forward-looking statements

This prospectus contains or incorporates by reference forward-looking statements within the meaning of U.S. federal securities laws. The words "believe", "expect", "intend", "estimate" and "anticipate" and similar expressions, as well as future or conditional verbs such as "will", "should", "would" and "could", often identify forward-looking statements. Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based upon certain estimates and assumptions, that the reserves described can be profitably produced in the future.

You should not place undue reliance on our forward-looking statements, as we cannot assure you that the plans, assumptions, intentions or expectations upon which they are based will be realized. By their nature, forward-looking statements involve numerous assumptions, risks and uncertainties. Some of the risks and uncertainties that could affect our future results or could cause our results to differ materially from those expressed in our forward-looking statements include:

-  oil and natural gas price volatility;

-  oil and natural gas demand fluctuations;

-  exchange rate and interest rate fluctuations;

-  uncertainty of the cost of expanding our property holdings;

-  availability of services, equipment and supplies;

-  the impact of market competition;

-  uncertainties in the estimates of reserves;

-  the timing of development expenditures;

-  production levels and timing of achieving such levels;

-  our ability to replace and expand oil and gas reserves;

-  the availability, sources and adequacy of funding for capital investments;

- the availability of future growth prospects and our expected financial requirements;

-  the cost of future dismantlement and site restoration;

-  our ability to enter into or renew leases;

-  the availability and prices of alternative products;

-  changes in customer demand;

-  unpredictable weather conditions;

-  our ability to secure adequate product transportation;

-  changes in environmental and other regulations;

- uncertainty regarding aboriginal land claims and co-existing with local populations;

-  loss of services of any of our executive officers or key employees;

--------------------------------------------------------------------------------

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

-  our ability to extend our debt on an ongoing basis;

- the failure of conditions to our acquisition of oil and natural gas assets in western Canada to be met; and

-  general economic conditions.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under "Risk Factors" in this prospectus. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Risk factors

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE PURCHASING THE DEBT SECURITIES. IF ANY EVENT ARISING FROM THESE RISKS OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, RESULTS OF OPERATION AND CASH FLOWS COULD BE MATERIALLY ADVERSELY AFFECTED. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM TO BE IMMATERIAL MAY ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS. SOME OF THE STATEMENTS UNDER THIS CAPTION CONSTITUTE FORWARD-LOOKING STATEMENTS. YOU SHOULD REFER TO THE SECTION OF THIS PROSPECTUS ENTITLED "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

OIL AND NATURAL GAS PRICES ARE VOLATILE AND LOW PRICES WILL ADVERSELY AFFECT OUR BUSINESS.

Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including:

-  our revenues, cash flows and earnings;

-  our ability to attract capital to finance our operations;

-  our cost of capital;

-  the amount we are allowed to borrow under our senior credit facility; and

-  the value of our oil and natural gas properties.

Both oil and natural gas prices are extremely volatile. Oil and natural gas prices have fluctuated widely during recent years and are likely to continue to be volatile in the future. Oil and natural gas prices may fluctuate in response to a variety of factors beyond our control, including:

- global energy policy, including the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;

-  political conditions, including hostilities in the Middle East;

-  global and domestic economic conditions;

-  weather conditions;

-  the supply and price of imported oil and liquefied natural gas;

-  the production and storage levels of North American natural gas;

-  the level of consumer demand;

-  the price and availability of alternative fuels;

-  the proximity of reserves to, and capacity of, transportation facilities;

-  the effect of world-wide energy conservation measures; and

-  government regulations.

Our operations are highly focused on natural gas. In recent months, oil and natural gas prices have been generally high on a historical basis. Any material decline in natural gas prices could result in a significant reduction of our production revenue and overall value. Any material decline in oil prices could also result in a reduction of our production revenue and overall value.

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The economics of producing from some oil and natural gas wells could change as a result of lower prices. As a result, we could elect not to produce from certain wells. Any material decline in oil and/or natural gas prices could also result in a reduction in our oil and natural gas acquisition and development activities.

Any substantial and extended weakness in the price of oil or natural gas would have an adverse effect, possibly significant, on our operating results and our borrowing capacity because borrowings under our senior credit facility are limited by a borrowing base amount that is established periodically by the lenders. This borrowing base amount is the lenders' estimate of the present value of the future net cash flow from our oil and natural gas properties.

YOU SHOULD NOT UNDULY RELY ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES AND OUR ACTUAL RESERVES COULD BE LOWER THAN THE ESTIMATES.

Estimates of oil and natural gas reserves involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Estimates of oil and natural gas reserves also require numerous assumptions relating to operating conditions and economic factors, including, among others:

-  the price at which recovered oil and natural gas can be sold;

-  the costs associated with recovering oil and natural gas;

- the prevailing environmental conditions associated with drilling and production sites;

-  the availability of enhanced recovery techniques;

-  the ability to transport oil and natural gas to markets; and

- governmental and other regulatory factors, such as taxes and environmental laws.

A change in one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production of that oil or natural gas commercially impracticable. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves and future net cash flows expected from them are prepared by different independent engineers, or by the same engineers at different times, and may vary substantially.

Furthermore, in accordance with Canadian and U.S. GAAP, we could be required to write down the carrying value of our oil and natural gas properties if oil and natural gas prices become depressed for even a short period of time, or if there are substantial downward revisions to our quantities of proved reserves. A write down would result in a charge to earnings and a reduction of shareholders' equity.

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THERE ARE DIFFERENCES IN U.S. AND CANADIAN PRACTICES FOR REPORTING RESERVES AND
PRODUCTION.

Our production volumes and reserve estimates included in the documents incorporated by reference in this prospectus are not comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report production and reserve quantities in accordance with Canadian practices. These practices are different from the practices used to report production and estimate reserves in reports and other materials filed with the SEC. The primary differences are summarized below:

- the Canadian practice is to report gross production and reserve volumes, which are prior to the deduction of royalties and similar payments. In the United States, production and reserve volumes are reported after deducting these amounts.

- we include in our filings made with Canadian securities authorities, including some of the documents incorporated by reference in this prospectus, estimates of probable reserves. The SEC generally prohibits the inclusion of estimates of probable reserves in filings made with the SEC.

IF WE ARE UNSUCCESSFUL IN ACQUIRING AND DEVELOPING OIL AND NATURAL GAS PROPERTIES, WE WILL BE PREVENTED FROM INCREASING OUR RESERVES AND OUR BUSINESS WILL BE ADVERSELY AFFECTED BECAUSE WE WILL EVENTUALLY DEPLETE OUR RESERVES.

Our future success depends upon our ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves, revenues and cash flow may decline. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost. The successful acquisition and development of oil and natural gas properties requires an assessment of:

-  recoverable reserves;

-  future oil and natural gas prices and operating costs;

-  potential environmental and other liabilities; and

-  productivity of new wells drilled.

These assessments are inexact and, if we make them too inaccurately, we will not recover the purchase price of a property from the sale of production from the property or might not recognize an acceptable return from properties we acquire. In addition, the costs of exploitation and development could materially exceed our initial estimates.

WE WILL NOT BE ABLE TO DEVELOP OUR RESERVES OR MAKE ACQUISITIONS IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FLOW OR RAISE CAPITAL. IF WE ARE UNABLE TO INCREASE OUR RESERVES, OUR BUSINESS WILL BE ADVERSELY AFFECTED BECAUSE WE WILL EVENTUALLY DEPLETE OUR RESERVES.

We will be required to make substantial capital expenditures to develop our existing reserves, to discover new oil and natural gas reserves and to make acquisitions. We will be unable to accomplish these tasks if we are unable to generate sufficient cash flow or raise needed capital in the future. If we are unable to increase our reserves, our business will be adversely affected because we will eventually deplete our reserves. We also make offers to acquire oil and natural gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially.

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OUR FUTURE EXPLORATION, EXPLOITATION AND DEVELOPMENT PROJECTS ARE SUBJECT TO
CHANGE.

Whether we ultimately undertake an exploration, exploitation or development project will depend upon the following factors among others:

-  the availability and cost of capital;

-  the receipt of additional seismic data or the reprocessing of existing data;

-  the current and projected oil or natural gas prices;

- the cost and availability of drilling rigs, other equipment supplies and personnel necessary to conduct operations;

-  the success or failure of activities in similar areas;

-  changes in the estimates of the costs to complete a project;

- our ability to attract other industry partners to acquire a portion of the working interest so as to reduce our costs and risk exposure; and

-  the decisions of our joint working interest owners.

We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects might change.

DRILLING ACTIVITIES ARE SUBJECT TO MANY RISKS AND ANY INTERRUPTION OR LACK OF SUCCESS IN OUR DRILLING ACTIVITIES WILL ADVERSELY AFFECT OUR BUSINESS.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered and that we will not recover all or any portion of our investment. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations could be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including:

-  adverse weather conditions;

-  required compliance with governmental requirements; and

-  shortages or delays in the delivery of equipment and services.

OUR OPERATIONS ARE AFFECTED BY OPERATING HAZARDS AND UNINSURED RISKS, AND A SHUTDOWN OR SLOWDOWN OF OUR OPERATIONS WILL ADVERSELY AFFECT OUR BUSINESS.

There are many operating hazards in exploring for and producing oil and natural gas, including:

- our drilling operations could encounter unexpected formations or pressures that could cause damage to our employees or other persons, equipment and other property or the environment;

- we could experience blowouts, accidents, oil spills, fires or incur other damage to a well that could require us to re-drill the well or take other corrective action;

-  we could experience equipment failure that curtails or stops production; and

- our drilling and production operations, such as trucking of oil, are often interrupted by bad weather.

Any of these events could result in damage to, or destruction of, oil and natural gas wells, production facilities or other property. In addition, any of the above events could result in environmental damage or personal injury for which we will be liable.

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The occurrence of a significant event against which we are not fully insured or indemnified could seriously harm our financial condition, operating results and ability to carry on our business.

IF WE ARE UNABLE TO ACCESS OUR PROPERTIES OR CONDUCT OUR OPERATIONS DUE TO SURFACE CONDITIONS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

The exploration for and development of oil and natural gas reserves depends upon access to areas where operations are to be conducted. Oil and gas industry operations are affected by road bans imposed from time to time during the break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water which can restrict access to our well sites and production facility sites.

We conduct a portion of our operations in northern Alberta, northeastern British Columbia and the Northwest Territories of Canada, which we are able to do only on a seasonal basis. Unless the surface is sufficiently frozen, we are unable to access our properties, drill or otherwise conduct our operations as planned. In addition, if the surface thaws earlier than expected, we must cease our operations for the season earlier than planned. In recent years, winters in our northern Alberta, northeastern British Columbia and Northwest Territories operating areas have been warmer than we have normally experienced, so our operating seasons have been shorter than in the past. Our inability to access our properties or to conduct our operations as planned will result in a shutdown or slow down of our operations, which will adversely affect our business.

ABORIGINAL PEOPLES MAY MAKE CLAIMS REGARDING THE LANDS ON WHICH OUR OPERATIONS ARE CONDUCTED.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada, including some of the properties on which we conduct our operations. If any aboriginal peoples file a claim claiming aboriginal title or rights to the lands on which any of our properties are located, and if any such claim is successful, it could have an adverse effect on our operations.

OUR HEDGING ACTIVITIES COULD RESULT IN LOSSES.

The nature of our operations results in exposure to fluctuations in commodity prices and currency exchange rates. We monitor and, when appropriate, utilize derivative financial instruments and physical delivery contracts to hedge our exposure to these risks. We are exposed to credit related losses in the event of non-performance by counter parties to these financial instruments and physical delivery contracts. From time to time, we enter into hedging activities in an effort to mitigate the potential impact of declines in oil and natural gas prices or increases in the value of the Canadian dollar versus the U.S. dollar.

If product prices or the value of the Canadian dollar increase above those levels specified in our various hedging agreements, we could lose the cost of floors, or a ceiling or fixed price could limit us from receiving the full benefit of commodity price increases or decreases in the value of the Canadian dollar.

In addition, by entering into these hedging activities, we may suffer financial loss if:

-  we are unable to produce oil or natural gas to fulfill our obligations;

-  we are required to pay a margin call on a hedge contract; or

- we are required to pay royalties based on a market or reference price that is higher than our fixed or ceiling price.

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COMPLYING WITH ENVIRONMENTAL AND OTHER GOVERNMENT REQUIREMENTS COULD BE COSTLY
AND COULD NEGATIVELY AFFECT OUR BUSINESS.

Our operations are governed by numerous Canadian and United States laws and regulations at the municipal, provincial, state and federal levels. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment, storage, treatment and disposal of wastes, remediation of contaminated sites, and other environmental protection issues. We believe we are in material compliance with applicable requirements.

Under these laws and regulations, we are currently conducting remediation projects at a variety of owned and operated locations. If environmental damage occurs, we could be liable for personal injury, clean-up costs, remedial measures and other environmental and property damage, as well as administrative, civil and criminal penalties, and we could also be required to cease production.

CHANGES IN ENVIRONMENTAL REQUIREMENTS OR NEWLY DISCOVERED CONDITIONS COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

The costs of complying with new environmental laws, regulations or guidelines, or changes in enforcement policy, or newly discovered conditions, may have a material adverse effect on our financial condition or results of operations. Future changes in environmental legislation could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on our financial condition or results of operations.

In 1994, the United Nations' Framework Convention on Climate Change came into force and three years later led to the Kyoto Protocol, which we refer to as the "Protocol", which requires, upon ratification, certain signatory nations to reduce their emissions of carbon dioxide and other greenhouse gases. In
December 2002, the Canadian federal government ratified the Protocol. If certain conditions are met and the Protocol enters into force internationally, Canada will be required to reduce its greenhouse gas, or "GHG", emissions to 6% below 1990 levels by 2012. Currently, the Canadian upstream oil and gas sector is in discussions with various Canadian provincial and federal governments regarding the development of greenhouse gas reduction policies and regulations for the industry. It is premature to predict what impact these policies and regulations will have on our sector, but we will face increases in operating costs in order to comply with GHG emissions targets.

Other changes in environmental legislation may also require, among other things, reductions in emissions to the air from our operations, which would result in increased capital expenditures.

WE WILL BE REQUIRED TO INCUR COSTS FOR ENVIRONMENTAL COMPLIANCE IN CONNECTION WITH THE OIL AND NATURAL GAS ASSETS TO BE ACQUIRED BY US UNDER OUR PROPOSED ACQUISITION DESCRIBED IN THIS PROSPECTUS.

Our review of the oil and natural gas assets to be acquired by us under our proposed acquisition described in this prospectus indicates that a number of them will require license amendments, as well as soil, and possibly ground water, investigation and remediation, including, in particular, former flare pits and drilling mud disposal areas, to comply with applicable environmental requirements, including Alberta's Environmental Protection and Enhancement Act. Additional costs will be incurred at the end of the life of the facilities being acquired for decommissioning, well abandonment, and surface reclamation. We cannot assure you that we will not be ultimately required to incur material costs, including possibly penalties, to address these matters.

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FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET PRODUCTION AND COULD
ADVERSELY AFFECT OUR BUSINESS.

Our ability to market our oil and natural gas depends upon numerous factors beyond our control. These factors include:

-  the availability of processing capacity;

-  the availability and proximity of pipeline capacity;

-  the supply of and demand for oil and natural gas;

-  the availability of alternative fuel sources;

-  the effects of inclement weather;

-  regulation of oil and natural gas marketing; and

-  regulation of oil and natural gas sold or transported outside of Canada.

Because of these factors, we could be unable to market all of the oil or natural gas we produce. In addition, we may be unable to obtain favorable prices for the oil and natural gas we produce.

WE DO NOT CONTROL ALL OF OUR OPERATIONS.

We do not operate all of our properties, so we have limited influence over the operations of some of our properties. Our lack of control could result in the following:

- the operator might initiate exploration or development on a faster or slower pace than we prefer;

- the operator might propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs; and

- if an operator refuses to initiate a project, we might be unable to pursue the project.

Any of these events could materially reduce the value of our properties.

ESSENTIAL EQUIPMENT MIGHT NOT BE AVAILABLE.

Oil and natural gas exploration and development activities depend upon the availability of drilling and related equipment in the particular areas in which those activities will be conducted. Demand for that equipment or access restrictions may affect the availability of that equipment and delay our exploration and development activities.

WE ARE A MEDIUM-SIZED COMPANY OPERATING IN A HIGHLY COMPETITIVE INDUSTRY AND COMPANIES AND OTHER ENTITIES IN THE INDUSTRY WITH GREATER RESOURCES OR GREATER ACCESS TO CAPITAL MARKETS CAN OUTBID US FOR ACQUISITIONS OR SECURE ACQUISITIONS WHICH WE CANNOT.

The oil and natural gas industry is highly competitive. Our competitors include companies and other entities, such as royalty trusts, in the industry that have greater financial and personnel resources and/or have greater access to capital markets than we do. Our ability to acquire additional properties and to discover reserves depends upon our ability to evaluate and select suitable properties and to complete transactions in a highly competitive and challenging environment.

WE ARE HIGHLY DEPENDENT ON CERTAIN SENIOR OFFICERS.

We are highly dependent on our Chief Executive Officer and our President and Chief Operating Officer. The loss of either of these officers could impede the achievement of our objectives and could adversely affect our business and results of operations.

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Paramount Resources Ltd.

We are an independent Canadian energy company involved in the exploration, development, production, processing, transportation and marketing of natural gas and its by-products and crude oil. Our principal properties are located primarily in Alberta, the Northwest Territories, British Columbia and Saskatchewan in Canada. We also have properties offshore on the East Coast in Canada, and in Montana, North Dakota and California in the United States. We commenced operations as a public company listed on the Alberta Stock Exchange on December 18, 1978 and our shares have been listed on the Toronto Stock Exchange since 1984.

Our ongoing exploration, development and production activities are designed to establish new reserves of oil and natural gas and increase the productive capacity of existing fields. In order to optimize net capacity and control costs, we seek to increase ownership and throughput in existing plants as economic opportunities arise and occasionally dispose of lower working interest properties. We strive to maintain a balanced portfolio of opportunities, increasing our working interest in low to medium risk projects and entering into joint venture arrangements on select high risk/high return exploration prospects. We also participate in the petroleum and natural gas industry through the focused acquisition of petroleum and natural gas assets within established core areas. This acquisition strategy focuses on long-term value including assets which will increase our current working interest.

Our head office and registered office is located at Suite 4700, 888 Third Street S.W., Calgary, Alberta, Canada, T2P 5C5.

Recent developments

On May 25, 2004, we entered into an agreement to acquire certain oil and natural gas assets for $189 million, subject to adjustments. The assets to be acquired by us are in the Kaybob area in central Alberta, in the Fort Liard area in the Northwest Territories and in northeast British Columbia. The properties to be acquired are adjacent to or nearby our existing properties at Kaybob, Fort Liard and northeast British Columbia. The acquisition is scheduled to be completed on or about June 30, 2004.

The acquisition constitutes a "significant acquisition" under Canadian securities laws and, as such, we have included in this prospectus historical operating statements relating to the assets to be acquired and pro forma financial statements showing the effect on our financial results of the acquisition as well as the disposition in 2003 of certain natural gas assets (as more fully described in our annual information form dated March 23, 2004 incorporated by reference in this prospectus). You should refer to our material change report dated June 4, 2004 incorporated by reference in this prospectus for additional information relating to the acquisition and its effect on our operating results.

Use of proceeds

Unless otherwise indicated in an applicable prospectus supplement relating to a series of debt securities, we will use the net proceeds we receive from the sale of debt securities for capital expenditures, the repayment of indebtedness, the financing of acquisitions or addition to our working capital.

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Interest coverage

Interest payments on our debt, based upon our consolidated financial statements, for the twelve month periods ended December 31, 2003 and March 31, 2004 were $19.9 million and $17.2 million, respectively. Our loss, based upon our consolidated financial statements and before deduction of interest on long term debt and income tax, for the twelve month periods ended December 31, 2003 and March 31, 2004 was $36.7 million and $48.1 million, respectively. Our loss would have prevented us from covering interest charges for the twelve month periods ended December 31, 2003 and March 31, 2004 by $56.7 million and $65.3 million, respectively. The foregoing does not give effect to the disposition in 2003 of certain natural gas assets (for periods prior to the disposition) or the acquisition referred to under "Recent Developments" above, each of which is described and reflected in our pro forma consolidated financial statements contained in this prospectus. The foregoing also does not give effect to the debt securities offered by this prospectus since the aggregate principal amount of debt securities that will be issued hereunder and the terms of issue are not presently known.

Description of debt securities

In this section, "we", "us", "our" or "Paramount" refers only to Paramount Resources Ltd. and not any of its subsidiaries or partnerships. The following description sets forth certain general terms and provisions of the debt securities. We will provide the particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below apply to that series in a prospectus supplement. Accordingly, for a description of the terms of a particular series of debt securities, you must refer to both the applicable prospectus supplement relating to the series and the description of the debt securities set forth in this prospectus. Prospective investors should rely only on information in the applicable prospectus supplement to the extent that it is different from the description of the debt securities provided herein.

The debt securities will be issued under an indenture (the "Indenture") to be entered into between us and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee"). The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). A copy of the form of Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of the Indenture which sets forth certain general terms and provisions of the debt securities and is not intended to be complete. For a more complete description, you should refer to the Indenture. Whenever we refer in this summary to particular provisions of the Indenture, those provisions are qualified in their entirety by reference to the Indenture. It is the Indenture, and not this summary, that governs the rights of holders of debt securities.

We may issue debt securities and incur additional indebtedness other than through an offering of debt securities under this prospectus.

GENERAL

The Indenture does not limit the aggregate principal amount of debt securities (which may include debentures, notes and other evidences of indebtedness) that we may issue under the Indenture and does not limit the amount of other indebtedness we may incur. The Indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Special Canadian and United States Federal income tax considerations applicable to any debt securities so denominated will be described in the prospectus supplement relating thereto. Unless otherwise indicated in an applicable prospectus supplement, the debt securities will be unsecured obligations. The debt securities offered pursuant to this prospectus

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will be issued in an aggregate principal amount of up to US$300,000,000 or the equivalent in a foreign currency. The Indenture also permits us to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement will describe the specific terms of the debt securities being offered and may include, but is not limited to, any of the following:

-  the title and the aggregate principal amount of the debt securities;

- any limit on the aggregate principal amount of the debt securities of such series;

- the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of, and premium, if any, on the debt securities will be payable and the portion (if less than the principal amount) to be payable upon a declaration of acceleration of maturity;

- the rate or rates (whether fixed or variable) at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue and on which such interest will be payable and the regular record date or dates for the payment of interest on the debt securities in registered form, or the method by which such date or dates will be determined;

- the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

- the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the debt securities may be redeemed or purchased, in whole or in part, by us;

- the terms and conditions upon which you may redeem the debt securities prior to maturity and the price or prices at which and the currency in which the debt securities are payable;

- the terms, if any, on which the debt securities may be converted or exchanged for other of our debt securities or debt securities of other entities;

-  if payment of the debt securities will be guaranteed by any other person;

- the extent and manner, if any, in which payment on or in respect of the debt securities will be secured, or will rank senior, or will be subordinated to the prior payment of our other liabilities and obligations;

- if the series of debt securities will be issuable in the form of one or more global securities and, if so, the identity of the depository for the global securities;

-  the terms and conditions of any sinking fund or analogous provisions;

- if the debt securities may be issued bearing no interest or at a discount below their stated principal amount, and special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes;

- if the debt securities are to be registered securities, bearer securities (with or without coupons) or both;

- if other than denominations of US$1,000 and any integral multiple thereof, the denomination or denominations in which any definitive securities of the series shall be issuable and, if other than the denomination of US$1,000, the denomination or denominations in which any bearer debt securities of the series shall be issuable;

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-  if other than U.S. dollars, the currency or currency unit in which the debt securities are denominated or in which currency payment of the principal of, and premium, if any, or interest, if any, on such debt securities will be payable;

- any index formula or other method used to determine the amount of payments of principal of, and premium, if any, or interest, if any, on the debt securities;

- whether and under what circumstances we will be required to pay any Additional Amounts (defined below under "--Additional Amounts") for withholding or deduction for Canadian taxes with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the Additional Amounts; and

- any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of the debt securities including, without limitation, covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

RANKING AND OTHER INDEBTEDNESS

Unless otherwise indicated in any applicable prospectus supplement, the debt securities will be our unsecured senior obligations and will rank equally and rateably with all of our other unsecured senior indebtedness from time to time outstanding. Unless otherwise indicated in any applicable prospectus supplement, the debt securities will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries, partnerships and other entities.

DEBT SECURITIES IN GLOBAL FORM

Unless otherwise indicated in the applicable prospectus supplement, a series of the debt securities will be issued in global form as one or more "global securities" and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any series or portion of a series of the debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the global security to the accounts of such persons, designated as "participants", having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered or sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to beneficial interests of persons other than participants).

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So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

The laws of some states in the United States require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These depositary arrangements and these laws may impair the ability to transfer beneficial interests in a global security.

Any payments of principal, and premium, if any, and interest, if any, on a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the Trustee or any paying agent for the debt securities represented by the global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, and premium, if any, or interest, if any, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

If a depositary for a global security representing a particular series of the debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 120 days after we receive notice of such fact from the depositary, we will issue such series of debt securities in definitive form in exchange for the global security representing such series of debt securities. In addition, if an Event of Default has occurred and is continuing, any holder of debt securities of any series may require us to issue debt securities in definitive form in exchange for a reduction of a proportionate interest in the global security representing such debt securities.

DEBT SECURITIES IN DEFINITIVE FORM

If indicated in a prospectus supplement, the debt securities may be issued in definitive form without coupons or in bearer form with or without coupons, or in both forms. Debt securities in definitive form may be presented for exchange and for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the Indenture and in the applicable prospectus supplement, without service charge, but upon payment of any transfer taxes or other governmental charges due in connection therewith. We have initially appointed the Trustee as security registrar. Debt securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

Unless otherwise indicated in a prospectus supplement, if a holder of any debt security has given wire transfer instructions to Paramount in writing at least 10 calendar days prior to the applicable payment date, Paramount will pay all principal, interest, if any, and premium, if any, on that holder's debt securities in accordance with those instructions. Unless otherwise indicated in a prospectus supplement, all other payments on the debt securities will be made at the office or agency of the paying agent and

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registrar within the City and State of New York unless Paramount elects to make interest payments by check mailed to the holders of debt securities at their address set forth in the register of holders for such series of debt securities.

COVENANTS

Any restrictive covenants to be applicable in connection with any series of debt securities will be specified in the applicable prospectus supplement.

AMALGAMATION, MERGER, CONSOLIDATION OR SALE OF ASSETS

Paramount may not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not Paramount is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Paramount and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

- either (a) Paramount is the surviving corporation; or (b) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state of the United States or the District of Columbia;

- the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of Paramount under any outstanding series of the debt securities and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

-  immediately after such transaction no Default or Event of Default exists;

- the transactions will not result in Paramount or the surviving corporation being required to make any deduction or withholding on account of taxes as described below under the caption "Additional Amounts" that Paramount would not have been required to make had such transactions or series of transactions not occurred; and

- in case Paramount shall consolidate, amalgamate or merge with or into any other Person or, except for conveyances or transfers to one or more Wholly-Owned Restricted Subsidiaries, convey or transfer its properties and assets substantially as an entirety to any Person, Paramount has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this "Amalgamation, merger, consolidation or sale of assets" covenant and that all conditions precedent contained in the Indenture relating to such transaction have been complied with.

In addition, Paramount may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

"BOARD OF DIRECTORS" means:

- with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

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-  with respect to a partnership, the board of directors of the corporation that is the general partner or managing partner of the partnership; and

- with respect to any other Person, the board or committee of such Person serving a similar function.

"BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which banking institutions in New York City or the Province of Alberta are authorized or required by law to close.

"CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.

"CAPITAL STOCK" means:

- in the case of a corporation, association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock;

- in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

- any other interest or participation that confers on a Person rights in, or other equivalents of or interests in, the equity of the issuing Person or otherwise confers the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"CURRENCY AGREEMENT" means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

"DEFAULT" means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the Indenture.

"DOLLAR-DENOMINATED PRODUCTION PAYMENTS" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time.

"GOVERNMENT SECURITIES" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

"GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"HEDGING OBLIGATIONS" means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.

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"INDEBTEDNESS" means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent:

-  in respect of borrowed money;

- evidenced by bonds, notes, debentures or similar instruments or letters of credit, letters of guarantee or tender cheques (or reimbursement agreements in respect thereof);

-  in respect of banker's acceptances;

-  representing Capital Lease Obligations;

- representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

-  representing any Hedging Obligations;

-  in respect of Production Payments;

-  in respect of Oil and Gas Hedging Contracts; or

- in respect of all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under GAAP.

In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

- the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

- the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

For the avoidance of doubt, "Indebtedness" of any Person shall not include:

- trade payables incurred in the ordinary course of business and payable in accordance with customary practice;

-  deferred tax obligations;

-  minority interests;

-  uncapitalized interest; and

- non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business.

"INTEREST RATE AGREEMENT" means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

"ISSUE DATE" means the first date any debt securities of any series are issued under the Indenture.

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"LIEN" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement but excluding a title retention agreement to the extent it would constitute an operating lease in accordance with GAAP and generally accepted accounting principles in the United States, as in effect on the applicable Issue Date.

"OIL AND GAS HEDGING CONTRACTS" means any transaction, arrangement or agreement entered into between a Person (or any of its Restricted Subsidiaries) and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in commodity prices, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; provided that Production Payments will not be treated as Oil and Gas Hedging Contracts for the purposes of the Indenture.

"PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.

"PRODUCTION PAYMENTS" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

"RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

"SEC" means the United States Securities and Exchange Commission.

"SECURITIES ACT" means the United States Securities Act of 1933, as amended.

"SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the applicable Issue Date.

"SUBSIDIARY" means, with respect to any specified Person:

- any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

- any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

"TAXES" means any present or future tax, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

"TAXING AUTHORITY" means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

"UNRESTRICTED SUBSIDIARY" with respect to any series of debt securities, shall have the meaning specified in the prospectus supplement relating to such series of debt securities.

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"VOLUMETRIC PRODUCTION PAYMENTS" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"WHOLLY OWNED RESTRICTED SUBSIDIARY" of Paramount means any Restricted Subsidiary of which all of the outstanding Voting Stock (other than directors' qualifying shares or shares required to be owned by other Persons pursuant to applicable law) is owned by Paramount or any other Wholly Owned Restricted Subsidiary.

ADDITIONAL AMOUNTS

Unless otherwise specified in a prospectus supplement, all payments made by Paramount or on behalf of Paramount with respect to any series of debt securities will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority. If Paramount is obligated to withhold or deduct any amount on account of Taxes imposed by any Canadian Taxing Authority from any payment made with respect to any series of debt securities, Paramount will:

(1) make such withholding or deduction;

(2) remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3) pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of such debt securities (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted;

(4) furnish to the Trustee for the benefit of the holders of such debt securities, within 30 days after the date the payment of any Taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by Paramount of those Taxes;

(5) indemnify and hold harmless each holder of such debt securities, other than as described below, for the amount of:

    (a) any Taxes (including interest and penalties) paid by such holder as a result of payments made on or with respect thereto, and

    (b) any Taxes imposed with respect to any reimbursement under the preceding clause (a) or this clause (b), but excluding any such Taxes on such holder's net income; and

(6) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an officers' certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to holders on the payment date.

Notwithstanding the foregoing, Paramount will not pay Additional Amounts to a holder in respect of a beneficial owner of any debt security:

- imposed or withheld by reason of the failure of the holder or beneficial owner to complete, execute and deliver to Paramount any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which

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  is reasonably requested in writing to be delivered by Paramount in order to enable Paramount to make payments on the debt securities without deduction or withholding for Taxes, or with deduction of withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by Paramount;

- in any case where such beneficial owner is not a resident (within the meaning of the Canada-United States Income Tax Convention) of the United States of America, in excess of the amount that Paramount would have been obligated to pay hereunder if such beneficial owner were resident in the United States of America for the purposes of such treaty;

- where Paramount does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment with such beneficial owner, or

- where such beneficial owner is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of debt securities or the receipt of payments thereunder.

If, following any payment made by Paramount to any holder of debt securities under clause (3) of the second preceding paragraph or any indemnity payment made by Paramount to any holder of debt securities under clause (5) of the second preceding paragraph, such holder shall receive or be granted a refund, credit, allowance or remission in respect of the Taxes resulting in the payment thereof and such holder is able to readily identify such refund, credit, allowance or remission as being attributable to such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit, allowance or remission and without prejudice to the right of such holder to obtain any other relief or allowance that may be available to it, reimburse Paramount with such amount as such holder, acting reasonably, determines to be the amount of money attributable to such refund, credit, allowance or remission that may be paid by such holder to leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding or payment of Taxes, which resulted in the payment under clause (3) or (5) of the second preceding paragraph. Such holder may charge to Paramount (and may deduct from amounts reimbursable to Paramount hereunder) a fee reasonably determined by such holder to compensate it for any additional effort expended or cost incurred in determining such credit or remission or allocating it to Paramount. Notwithstanding the foregoing, no holder shall be obligated to disclose to Paramount, or any of its agents, any computation made by such holder in connection with this paragraph or any information regarding such holder's tax status or affairs.

TAX REDEMPTION

Unless otherwise specified in a prospectus supplement, a series of debt securities may be redeemed by Paramount at its option at any time, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the redemption date, upon the giving of a notice as described below, if we become obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, which is publicly announced or becomes effective on or after the date of the applicable prospectus supplement. We will be required to give not less than 30 nor more than 60 days' notice of any such redemption.

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REPORTS

Whether or not required by the SEC, so long as any debt securities are outstanding, Paramount will furnish, or cause the Trustee to furnish, to the holders of debt securities, within the time periods (except as otherwise noted below) specified in the SEC's rules and regulations:

(1) (a) all annual financial information that would be required to be contained in a filing with the SEC on Forms 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form) including a report on the annual financial statements by Paramount's certified independent accountants; and

    (b) for the first three quarters of each year, all quarterly financial information that would be required to be contained in quarterly reports under the laws of Canada or any province thereof or provided to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not Paramount has any of its securities so listed, in each case including a "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

(2) within 10 Business Days after the occurrence of any event that would give rise to a requirement to file information regarding such event with the SEC on Form 8-K, all information that would otherwise be required to be filed with the SEC on Form 8-K if Paramount were required to file such reports.

In addition, whether or not required by the SEC, Paramount will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing).

EVENTS OF DEFAULT

The following are summaries of events under the Indenture with respect to any series of our debt securities which will constitute an "Event of Default" with respect to the debt securities of that series:

-  default for 30 days in the payment when due of interest on any debt security;

- default in the payment when due of the principal of, or premium, if any, on any debt security;

- failure of Paramount to comply with the provisions described under the caption "Amalgamations, Merger, Consolidation or Sale of Assets";

- failure by Paramount or any of its Restricted Subsidiaries to comply with any agreements in the Indenture for 60 days after written notice has been given to Paramount by the Trustee or to Paramount and the Trustee by the holders of at least 25% of the outstanding principal amount of debt securities of such series;

- default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Paramount or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Paramount or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

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    -  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    - results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, which remains outstanding or the maturity of which has been so accelerated, aggregates US$10.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of any series of debt securities shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

- failure by Paramount or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$10.0 million in cash (net of amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days after the date of entry of such judgment or, in the event such judgments have been bonded to the extent required pending appeal, after the date such judgments become non-appealable;

- certain events of bankruptcy or insolvency described in the Indenture with respect to Paramount or any of its Significant Subsidiaries; or

- any other Events of Default provided with respect to debt securities of that series.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Paramount, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of any series may declare all the debt securities of such series to be due and payable immediately by notice in writing to Paramount and (if given by the holders) to the Trustee in accordance with the Indenture.

Holders of the debt securities may not enforce the Indenture or the debt securities except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of debt securities. The Trustee may withhold from holders of the debt securities notice of any continuing Default or Event of Default with respect to such series of debt securities if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the Trustee may on behalf of the holders of all of the debt securities of such series waive any existing Default or Event of Default with respect to such series of debt securities and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the debt securities of such series.

Paramount is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default with respect to any outstanding series of debt securities, Paramount is required to deliver promptly to the Trustee a statement specifying such Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of Paramount, as such, will have any liability for any obligations of Paramount under any outstanding debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of any outstanding debt securities by accepting such debt securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of any series of the debt securities. The waiver may not be effective to waive liabilities under the United States federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Unless otherwise specified in the applicable supplemental indenture, Paramount may, at its option and at any time, elect to have all of its obligations discharged with respect to any series of debt securities outstanding ("Legal Defeasance"), except for:

- the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

- Paramount's obligations with respect to the debt securities of such series concerning issuing temporary debt securities, replacing mutilated, destroyed, lost or stolen debt securities, maintaining an office or agency for payment and segregating and holding money for security payments held in trust;

- the rights, powers, trusts, duties and immunities of the Trustee, and the obligations of Paramount in connection therewith; and

-  the Legal Defeasance provisions of the Indenture.

In addition, unless otherwise specified in the applicable supplemental indenture, Paramount may, at its option and at any time, elect to have the obligations of Paramount released with respect to certain covenants in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the applicable series of debt securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the applicable series of debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance:

- Paramount must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the applicable series of debt securities, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States selected by Paramount, to pay the principal of, or interest and premium, if any, on the outstanding debt securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and Paramount must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

- in the case of Legal Defeasance, Paramount has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that
   (a) Paramount has received from, or there has been published by, the Internal Revenue Service and each applicable Canadian Taxing Authority a ruling or
   (b) since the Issue Date of the applicable series of debt securities, there has been a change in the applicable Canadian and United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding

--------------------------------------------------------------------------------

DESCRIPTION OF DEBT SECURITIES
--------------------------------------------------------------------------------

  debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to Canadian and United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

-  in the case of Covenant Defeasance, Paramount has delivered to the Trustee
   (a) an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of such outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (b) an opinion of counsel qualified to practice in Canada or a ruling from the Canada Customs and Revenue Agency to the effect that holders of such outstanding debt securities who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will only be subject to Canadian federal, provincial or territorial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred;

- no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

- such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Paramount or any of its Restricted Subsidiaries is a party or by which Paramount or any of its Restricted Subsidiaries is bound;

- Paramount must deliver to the Trustee an officers' certificate stating that the deposit was not made by Paramount with the intent of preferring the holders of the debt securities of such series over the other creditors of Paramount with the intent of defeating, hindering, delaying or defrauding creditors of Paramount or others; and

- Paramount must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next three succeeding paragraphs, the Indenture and the debt securities of any series may each be amended or supplemented with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of such series), and any existing Default or lack of compliance with any provision of the debt securities of such series or the Indenture may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of such series).

--------------------------------------------------------------------------------
22

DESCRIPTION OF DEBT SECURITIES
--------------------------------------------------------------------------------

Without the consent of each holder of each outstanding debt security of any affected series, an amendment or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

- reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

- reduce the principal of or change the time for payment of any debt security or alter the provisions with respect to the redemption of any debt security;

- reduce the rate of or change the time for payment of interest on any debt security;

- waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on any debt security (except a rescission of acceleration of any series of debt securities by the holders of at least a majority in aggregate principal amount of such series of debt securities and a waiver of the payment Default that resulted from such acceleration);

- make any debt security payable in a currency other than that stated in such debt security;

- make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;

-  waive a redemption payment with respect to any debt security;

- modify or change any provision of the Indenture or the related definitions affecting the ranking of any series of debt securities in any manner adverse to the holders thereof; or

-  make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of any debt security, Paramount and the Trustee may amend or supplement the Indenture or any debt security:

-  to cure any ambiguity, defect or inconsistency;

- to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

- to provide for the assumption of Paramount's obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of Paramount's assets;

- to make any change that would provide any additional rights or benefits to the holders of any debt securities or that does not adversely affect the legal rights under the Indenture of any such holder; or

- to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

If the Trustee becomes a creditor of Paramount, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of

--------------------------------------------------------------------------------

DESCRIPTION OF DEBT SECURITIES
--------------------------------------------------------------------------------

Default occurs with respect to any series of outstanding debt securities and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of debt securities, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

RESIGNATION OF TRUSTEE

The Trustee may resign or be removed with respect to one or more series of debt securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee.

GOVERNING LAW

Our debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

CONSENT TO JURISDICTION AND SERVICE

Under the Indenture, we have irrevocably appointed Torys LLP, 237 Park Avenue, New York, New York 10017, as our authorized agent for service of process in any suit or proceeding arising out of or relating to the debt securities or the Indenture and for actions brought under U.S. federal or state securities laws in any U.S. federal or state court located in the Borough of Manhattan in The City of New York, New York, and we have irrevocably submitted to the non-exclusive jurisdiction of such courts.

ENFORCEABILITY OF JUDGMENTS

Since most of our assets, as well as the assets of a number of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on any debt securities, may not be collectible within the United States.

We have been advised by Macleod Dixon LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgements of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in the prospectus.

--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Certain income tax consequences

The applicable prospectus supplement will describe the material Canadian federal income tax consequences to an investor who is a non-resident of Canada of acquiring, owning and disposing of any debt securities offered thereunder, including whether the payments of principal (and premium, if any, and interest, if any) will be subject to Canadian non-resident withholding tax.

The applicable prospectus supplement will also describe the material
United States federal income tax consequences of the acquisition, ownership and disposition of any debt securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

Plan of distribution

We may sell debt securities to or through underwriters or dealers and also may sell debt securities directly to purchasers or through agents.

The distribution of debt securities of any series may be effected from time to time in one or more transactions:

-  at a fixed price or prices, which may be changed;

-  at market prices prevailing at the time of sale; or

- at prices related to such prevailing market prices to be negotiated with purchasers.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting commissions under the United States Securities Act of 1933, as amended (the "Securities Act").

The prospectus supplement relating to each series of debt securities will also set forth the terms of the offering of the debt securities, including to the extent applicable, the initial offering price, our proceeds from the offering, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to each series sold to or through underwriters will be named in the prospectus supplement relating to such series.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The debt securities offered by this prospectus have not been qualified for sale in any province or territory of Canada and may not be offered or sold in Canada except pursuant to exemptions from the prospectus requirements of Canadian securities laws.

--------------------------------------------------------------------------------

PLAN OF DISTRIBUTION
--------------------------------------------------------------------------------

Each series of debt securities will be a new issue of securities with no established trading market. Unless otherwise specified in a prospectus supplement relating to a series of debt securities, the debt securities will not be listed on any securities exchange or on any automated dealer quotation system. Certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market, if any, for the debt securities of any series.

Legal matters

Unless otherwise specified in the prospectus supplement relating to a series of debt securities, certain legal matters relating to Canadian law will be passed upon for us by Macleod Dixon LLP, Calgary, Alberta, Canada. Certain legal matters in connection with the offering relating to United States law will be passed upon for us by Torys LLP, New York, New York.

The partners and associates of Macleod Dixon LLP and Torys LLP as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

Experts

The audited consolidated financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the audit report of Ernst & Young LLP, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting. The audited operating statements relating to the oil and gas assets to be acquired by us included in this prospectus have been so included in reliance on the audit report of PricewaterhouseCoopers LLP, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting. Information relating to our reserves in our annual information form dated March 23, 2004 was evaluated by McDaniel & Associates Consultants Ltd. as independent qualified reserve evaluators. Information in our material change report dated June 4, 2004 relating to the reserves attributable to the oil and natural gas assets to be acquired by us under our proposed acquisition were evaluated by Sproule Associates Limited as independent reserve evaluators.

The principals of McDaniel & Associates Consultants Ltd. own beneficially, directly or indirectly, less than 1% of any class of our securities. The principals of Sproule Associates Limited own beneficially, directly or indirectly, less than 1% of any class of our securities.

Documents filed as part of the U.S. registration statement

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC's Form F-10:

- the documents listed in the third paragraph under "Where You Can Find More Information" in this prospectus;

-  the consents of accountants, petroleum engineers and counsel;

-  powers of attorney;

-  the form of trust indenture relating to the debt securities; and

-  the statement of eligibility of the trustee on Form T-1.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

ASSETS TO BE ACQUIRED

Note regarding financial statements for the assets to be
  acquired by Paramount.....................................       F-2

Auditors' report............................................       F-3

Schedule of revenues, royalties and operating expenses for
  the Kaybob Properties for the year ended December 31, 2003
and the three month period ended March 31, 2004.............       F-4

Auditors' report............................................       F-6

Schedule of revenues, royalties and operating expenses for
  the Fort Liard Properties for the year ended December 31,
2003 and the three month period ended March 31, 2004........       F-7

PRO FORMA PARAMOUNT

Compilation report..........................................       F-9

Comments for United States readers on differences between
  Canadian and United States reporting standards............      F-10

Pro forma consolidated balance sheet as of March 31, 2004
  and consolidated statements of earnings for the three
month period ended March 31, 2004 and the year ended
December 31, 2003...........................................      F-11

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE REGARDING FINANCIAL STATEMENTS
FOR THE ASSETS TO BE ACQUIRED BY PARAMOUNT

THE FOLLOWING FINANCIAL STATEMENTS HAVE BEEN PROVIDED TO US IN CONNECTION WITH OUR PROPOSED ACQUISITION FROM ENERPLUS RESOURCES FUND OF A PORTION OF THE ASSETS TO BE ACQUIRED BY ENERPLUS FROM CHEVRON CANADA RESOURCES, A GENERAL PARTNERSHIP. THESE FINANCIAL STATEMENTS REFLECT REVENUES, ROYALTIES AND OPERATING EXPENSES FOR THE OIL AND NATURAL GAS ASSETS TO BE SOLD BY CHEVRON.

We have agreed to purchase a majority of the oil and natural gas assets in the Kaybob area, which are also referred to in the financial statements included in this prospectus as the Kaybob properties. In order to extract from Chevron's schedule of revenues, royalties and operating expenses for the Kaybob properties the percentage interest of the assets to be acquired by us, approximately 61% to 68% can be applied against revenues, royalties and operating expenses. Chevron's schedule of revenues, royalties and operating expenses include fee income as revenue. Paramount's accounting policy is to include fee income as a reduction of operating expenses and the pro forma financial statements included in this prospectus have been adjusted accordingly.

We have agreed to purchase all of the oil and natural gas assets in the Fort Liard area, which are also referred to in the financial statements included in this prospectus as the Fort Liard properties. The Fort Liard properties include the properties to be acquired by us in the Northwest Territories and in northeast British Columbia. Chevron's schedule of revenues, royalties and operating expenses include fee income as revenue. Paramount's accounting policy is to include fee income as a reduction of operating expenses and the pro forma financial statements included in this prospectus have been adjusted accordingly.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

April 2, 2004

AUDITORS' REPORT

To the Management of
Chevron Canada Resources

At the request of Chevron Canada Resources, we have audited the schedule of revenues, royalties and operating expenses for the year ended December 31, 2003 for the Kaybob properties. This financial information is the responsibility of management. Our responsibility is to express an opinion on this financial information based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation.

In our opinion, the schedule of revenues, royalties and operating expenses presents fairly, in all material respects, the revenues, royalties and operating expenses for the Kaybob properties for the year ended December 31, 2003 in accordance with the basis of accounting disclosed in the notes.

"PRICEWATERHOUSECOOPERS LLP"

CHARTERED ACCOUNTANTS

Calgary, Alberta

--------------------------------------------------------------------------------

CHEVRON CANADA RESOURCES
--------------------------------------------------------------------------------

KAYBOB PROPERTIES

SCHEDULE OF REVENUES, ROYALTIES AND OPERATING EXPENSES

(IN THOUSANDS OF CANADIAN DOLLARS)

                                                                            THREE MONTHS ENDED
                                                             YEAR ENDED          MARCH 31,
                                                            DECEMBER 31,    -------------------
                                                                2003          2004       2003
-----------------------------------------------------------------------------------------------
                                                                                (UNAUDITED)
REVENUES..................................................     $162,391     $ 38,782   $ 52,435
ROYALTIES.................................................      (44,483)     (11,002)   (12,892)
                                                               --------     --------   --------
                                                                117,908       27,780     39,543
OPERATING EXPENSES........................................      (23,928)      (6,050)    (6,165)
                                                               --------     --------   --------
EXCESS OF REVENUE OVER OPERATING EXPENSES.................       93,980       21,730     33,378
                                                               ========     ========   ========

See accompanying notes to schedule of Revenues, Royalties, and Operating Expenses for the Properties.

--------------------------------------------------------------------------------

CHEVRON CANADA RESOURCES
--------------------------------------------------------------------------------

KAYBOB PROPERTIES

NOTES TO SCHEDULE OF REVENUES, ROYALTIES AND OPERATING EXPENSES

YEAR ENDED DECEMBER 31, 2003

1. BASIS OF PRESENTATION

The Schedule of Revenues, Royalties, and Operating Expenses includes the operating results relating to Chevron Canada Resource's interest in the following properties, which are collectively referred to as the Kaybob properties:

Kaybob Operated:                 Simonette (A pool and B pool), Karr, Bluesky, Fox Creek
                                 Viking, Kaybob North BHL Unit #1, Kaybob South BHL Unit #3

Kaybob Non operated:             Kaybob Notikewan Gas Unit, Kaybob North BHL Gas Plant #2,
                                 Triassic Unit, Kaybob South BHL Unit #1, Kaybob South BHL
                                 Unit #2, Simonette Suncor, West Kaybob Pinto, West Kaybob
                                 Musereau, West Kaybob Cecilia, West Kaybob Elmworth, West
                                 Kaybob Kakwa

GORR:                            Kaybob, West Kaybob and Simonette

The Schedule of Revenues, Royalties, and Operating Expenses includes only those revenues and operating expenses which are directly related to the properties and does not include any expenses related to exploration, development, general and administrative costs, interest, and income taxes or any provision for depletion, depreciation, amortization, site restoration and abandonment costs.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE (includes incidental fee income)

Revenue amounts are calculated by multiplying the sales volume by a deemed price realization for each product as defined below:

Crude and condensate:            Established posted prices less transportation and quality
                                 adjustments.

Gas:                             Either aggregator contract or average pool price across the entire marketing portfolio less transportation and related costs.

Natural Gas Liquids:             Established posted prices by component less transportation and fractionation costs.

OPERATING EXPENSES

Operating expenses include property and mineral taxes and licenses as well as all costs related to lifting, field gathering and transporting of products.

Excluded from operating expenses is own use fuel and Central Alberta Midstream gas processing costs. These costs do not necessarily reflect an industry rate.

ROYALTIES

Royalties are recorded at the time the product is produced. Royalties are calculated in accordance with the applicable regulations and / or the terms of individual royalty agreements.

--------------------------------------------------------------------------------

April 2, 2004

AUDITORS' REPORT

To the Management of
Chevron Canada Resources

At the request of Chevron Canada Resources, we have audited the schedule of revenues, royalties and operating expenses for the year ended December 31, 2003 for the Fort Liard properties. This financial information is the responsibility of management. Our responsibility is to express an opinion on this financial information based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation.

In our opinion, the schedule of revenues, royalties and operating expenses presents fairly, in all material respects, the revenues, royalties and operating expenses for the Fort Liard properties for the year ended December 31, 2003 in accordance with the basis of accounting disclosed in the notes.

"PRICEWATERHOUSECOOPERS LLP"

CHARTERED ACCOUNTANTS

Calgary, Alberta

--------------------------------------------------------------------------------

CHEVRON CANADA RESOURCES
--------------------------------------------------------------------------------

FORT LIARD PROPERTIES

SCHEDULE OF REVENUES, ROYALTIES AND OPERATING EXPENSES

(IN THOUSANDS OF CANADIAN DOLLARS)

                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED          MARCH 31,
                                                              DECEMBER 31,    -------------------
                                                                  2003          2004       2003
-------------------------------------------------------------------------------------------------
                                                                                  (UNAUDITED)
REVENUES....................................................     $34,851      $ 6,870    $ 9,438
ROYALTIES...................................................      (4,407)      (1,148)    (1,312)
                                                                 -------      -------    -------
                                                                  30,444        5,722      8,126
OPERATING EXPENSES..........................................      (8,347)      (1,801)    (2,187)
                                                                 -------      -------    -------
EXCESS OF REVENUE OVER OPERATING EXPENSES...................     $22,097      $ 3,921    $ 5,939
                                                                 =======      =======    =======

See accompanying notes to schedule of Revenues, Royalties, and Operating Expenses for the Properties.

--------------------------------------------------------------------------------

CHEVRON CANADA RESOURCES
--------------------------------------------------------------------------------

FORT LIARD PROPERTIES

NOTES TO SCHEDULE OF REVENUES, ROYALTIES AND OPERATING EXPENSES

YEAR ENDED DECEMBER 31, 2003

1. BASIS OF PRESENTATION

The Schedule of Revenues, Royalties, and Operating Expenses includes the operating results relating to Chevron Canada Resource's interest in the following properties, which are collectively referred to as the Fort Liard properties:

Operated:                        Fort Liard PL9

Non operated:                    Fort Liard PL11

The Schedule of Revenues, Royalties, and Operating Expenses includes only those revenues and operating expenses which are directly related to the properties and does not include any expenses related to exploration, development, general and administrative costs, interest, and income taxes or any provision for depletion, depreciation, amortization, site restoration and abandonment costs.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE (including incidental fee income)

Revenue amounts are calculated by multiplying the sales volume by a deemed price realization for the product as defined below:

Gas:                             either aggregator contract or average pool price across the entire marketing portfolio less transportation and related costs.

OPERATING EXPENSES

Operating expenses include property and mineral taxes and licenses as well as all costs related to lifting, field gathering and transportation, and processing of products. Own use fuel is excluded from operating expenses.

ROYALTIES

Royalties are recorded at the time the product is produced. Royalties are calculated in accordance with the applicable regulations and / or the terms of individual royalty agreements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPILATION REPORT
ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors of Paramount Resources Ltd.

We have read the accompanying unaudited pro forma consolidated balance sheet of Paramount Resources Ltd. ("the Company") as at March 31, 2004 and unaudited pro forma consolidated statements of earnings for the three months then ended and for the year ended December 31, 2003, and have performed the following procedures.

1. Compared the figures in the columns captioned "Paramount Resources Ltd." to the unaudited interim consolidated financial statements of the Company as at March 31, 2004 and for the three months then ended, and compared the figures in the column captioned "Paramount Resources Ltd. as Previously Reported" to the audited consolidated financial statements of the Company for the year ended December 31, 2003, as appropriate, and found them to be in agreement.

2. Compared the figures in the columns captioned "Proposed Acquisition" to the unaudited schedules of revenues, royalties and operating expenses for the Kaybob properties and to the schedules of revenues, royalties and operating expenses for the Fort Liard properties, for the three months ended
    March 31, 2004 or the audited schedules of revenues, royalties and operating expenses for the Kaybob properties and to the schedules of revenues, royalties and operating expenses for Fort Liard properties for the year ended December 31, 2003, as appropriate, adjusted for the individual working interest ownership percentage to be acquired by the Company, and found them to be in agreement.

3. Compared the figures in the columns captioned "Trust Transaction" to the Company's accounting records and found them to be in agreement.

4. Compared the figures in the column captioned "Effect of Recent Accounting Pronouncement" to the Company's accounting records and found them to be in agreement.

5. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

    (a) the basis for determination of the pro forma adjustments; and

    (b) whether the pro forma consolidated financial statements comply as to form in all material respects with the applicable regulatory requirements.

    The officials:

    (a) described to us the basis for determination of the pro forma adjustments; and

    (b) stated that the pro forma statements comply as to form in all material respects with the applicable regulatory requirements.

6. Read the notes to the unaudited pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

7. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Paramount Resources Ltd.", "Effect of Recent Accounting Pronouncement", "Proposed Acquisition" and "Trust Transaction" as at March 31, 2004 and for the three months then ended, and for the year ended December 31, 2003, as appropriate, and found the amounts in the columns captioned "Paramount Resources Ltd. Restated" and "Pro forma consolidated" to be arithmetically correct.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Calgary, Canada                                            /s/ ERNST & YOUNG LLP

June 17, 2004                                              Chartered Accountants

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN
CANADIAN AND UNITED STATES REPORTING STANDARDS

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. United States standards do not provide for the issuance of such a report on the compilation of pro forma financial statements. To report in conformity with United States standards on the pro forma adjustments and their application to the pro forma financial statements would require an examination or review which would be substantially greater in scope than the procedures contemplated in the compilation report. Consequently, under United States standards, we would be unable to issue such a compilation report on the accompanying unaudited pro forma consolidated financial statements.

Calgary, Canada                                            /s/ ERNST & YOUNG LLP

June 17, 2004                                              Chartered Accountants

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

PRO FORMA CONSOLIDATED BALANCE SHEET

(UNAUDITED) AS AT MARCH 31, 2004

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                      PARAMOUNT       PROPOSED                 PRO FORMA
                                                   RESOURCES LTD.    ACQUISITION     NOTE     CONSOLIDATED
----------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
Short-term investments...........................     $   17,652       $     --                $   17,652
Accounts receivable..............................         82,434             --                    82,434
Financial instruments............................          4,095             --                     4,095
Prepaid expenses.................................          2,298             --                     2,298
                                                      ----------       --------                ----------
                                                         106,479             --                   106,479
                                                      ----------       --------                ----------

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost...........      1,557,191        215,847    2(a)         1,773,038
Accumulated depletion and depreciation...........       (457,075)            --                  (457,075)
                                                      ----------       --------                ----------
                                                       1,100,116        215,847                 1,315,963
GOODWILL.........................................         31,621             --                    31,621
OTHER ASSETS.....................................          6,943          3,000    2(a)             9,943
                                                      ----------       --------                ----------
                                                      $1,245,159       $218,847                $1,464,006
                                                      ==========       ========                ==========

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities.........     $  128,672       $  3,000    2(a)        $  131,672
Financial instruments............................         14,300             --                    14,300
Current portion of long-term debt................          1,468             --                     1,468
                                                      ----------       --------                ----------
                                                         144,440          3,000                   147,440
                                                      ----------       --------                ----------
LONG-TERM DEBT...................................        344,930        189,000    2(a)           533,930
ASSET RETIREMENT OBLIGATIONS.....................         65,417         26,847    2(a)            92,264
FUTURE INCOME TAXES..............................        199,471                                  199,471
                                                      ----------       --------                ----------
                                                         609,818        215,847                   825,665
                                                      ----------       --------                ----------

SHAREHOLDERS' EQUITY
SHARE CAPITAL....................................        197,702             --                   197,702
CONTRIBUTED SURPLUS..............................          1,333             --                     1,333
RETAINED EARNINGS................................        291,866             --                   291,866
                                                      ----------       --------                ----------
                                                         490,901             --                   490,901
                                                      ----------       --------                ----------
                                                      $1,245,159       $218,847                $1,464,006
                                                      ==========       ========                ==========

See accompanying notes to the unaudited interim pro forma consolidated financial statements.

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

(UNAUDITED) FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2004

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                    PARAMOUNT       PROPOSED                  PRO FORMA
                                                 RESOURCES LTD.    ACQUISITION     NOTE      CONSOLIDATED
---------------------------------------------------------------------------------------------------------
REVENUE
Petroleum and natural gas sales................      $105,504        $30,435     2(a)(i)       $135,939
Loss on financial instruments..................        (6,462)            --                     (6,462)
Royalties (net of ARTC)........................       (20,935)        (7,789)    2(a)(i)        (28,724)
Other income...................................         1,072             --                      1,072
                                                     --------        -------                   --------
                                                       79,179         22,646                    101,825
                                                     --------        -------                   --------

EXPENSES
Operating......................................        18,487          5,397     2(a)(i)         23,884
Interest.......................................         4,338          2,473     2(a)(iv)         6,811
General and administrative.....................         5,840             --                      5,840
Lease rentals..................................         1,234             --                      1,234
Geological and geophysical.....................         3,992             --                      3,992
Dry hole costs.................................         3,015             --                      3,015
Gain on sales of property and equipment........          (445)            --                       (445)
Accretion of asset retirement obligations......         1,246            529     2(a)(ii)         1,775
Depletion and depreciation.....................        42,140         10,460     2(a)(iii)       52,600
Unrealized foreign exchange loss on US debt....         2,590             --                      2,590
                                                     --------        -------                   --------
                                                       82,437         18,859                    101,296
                                                     --------        -------                   --------
(LOSS) EARNINGS BEFORE TAXES...................        (3,258)         3,787                        529
                                                     --------        -------                   --------

INCOME AND OTHER TAXES
Large corporations tax and other...............           776             98     2(a)(v)            874
Future income tax (recovery) expense...........        (7,213)         1,922     2(a)(vi)        (5,291)
                                                     --------        -------                   --------
                                                       (6,437)         2,020                     (4,417)
                                                     --------        -------                   --------
NET EARNINGS FOR THE PERIOD....................      $  3,179        $ 1,767                   $  4,946
                                                     ========        =======                   ========

NET EARNINGS PER COMMON SHARE
Basic..........................................      $   0.05                                  $   0.08
Diluted........................................      $   0.05                                  $   0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 (THOUSANDS OF SHARES)
Basic..........................................        59,560                                    59,560
Diluted........................................        60,209                                    60,209

See accompanying notes to the unaudited pro forma consolidated financial statements.

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

(UNAUDITED) FOR THE YEAR ENDED DECEMBER 31, 2003

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  PARAMOUNT
                               RESOURCES LTD.    EFFECT OF RECENT     PARAMOUNT
                                AS PREVIOUSLY       ACCOUNTING      RESOURCES LTD.    PROPOSED                     TRUST
                                  REPORTED        PRONOUNCEMENT        RESTATED      ACQUISITION      NOTE      TRANSACTION
---------------------------------------------------------------------------------------------------------------------------
REVENUE
Petroleum and natural gas
 sales.......................      $434,059           $    --          $434,059        $139,181    2(a)(i)        $(33,725)
Commodity hedging loss.......       (53,204)               --           (53,204)             --                      5,341
Royalties (net of ARTC)......       (82,512)               --           (82,512)        (31,903)   2(a)(i)           2,217
Loss on sale of
 investments.................        (1,020)               --            (1,020)             --                         --
Other income.................         2,012                --             2,012              --                         --
                                   --------           -------          --------        --------                   --------
                                    299,335                --           299,335         107,278                    (26,167)
                                   --------           -------          --------        --------                   --------
EXPENSES
Operating....................        81,193                --            81,193          22,331    2(a)(i)          (5,158)
Interest.....................        19,917                --            19,917           9,893    2(a)(iv)         (2,586)
General and administrative...        19,898                --            19,898              --                       (255)
Bad debt expense.............         5,977                --             5,977              --                         --
Lease rentals................         3,574                --             3,574              --                         --
Geological and geophysical...         8,450                --             8,450              --                         --
Dry hole costs...............        36,600                --            36,600              --                         --
Loss on sales of property and
 equipment...................         3,660                --             3,660              --                         --
Provision for future site
 restoration and abandonment
 costs.......................         4,462              (418)            4,044           2,114    2(a)(ii)           (258)
Depletion and depreciation...       163,413             2,889           166,302          35,821    2(a)(iii)        (5,024)
Write down of petroleum and
 natural gas properties......        10,418                --            10,418              --                         --
Unrealized foreign exchange
 gain on US debt.............        (1,566)               --            (1,566)             --                         --
                                   --------           -------          --------        --------                   --------
                                    355,996             2,471           358,467          70,159                    (13,281)
                                   --------           -------          --------        --------                   --------
(LOSS) EARNINGS BEFORE
 TAXES.......................       (56,661)           (2,471)          (59,132)         37,119                    (12,886)
                                   --------           -------          --------        --------                   --------
INCOME AND OTHER TAXES
Large corporations tax and
 other.......................         2,875                --             2,875             467    2(a)(v)              --
Future income tax (recovery)
 expense.....................       (62,169)           (1,031)          (63,200)         16,058    2(a)(vi)         (4,293)
                                   --------           -------          --------        --------                   --------
                                    (59,294)           (1,031)          (60,325)         16,525                     (4,293)
                                   --------           -------          --------        --------                   --------
NET EARNINGS (LOSS) FOR THE
 YEAR........................      $  2,633           $(1,440)         $  1,193        $ 20,594                   $ (8,593)
                                   ========           =======          ========        ========                   ========
NET EARNINGS PER COMMON SHARE
Basic........................      $   0.04           $ (0.02)         $   0.02
Diluted......................      $   0.04           $ (0.02)         $   0.02
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
 (THOUSANDS OF SHARES)
Basic........................        60,098                              60,098
Diluted......................        60,472                              60,472


                                            PRO FORMA
                                 NOTE      CONSOLIDATED
-----------------------------  ------------------------
REVENUE
Petroleum and natural gas
 sales.......................  2(b)(iii)     $ 539,515
Commodity hedging loss.......  2(b)(vi)        (47,863)
Royalties (net of ARTC)......  2(b)(iii)      (112,198)
Loss on sale of
 investments.................                   (1,020)
Other income.................                    2,012
                                             ---------
                                               380,446
                                             ---------
EXPENSES
Operating....................  2(b)(iii)        98,366
Interest.....................  2(b)(i)          27,224
General and administrative...  2(b)(ii)         19,643
Bad debt expense.............                    5,977
Lease rentals................                    3,574
Geological and geophysical...                    8,450
Dry hole costs...............                   36,600
Loss on sales of property and
 equipment...................                    3,660
Provision for future site
 restoration and abandonment
 costs.......................  2(b)(iv)          5,900
Depletion and depreciation...  2(b)(iv)        197,099
Write down of petroleum and
 natural gas properties......                   10,418
Unrealized foreign exchange
 gain on US debt.............                   (1,566)
                                             ---------
                                               415,345
                                             ---------
(LOSS) EARNINGS BEFORE
 TAXES.......................                  (34,899)
                                             ---------
INCOME AND OTHER TAXES
Large corporations tax and
 other.......................                    3,342
Future income tax (recovery)
 expense.....................  2(b)(v)         (51,435)
                                             ---------
                                               (48,093)
                                             ---------
NET EARNINGS (LOSS) FOR THE
 YEAR........................                $  13,194
                                             =========
NET EARNINGS PER COMMON SHARE
Basic........................                $    0.22
Diluted......................                $    0.22
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
 (THOUSANDS OF SHARES)
Basic........................                   60,098
Diluted......................                   60,472

See accompanying notes to the unaudited pro forma consolidated financial statements.

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of earnings of Paramount Resources Ltd. ("Paramount" or the "Company") have been prepared for inclusion in this prospectus and US registration statement (collectively the "Prospectus") to reflect both the acquisition of certain oil and natural gas properties in Western Canada and Northwest Territories (the "Proposed Acquisition"), as described in note 2(a), and the disposition of assets to Paramount Energy Trust (the "Trust"), as described in note 2(b) (the "Trust Transaction").

The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of earnings have been prepared by management based upon information derived from the audited consolidated financial statements of Paramount for the year ended December 31, 2003, the unaudited consolidated financial statements of Paramount as at and for the three month period ended March 31, 2004, the unaudited schedules of revenues, royalties and operating expenses for the Kaybob properties and the unaudited schedules of revenues, royalties and operating expenses for the Fort Liard properties for the three months ended March 31, 2004, and the audited schedules of revenues, royalties and operating expenses for the Kaybob properties and the audited schedules of revenues, royalties and operating expenses for the Fort Liard properties for the year ended December 31, 2003. In the opinion of management of Paramount, the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of earnings have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and include all adjustments necessary for the fair presentation of the transactions described in notes 2 and 3. The unaudited pro forma consolidated statements of earnings for the three month period ended March 31, 2004 and the year ended December 31, 2003 give effect to the Proposed Acquisition and the Trust Transaction as if they had taken place on January 1, 2003. The unaudited pro forma consolidated balance sheet as at March 31, 2004 gives effect to the Proposed Acquisition as if it had taken place on March 31, 2004.

Accounting policies used in the preparation of the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of earnings are consistent with those used in the historical financial statements of Paramount except as described in note 3. Accordingly, they should be read in conjunction with Paramount's unaudited consolidated financial statements as at and for the three months ended March 31, 2004 and its audited consolidated financial statements as at and for the year ended December 31, 2003.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of earnings may not be indicative of the results of the operations that would have occurred if the events reflected therein had been in effect on the dates indicated or of the results that may be obtained in the future.

2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

(a) PROPOSED ACQUISITION

On May 25, 2004, Paramount announced that it had entered into an agreement to complete the Proposed Acquisition for $189 million, subject to adjustments. The acquisition is expected to be completed on or about June 30, 2004. The Company has arranged for a $180 million non-revolving

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

bridge financing with a Canadian chartered bank. The bridge financing and the Company's existing credit facility will be used to finance the Proposed Acquisition of $189 million. $3.0 million of financing charges related to the bridge financing have been capitalized to other assets and will be amortized over 5 years.

The following table summarizes the estimated fair value of the net assets acquired:

Property, plant, and equipment...........................  $215,847
Less: Asset retirement obligation........................    26,847
                                                           --------
                                                           $189,000
                                                           ========

The unaudited pro forma consolidated statements of earnings for the three months ended March 31, 2004 and the year ended December 31, 2003, give effect to the Proposed Acquisition and take into account the following adjustments:

 (i) Revenues, royalties and operating expenses that relate to the oil and natural gas properties being acquired have been added for the three month period ended March 31, 2004 and the year ended December 31, 2003. These amounts have been determined by applying the working interest being acquired by the Company in the Proposed Acquisition to the relevant schedules of revenue, royalties and operating expenses for the Kaybob and Fort Liard properties prepared by Chevron Canada Limited and Chevron Canada Reserves as follows:

    THREE MONTHS ENDED MARCH 31, 2004
    (in thousands of dollars)

                                                                                            PARAMOUNT'S
                                        CHEVRON    PARAMOUNT'S                              NET SHARE OF
                                         KAYBOB    NET SHARE OF    CHEVRON     FEE INCOME    KAYBOB AND
                                        (GROSS)       KAYBOB      FORT LIARD    RECLASS      FORT LIARD
    ----------------------------------------------------------------------------------------------------
    Revenues..........................  $ 38,782     $24,285        $ 6,870     $  (720)      $30,435
    Royalties.........................   (11,002)     (6,641)        (1,148)                   (7,789)
                                        --------     -------        -------     -------       -------
                                          27,780      17,644          5,722        (720)       22,646
    Operating expenses................    (6,050)     (4,316)        (1,801)        720        (5,397)
                                        --------     -------        -------     -------       -------
    Excess of revenues over operating
     expenses.........................  $ 21,730     $13,328        $ 3,921     $    --       $17,249
                                        ========     =======        =======     =======       =======

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

    YEAR ENDED DECEMBER 31, 2003
    (in thousands of dollars)

                                                                                            PARAMOUNT'S
                                        CHEVRON    PARAMOUNT'S                              NET SHARE OF
                                        KAYBOB     NET SHARE OF    CHEVRON     FEE INCOME    KAYBOB AND
                                        (GROSS)       KAYBOB      FORT LIARD    RECLASS      FORT LIARD
    ----------------------------------------------------------------------------------------------------
    Revenues.........................  $162,391      $106,914       $34,851     $(2,584)      $139,181
    Royalties........................   (44,483)      (27,496)       (4,407)                   (31,903)
                                       --------      --------       -------     -------       --------
                                        117,908        79,418        30,444      (2,584)       107,278
    Operating expenses...............   (23,928)      (16,568)       (8,347)      2,584        (22,331)
                                       --------      --------       -------     -------       --------
    Excess of revenues over operating
     expenses........................  $ 93,980      $ 62,850       $22,097     $    --       $ 84,947
                                       ========      ========       =======     =======       ========

 (ii) Asset retirement obligations assumed as a result of the Proposed Acquisition, have resulted in accretion of asset retirement obligations increasing by $0.5 million and $2.1 million for the three month period ended March 31, 2004 and the year ended December 31, 2003, respectively.

(iii) For the three months ended March 31, 2004 and the year ended December 31, 2003, depletion and depreciation expense has been increased by $10.5 million and $35.8 million, respectively, to reflect the pro forma increase in the carrying value of property, plant and equipment of $215.8 million as a result of the Proposed Acquisition.

 (iv) Interest expense has been increased by $2.5 million and $9.9 million for the three month period ended March 31, 2004 and the year ended
      December 31, 2003, respectively, as a result of the interest on $189 million increase in Paramount's debt to fund the Proposed Acquisition and amortization of $3.0 million of other assets. Interest has been recorded at 5.0% per annum on the $180 million bridge financing and 3.25% per annum on the $9 million increase in the Company's existing credit facility.

 (v) Large corporations tax has been increased by $0.1 million and $0.5 million for the three month period ended March 31, 2004 and the year ended
     December 31, 2003, respectively, as a result of the increase in Paramount's long-term debt.

 (vi) Future income tax recovery has decreased by $1.9 million and $16.1 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively, to reflect the tax effect of the pro forma adjustments described above.

(b)TRUST TRANSACTION

During 2003, Paramount completed the formation and restructuring of the Trust through the following transactions:

- On February 3, 2003, Paramount transferred to the Trust natural gas properties in the Legend area of Northeast Alberta for net proceeds of $28 million and 9,907,767 units of the Trust.

- On February 3, 2003, Paramount declared a dividend-in-kind of $51 million, consisting of an aggregate of 9,907,767 units of the Trust. The dividend was paid to all holders of Paramount common shares of record on the close of business on February 11, 2003. The dividend was declared after the Trust received all regulatory clearances with respect to its final prospectus and registration statement in the United States. The final prospectus and registration statement qualified and registered (i) the Dividend Trust Units,
   (ii) rights to purchase further Trust Units, and (iii) the Trust Units issuable upon exercise of the Rights.

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

- On March 11, 2003, in conjunction with the closing of a rights offering by the Trust, Paramount disposed of additional natural gas properties in Northeast Alberta to Paramount Operating Trust for net proceeds of $167 million.

The unaudited pro forma consolidated statement of earnings for the year ended December 31, 2003 gives effect to the Trust Transaction and takes into account the following adjustments:

 (i) Decrease in interest expense of $2.6 million due to the assumed reduction in Paramount's debt of $250 million resulting from the cash consideration received. Interest has been recorded at 11.5% per annum on Paramount's bridge facility of $61.9 million and 6% per annum on the decrease in Paramount's production facility of $188.1 million.

 (ii) General and administrative expenses have been decreased by $0.3 million as a result of the disposition of assets to the Trust. General and administrative expenses were allocated to the Trust based on the proportion of Paramount employees that were associated with the Trust assets.

(iii) Revenues, royalties and operating expenses that related specifically to the Trust assets have been removed as follows:

                                                                      YEAR ENDED
                                                                   DECEMBER 31, 2003
                                                                  -------------------
    Petroleum and natural gas sales.............................        $33,725
    Royalties (net of ARTC).....................................        $ 2,217
    Operating expenses..........................................        $ 5,158

 (iv) The provisions for depletion and depreciation, and accretion of asset retirement obligations for the year ended December 31, 2003 have been reduced by $5.0 million and $0.3 million, respectively, due to lower production levels as a result of the disposition of the Trust assets. The reduction was determined based on proportionate oil and gas production levels of the Trust assets as compared to the remainder of Paramount's oil and gas assets.

 (v) Future income tax has been adjusted to account for the Trust transaction. For the year ended December 31, 2003, the increase in future income tax recovery was $4.3 million and the reduction in large corporations tax and other tax expense was $nil.

 (vi) Commodity hedging losses have been allocated to the Trust based on proportionate oil and gas revenues for the Trust assets as compared to oil and gas revenues for the remainder of Paramount's assets. For the year ended December 31, 2003, the commodity hedging losses allocated to the Trust were $5.3 million.

3. EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2004, Paramount retroactively adopted, with restatement, the Canadian Institute of Chartered Accountants, ("CICA") recommendations on Asset Retirement Obligations, which requires liability recognition for fair value of retirement obligations associated with long-lived assets. As a result of the retroactive adoption of this recommendation, the following adjustments have been applied to Paramount's unaudited pro forma consolidated statement of earnings for the years ended December 31, 2003 and 2002: Paramount's accretion of asset retirement obligations has decreased by $0.4 million and $1.1 million, respectively; depletion and depreciation has increased by $2.9 million and $4.6 million, respectively; and future income tax recovery has increased by $1.0 million and $2.4 million, respectively.

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

4. RECONCILIATION OF PRO FORMA FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The application of United States generally accepted accounting principles ("US GAAP") would have the following effects on Paramount's unaudited pro forma consolidated net earnings:

                                                                THREE MONTH
                                                               PERIOD ENDING        YEAR ENDED
                                                              MARCH 31, 2004    DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------
Pro forma net earnings for the period.......................       $4,946            $13,194
Adjustments, net of tax
Forward foreign exchange contracts and other financial
 instruments (a)............................................           --              3,411
Impairments and related change in depletion and depreciation
 (c)........................................................        1,088              6,762
Short-term investments (d)..................................          112                428
General and administrative (f)..............................         (101)             1,049
Earnings from discontinued operations (g)...................           --             (8,593)
Earnings before discontinued operations and change in
 accounting policy for the period--US GAAP..................       $6,045            $16,251
                                                                   ------            -------
Earnings from discontinued operations (g)...................           --              8,593
Change in accounting policy--asset retirement obligations
 (h)........................................................           --             (4,127)
                                                                   ------            -------
Net earnings for the period--US GAAP........................       $6,045            $20,717
                                                                   ======            =======

Net earnings before discontinued operations and change in
 accounting policy per common share--US GAAP
  Basic.....................................................       $ 0.10            $  0.27
  Diluted...................................................       $ 0.10            $  0.27

Net earnings per common share--US GAAP
  Basic.....................................................       $ 0.10            $  0.34
  Diluted...................................................       $ 0.10            $  0.34

The application of US GAAP would have the following effect on the unaudited pro forma consolidated balance sheet at March 31, 2004:

                                                              CANADIAN GAAP     US GAAP
-----------------------------------------------------------------------------------------
Short-term investments (d)..................................   $   17,652     $   18,552
Property, plant and equipment (c)...........................    1,315,963      1,213,063

LIABILITIES
Financial instruments (a)...................................       14,300         12,632
Future income taxes (c)(d)(f)...............................      199,471        161,338

SHAREHOLDER'S EQUITY
Contributed surplus (f).....................................           --            101
Retained earnings(c)(d)(f)..................................   $  291,866     $  230,273

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

(a) FORWARD FOREIGN EXCHANGE CONTRACTS AND OTHER FINANCIAL INSTRUMENTS

Prior to January 1, 2004, Paramount had designated, for Canadian GAAP purposes, its derivative financial instruments as hedges of anticipated revenue and expenses. In accordance with Canadian GAAP, payments or receipts on these contracts were recognized in income concurrently with the hedged transaction. Accordingly, the fair value of contracts deemed to be hedges was not previously reflected in the statements of earnings. As disclosed in Note 2 of the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2004, effective January 1, 2004, the Company has elected not to designate any of its financial instruments as hedges for Canadian GAAP purposes thus eliminating a US GAAP/Canadian GAAP difference in future periods.

For US purposes, the Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities. With the adoption of this standard, all derivative instruments are recognized on the consolidated balance sheet at fair value. The statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Management has not designated any of the currently held financial instruments as hedges for US GAAP purposes and accordingly, these derivatives have been recognized on the pro forma consolidated balance sheet at fair value with the change in their fair value recognized in earnings.

Under US GAAP for the three month period ending March 31, 2004, the deferred financial instrument asset of $3.3 million and the deferred financial instrument liability of $1.8 million described in note 2 of the unaudited interim consolidated financial statements as at March 31, 2004 and for the three months then ended would not be recorded for US GAAP purposes. For the year ended December 31, 2003, additional income of $5.7 million (net of tax--$3.4 million) would have been recorded for US GAAP purposes.

(b) FUTURE INCOME TAXES

The Canadian liability method of accounting for income taxes is similar to the provisions of US SFAS No. 109 "Accounting for Income Taxes", which requires the recognition of future tax assets and liabilities for the expected future tax consequences of events that have been recognized in Paramount's pro forma financial statements or tax returns. Pursuant to US GAAP, enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted rates. For the three month period ending March 31, 2004 and the year ended December 31, 2003, this difference did not impact Paramount's financial position or results of operations.

(c) IMPAIRMENTS

Under both US and Canadian GAAP, property, plant and equipment must be assessed for potential impairments. Under US GAAP, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, then an impairment loss (the amount by which the carrying amount of the asset exceeds the fair value of the asset) should be recognized. Fair value is calculated as the present value of estimated expected future cash flows. Prior to January 1, 2004, under Canadian GAAP, the impairment loss was the difference between the carrying value of the asset and its net recoverable amount (undiscounted). Effective January 1, 2004, the CICA implemented a new pronouncement on impairment of long-lived assets which eliminated this US/Canadian GAAP difference going forward. For the three month period ending March 31, 2004, and the year ended

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

December 31, 2003, no impairment charge would be recorded and a reduction in depletion and depreciation expense of $1.8 million (net of tax--$1.1 million) and $11.3 million (net of tax--$6.8 million), respectively, would be recorded due to impairment charges recorded in fiscal 2002 and 2001 under US GAAP. The resulting differences in recorded carrying values of impaired assets result in further differences in depletion and depreciation expense in subsequent periods.

(d) SHORT-TERM INVESTMENTS

Under US GAAP, equity securities that are bought and sold in the short-term are classified as trading securities. Unrealized holding gains and losses related to trading securities are included in earnings as incurred. Under Canadian GAAP, these gains and losses are not recognized in earnings until the security is sold. As at March 31, 2004 and December 31, 2003, the Company had unrealized holding gains of $0.9 million (net of tax--$0.5 million) and $0.7 million (net of tax--$0.4 million), respectively. The net increase of $0.2 million (net of tax--$0.1 million) has been recorded for US GAAP purposes for the three months ended March 31, 2004.

(e) OTHER COMPREHENSIVE INCOME

Under US GAAP, certain items such as the unrealized gain or loss on derivative instrument contracts designated and effective as cash flow hedges are included in other comprehensive income. In these unaudited pro forma consolidated financial statements, there are no comprehensive income items other than net earnings.

(f) STOCK-BASED COMPENSATION

The Company has granted stock options to selected employees, directors and officers. For US GAAP purposes, SFAS 123, "Accounting for Stock-Based Compensation", requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation cost.

The following table summarizes the pro forma effect on earnings had the Company recorded the fair value of options granted:

                                                                THREE MONTH
                                                               PERIOD ENDING        YEAR ENDED
                                                              MARCH 31, 2004    DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------
Net earnings for the period--US GAAP........................       $6,045            $20,717
Stock-based compensation determined under the fair value
 based method for all awards, net of related tax effects....          101             (1,049)
                                                                   ------            -------
Pro forma net earnings--US GAAP.............................       $6,146            $19,668
                                                                   ======            =======

Net earnings per common share
Basic
  As reported...............................................       $ 0.10            $  0.34
  Pro forma.................................................       $ 0.10            $  0.33
Diluted
  As reported...............................................       $ 0.10            $  0.34
  Pro forma.................................................       $ 0.10            $  0.33

--------------------------------------------------------------------------------

PARAMOUNT RESOURCES LTD.
--------------------------------------------------------------------------------

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

(ALL TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF DOLLARS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

Under APB Opinion 25, the re-pricing of outstanding stock options under a fixed price stock option plan results in these options being accounted for as variable price options from the date of the modification until they are exercised, forfeited or expire. For the three months ended March 31, 2004, an additional $0.7 million (year ended December 31, 2003--$0.2 million) would have been recorded as general and administrative expense related to the re-pricing of outstanding stock options and for the three months ended March 31, 2004, $0.6 million (year ended December 31, 2003--$1.2 million) of general and administrative expenses related to stock options under Canadian GAAP would be reversed as the Company has chosen not to account for its options using the fair value method under SFAS 123.

(g) DISCONTINUED OPERATIONS

Under US GAAP, the Trust Transaction as described in note 2(b) would be accounted for as discontinued operations as the applicable criteria set out in SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" had been met. Accordingly, net earnings from discontinued operations would have totalled $nil for the three months ended March 31, 2004 and $12.9 million (net of tax--$8.6 million), or $0.14 per basic and diluted common share for the year ended December 31, 2003.

(h) ASSET RETIREMENT OBLIGATIONS

The Company has retroactively adopted, with restatement, the CICA recommendations on Asset Retirement Obligations, see note 2 of the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2004. For US GAAP purposes, the Company has adopted SFAS No. 143, Accounting for Asset Retirement Obligations effective January 1, 2003. For US GAAP, the cumulative impact upon adoption of SFAS No. 143 for the year ended December 31, 2003, is a $6.8 million (net of tax--$4.1 million) charge to earnings or $0.07 per basic and diluted common share. For Canadian GAAP purposes, upon adoption on January 1, 2004, the retroactive effect of this pronouncement on prior years was reflected in opening retained earnings for the earliest period presented.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                U.S.$125,000,000

                                     [LOGO]

                             % Senior Notes Due 2014

                                 --------------

                             PROSPECTUS SUPPLEMENT
                                           , 2004

                               -----------------

                          UBS Investment Bank
                             Harris Nesbitt

                            ------------------------

                               CIBC World Markets
                                 Scotia Capital

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the BUSINESS CORPORATIONS ACT (Alberta) (the "ABCA"), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful. Such indemnification may be in respect of an action by or on behalf of the Registrant or such body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, only with court approval. A director or officer is entitled to indemnification from the Registrant pursuant to the ABCA if he was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that, except in respect of an action by or on behalf of the Registrant or such body corporate to procure a judgment in its favor, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if he acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Registrant has indemnity agreements with, and has directors' and officers' liability insurance for the benefit of, each of its directors and officers. The terms and conditions of such agreements are consistent with the provisions of the ABCA and the Registrant's by-laws and the terms and conditions of such insurance are standard for the Registrant's industry.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

--------------------------------------------------------------------------------

                                    EXHIBITS

EXHIBIT                 DESCRIPTION
------------------------------------------------------------------------------------
         4.1            Annual Information Form dated March 23, 2004 (incorporated by reference to the registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003).

         4.2            Management's Discussion and Analysis for the year ended
                        December 31, 2003 (incorporated by reference to the
                        registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003).

         4.3            Audited comparative consolidated financial statements for
                        the year ended December 31, 2003, including the auditors'
                        report thereon (incorporated by reference to the
                        registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003).

         4.4            Management proxy circular dated March 23, 2004 relating to the annual and special meeting of shareholders to be held on
                        June 2, 2004 (excluding those portions under the headings
                        "Report on Executive Compensation and Compensation
                        Committee", "Stock Performance Graph" and "Corporate
                        Governance Committee Report" and excluding Appendix A)
                        (incorporated by reference to the registrant's Form 6-K
                        furnished to the SEC on June 1, 2004).

         4.5 Unaudited comparative interim consolidated financial statements for the three month period ended March 31, 2004 and the accompanying management's discussion and analysis
                        (incorporated by reference to the registrant's Form 6-K furnished to the SEC on May 13, 2004).

         4.6 Material change report dated June 4, 2004 relating to the proposed acquisition of certain oil and gas assets in western Canada (incorporated by reference to the registrant's Form 6-K furnished to the SEC on June 7, 2004).

         4.7 U.S. GAAP reconciliation for the year ended December 31, 2003 and the three month period ended March 31, 2004
                        (incorporated by reference to the registrant's Form 6-K furnished to the SEC on June 17, 2004).

         5.1            Consent of Ernst & Young LLP.

         5.2            Consent of PricewaterhouseCoopers LLP.

         5.3+           Consent of Macleod Dixon LLP.

         5.4+           Consent of Torys LLP.

         5.5+           Consent of McDaniel & Associates Consultants Ltd.

         5.6+           Consent of Sproule Associates Limited.

         6.1+           Powers of Attorney.

         7.1            Form of Indenture between Paramount Resources Ltd. and Bank of Nova Scotia Trust Company of New York, as Trustee.

         7.2            Statement of Eligibility of Trustee on Form T-1.

------------

+  Previously filed.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS.

The Registrant has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

--------------------------------------------------------------------------------
                                                                           III-1

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 17th day of June, 2004.

                                          PARAMOUNT RESOURCES LTD.

                                          By:   /s/ CLAYTON H. RIDDELL
                                             -----------------------------------
                                              Name: Clayton H. Riddell
                                             Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on June 17, 2004:

SIGNATURE                                                                  TITLE
-----------------------------------------------------------------------------------------------------
               /s/ CLAYTON H. RIDDELL                  Chairman of the Board and
     -------------------------------------------       Chief Executive Officer
                 Clayton H. Riddell                    (Principal Executive Officer)

               /s/ JAMES H. T. RIDDELL
     -------------------------------------------       President and Chief Operating Officer
                 James H. T. Riddell

                 /s/ BERNARD K. LEE
     -------------------------------------------       Chief Financial Officer
                   Bernard K. Lee                      (Principal Financial Officer)

                 /s/ AARON THOMPSON
     -------------------------------------------       Controller
                   Aaron Thompson                      (Principal Accounting Officer)

                  /s/ J. C. GORMAN
     -------------------------------------------       Director
                    J. C. Gorman

                    /s/ D. JUNGE
     -------------------------------------------       Director
                      D. Junge

--------------------------------------------------------------------------------
III-2

SIGNATURE                                                                  TITLE
-----------------------------------------------------------------------------------------------------
                   /s/ D. M. KNOTT
     -------------------------------------------       Director
                     D. M. Knott

              /s/ W. B. MACINNES, Q.C.
     -------------------------------------------       Director
                W. B. MacInnes, Q.C.

                /s/ V. S. A. RIDDELL
     -------------------------------------------       Director
                  V. S. A. Riddell

              /s/ SUSAN L. RIDDELL ROSE
     -------------------------------------------       Director
                Susan L. Riddell Rose

                    /s/ J. B. ROY
     -------------------------------------------       Director
                      J. B. Roy

                  /s/ A. S. THOMSON
     -------------------------------------------       Director
                    A.S. Thomson

                   /s/ B. M. WYLIE
     -------------------------------------------       Director
                     B. M. Wylie

--------------------------------------------------------------------------------
                                                                           III-3

                           AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on June 17, 2004.

                                          SUMMIT RESOURCES, INC.

                                          By:   /s/ CHARLES E. MORIN
                                             -----------------------------------
                                              Name: Charles E. Morin
                                             Title: Secretary

--------------------------------------------------------------------------------
III-4

                                 EXHIBIT INDEX

EXHIBIT                 DESCRIPTION
------------------------------------------------------------------------------------
         4.1            Annual Information Form dated March 23, 2004 (incorporated by reference to the registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003).

         4.2            Management's Discussion and Analysis for the year ended
                        December 31, 2003 (incorporated by reference to the
                        registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003).

         4.3            Audited comparative consolidated financial statements for
                        the year ended December 31, 2003, including the auditors'
                        report thereon (incorporated by reference to the
                        registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2003).

         4.4            Management proxy circular dated March 23, 2004 relating to the annual and special meeting of shareholders to be held on
                        June 2, 2004 (excluding those portions under the headings
                        "Report on Executive Compensation and Compensation
                        Committee", "Stock Performance Graph" and "Corporate
                        Governance Committee Report" and excluding Appendix A)
                        (incorporated by reference to the registrant's Form 6-K
                        furnished to the SEC on June 1, 2004).

         4.5 Unaudited comparative interim consolidated financial statements for the three month period ended March 31, 2004 and the accompanying management's discussion and analysis
                        (incorporated by reference to the registrant's Form 6-K furnished to the SEC on May 13, 2004).

         4.6 Material change report dated June 4, 2004 relating to the proposed acquisition of certain oil and gas assets in western Canada (incorporated by reference to the registrant's Form 6-K furnished to the SEC on June 7, 2004).

         4.7 U.S. GAAP reconciliation for the year ended December 31, 2003 and the three month period ended March 31, 2004
                        (incorporated by reference to the registrant's Form 6-K furnished to the SEC on June 17, 2004).

         5.1            Consent of Ernst & Young LLP.

         5.2            Consent of PricewaterhouseCoopers LLP.

         5.3+           Consent of Macleod Dixon LLP.

         5.4+           Consent of Torys LLP.

         5.5+           Consent of McDaniel & Associates Consultants Ltd.

         5.6+           Consent of Sproule Associates Limited.

         6.1+           Powers of Attorney.

         7.1            Form of Indenture between Paramount Resources Ltd. and Bank of Nova Scotia Trust Company of New York, as Trustee.

         7.2            Statement of Eligibility of Trustee on Form T-1.

------------

+  Previously filed.